UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☐	Soliciting Material under §240.14a-12

Peoples Bancorp Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Peoples Bancorp Inc. • 138 Putnam Street • P.O. Box 738
Marietta, OH 45750-0738
Telephone: (740) 374-6136
www.peoplesbancorp.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PEOPLES BANCORP INC.
Marietta, Ohio
March 19, 2013
Dear Fellow Shareholders:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Peoples Bancorp Inc. (“Peoples”) will be held at 10:00 a.m., Eastern Daylight Saving Time, on Thursday, April 25, 2013, in the Ball Room of the Lafayette Hotel, 101 Front Street in Marietta, Ohio (Interstate 77, Ohio exit 1), for the following purposes:

1.	To elect the following directors for terms of three years each:
	Nominee		Term Will Expire In
	David L. Mead	(for re-election)	2016
	Susan D. Rector	(for re-election)	2016
	Thomas J. Wolf	(for re-election)	2016

2.	To consider and vote upon a non-binding advisory resolution to approve the compensation of Peoples' named executive officers as disclosed in the accompanying proxy statement for the Annual Meeting;

3.	To consider and vote upon a proposal to approve the Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan;

4.	To consider and vote upon a proposal to ratify the appointment of Ernst & Young LLP as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5.	To transact any other business that properly comes before the Annual Meeting. Peoples' Board of Directors (the “Board”) is not aware of any other business to come before the Annual Meeting.
If you were a holder of record of common shares of Peoples at the close of business on February 28, 2013, you will be entitled to vote in person or by proxy at the Annual Meeting.
You are cordially invited to attend the Annual Meeting. Your vote is important, regardless of the number of common shares you own. Whether or not you plan to attend the Annual Meeting in person, it is important that your common shares be represented. Please complete, sign, date and return your proxy card in the postage-paid envelope provided as promptly as possible. Alternatively, refer to the instructions on the proxy card for details about transmitting your voting instructions electronically via the Internet or by telephone. Returning the proxy card or transmitting your voting instructions electronically does not deprive you of the right to attend the Annual Meeting and to vote your common shares in person in the manner described in the accompanying proxy statement.
Peoples' 2012 Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the fiscal year ended December 31, 2012, accompanies this notice and the proxy statement for the Annual Meeting.

By Order of the Board,

M. Ryan Kirkham
Corporate Secretary

To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at 740-374-6136.

PEOPLES BANCORP INC.
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 25, 2013

PEOPLES BANCORP INC.
138 Putnam Street
P.O. Box 738
Marietta, Ohio 45750-0738
(740) 374-6136
www.peoplesbancorp.com

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 25, 2013
GENERAL INFORMATION
We are sending this proxy statement and the accompanying proxy card to you as a shareholder of Peoples Bancorp Inc. (“Peoples”) because the Peoples Board of Directors (the “Board”) is soliciting your proxy to vote at the Annual Meeting of Shareholders, to be held on Thursday, April 25, 2013, at 10:00 a.m., Eastern Daylight Saving Time (the “Annual Meeting”). The Annual Meeting will be held in the Ball Room of the Lafayette Hotel, 101 Front Street in Marietta, Ohio (Interstate 77, Ohio exit 1). This proxy statement summarizes the information that you will need in order to vote.
Peoples has two wholly-owned subsidiaries: Peoples Bank, National Association (“Peoples Bank”) and Peoples Investment Company. Peoples Bank's operating subsidiaries include an insurance agency subsidiary, Peoples Insurance Agency, LLC, and an asset management subsidiary, PBNA, L.L.C. Peoples Investment Company also owns a capital management subsidiary, Peoples Capital Corporation. In 2003, Peoples established Peoples Bancorp Foundation, Inc. as an independent charitable foundation to provide financial assistance and grants to local organizations within Peoples' market area.
Mailing
We mailed this proxy statement and the accompanying proxy card on or about March 19, 2013, to all shareholders entitled to vote their common shares at the Annual Meeting. Other than the common shares, there are no voting securities of Peoples outstanding. We also sent with this proxy statement, Peoples' 2012 Annual Report to Shareholders, which includes the Annual Report on Form 10‑K for the fiscal year ended December 31, 2012 (the “2012 Annual Report”). Additional copies of the 2012 Annual Report may be obtained, without charge, by sending a written request to: M. Ryan Kirkham, Corporate Secretary, Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738. A copy of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2012, can be obtained through the “SEC Filings - Documents” section of the “Investor Relations” page of Peoples' website at www.peoplesbancorp.com and is also on file with the Securities and Exchange Commission (the “SEC”) and available on the SEC's website at www.sec.gov.
SHAREHOLDER PROPOSALS
FOR 2014 ANNUAL MEETING
Proposals by shareholders intended to be presented at the 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”) must be received by the Corporate Secretary of Peoples no later than November 18, 2013, to be eligible for inclusion in Peoples' proxy, notice of meeting, proxy statement and Notice of Internet Availability of Proxy Materials relating to the 2014 Annual Meeting. Peoples will not be required to include in its proxy, notice of meeting, proxy statement or Notice of Internet Availability of Proxy Materials, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by the applicable SEC rules.
The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board. If a shareholder intends to present a proposal at the 2014 Annual Meeting without inclusion of that proposal in Peoples' proxy materials, and does not notify the Corporate Secretary of Peoples of the proposal by February 1, 2014, or if Peoples meets other requirements of the applicable SEC rules, the proxies solicited by the Board for use at the 2014 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2014 Annual Meeting.
In each case, written notice must be given to Peoples' Corporate Secretary, at the following address: Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738, Attention: Corporate Secretary.
Shareholders desiring to nominate candidates for election as directors at the 2014 Annual Meeting must follow the procedures described in the section captioned “NOMINATING PROCEDURES.”

VOTING INFORMATION
Who can vote at the Annual Meeting?
Only holders of common shares of record at the close of business on February 28, 2013, are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on February 28, 2013, there were 10,800,607 common shares outstanding and entitled to vote. Other than the common shares, there are no voting securities of Peoples outstanding.
Each common share entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. There is no cumulative voting with respect to the election of directors.
How do I vote?
Your common shares may be voted by one of the following methods:

•	by traditional paper proxy card;

•	by submitting voting instructions via the Web site identified on your proxy card;

•	by submitting voting instructions by telephone; or

•	in person at the Annual Meeting.
Submitting Voting Instructions via the Internet or by Telephone. If you are a shareholder of record (that is, if your common shares are registered with Peoples in your own name), you may submit voting instructions via the Internet or by telephone, by following the instructions stated on your proxy card. If your common shares are registered in the name of a broker, a financial institution or another nominee (i.e., you hold your common shares in “street name”), your nominee may be participating in a program that allows you to submit voting instructions via the Internet or by telephone. If so, the voting form your nominee sent you will provide instructions for submitting your voting instructions via the Internet or by telephone. The last-dated proxy or voting instructions you submit (by any means) will supersede any previously submitted proxies and voting instructions. Also, if you submit voting instructions via the Internet or by telephone and later decide to attend the Annual Meeting, you may revoke your previously submitted voting instructions and vote in person at the Annual Meeting.
The deadline for submitting voting instructions via the Internet or by telephone as a shareholder of record is 11:59 p.m., Central Daylight Saving Time, on April 24, 2013. For shareholders whose common shares are registered in the name of a broker, a financial institution or another nominee, please consult the instructions provided by your nominee for information about the deadline for submitting voting instructions via the Internet or by telephone.
Voting in Person. If you attend the Annual Meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.
If you hold your common shares in “street name” through a broker, a financial institution or another nominee, then that nominee is considered the shareholder of record for voting purposes and will give you instructions for voting your common shares. As a beneficial owner, you have the right to direct that nominee how to vote the common shares held in your account. Your nominee may only vote the common shares of Peoples that your nominee holds for you in accordance with your instructions. If you have instructed a broker, a financial institution or another nominee to vote your common shares, the above-described options for revoking your proxy do not apply and instead you must follow the instructions provided by your nominee to change your vote.
If you hold your common shares in “street name” and wish to attend the Annual Meeting and vote in person, you must bring an account statement or letter from your broker, financial institution or other nominee authorizing you to vote on behalf of such nominee. The account statement or letter must show that you were the direct or indirect beneficial owner of the common shares on February 28, 2013, the record date for voting at the Annual Meeting.
How do I vote if my common shares are held through the Peoples Bancorp Inc. Retirement Savings Plan?
If you participate in the Peoples Bancorp Inc. Retirement Savings Plan (the “Retirement Savings Plan”), you will be entitled to instruct the trustee of the Retirement Savings Plan how to vote common shares that have been allocated to your account. If you are such a participant, you will receive a proxy card for the common shares allocated to your account in the Retirement Savings Plan. If you do not provide voting instructions to the trustee of the Retirement Savings Plan by 11:59 p.m., Central Daylight Saving Time, on April 21, 2013, the trustee will not vote the common shares allocated to your account.

How will my common shares be voted?
Those common shares represented by a properly executed proxy card that is received prior to the Annual Meeting or by properly authenticated Internet or telephone voting instructions that are submitted prior to the deadline for doing so, and not subsequently revoked will be voted in accordance with your instructions by your “proxies” (the individuals named on your proxy card). If you submit a valid proxy card prior to the Annual Meeting, or timely submit your voting instructions via the Internet or by telephone, but do not complete the voting instructions, your proxy will vote your common shares as recommended by the Board, except in the case of broker non-votes, where applicable, as follows:

•	“FOR” the election as Peoples directors of the nominees listed on pages 10 through 11 under “PROPOSAL NUMBER 1: ELECTION OF DIRECTORS”;

•	“FOR” the non-binding advisory resolution to approve the compensation of Peoples' named executive officers as disclosed in this proxy statement;

•	“FOR” the approval of the Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP (“E&Y”) as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2013.
No appraisal or dissenters' rights exist for any action proposed to be taken at the Annual Meeting. If any other matters are properly presented for voting at the Annual Meeting, the individuals appointed as proxies will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment.
How do I change or revoke my proxy?
Shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Annual Meeting. You may revoke your proxy at any time before it is actually exercised at the Annual Meeting by:

•	filing a written notice of revocation with the Corporate Secretary of Peoples at 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738, which must be received prior to the Annual Meeting;

•	executing and returning a later-dated proxy card, which must be received prior to the Annual Meeting;

•	if you are a registered shareholder, accessing the designated Internet Web site prior to the deadline for transmitting voting instructions electronically;

•	if you are a registered shareholder, using the designated toll-free telephone number prior to the deadline for transmitting voting instructions electronically; or

•	attending the Annual Meeting and giving notice of revocation in person.
Attendance at the Annual Meeting will not, by itself, revoke your proxy.
The last-dated proxy or voting instructions you submit (by any means) will supersede all previously submitted proxies and voting instructions. If you hold your common shares in “street name” and instructed your broker, financial institution or other nominee to vote your common shares and you would like to revoke or change your vote, then you must follow the instructions received from your nominee to change your vote.
If I vote in advance, can I still attend the Annual Meeting?
Yes. You are encouraged to vote promptly, by returning your signed proxy card by mail or by submitting your voting instructions via the Internet or by telephone, so that your common shares will be represented at the Annual Meeting. However, appointing a proxy or submitting voting instructions does not affect your right to attend the Annual Meeting and vote your common shares in person.
What constitutes a quorum and what is the vote required with respect to the proposals to be considered at the Annual Meeting?
Under Peoples' Code of Regulations, a quorum is a majority of the voting shares of Peoples then outstanding and entitled to vote at the Annual Meeting. Other than the common shares, there are no voting shares outstanding. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were 10,800,607 common shares outstanding and entitled to vote on February 28, 2013, the record date for the Annual Meeting. A majority of the outstanding common shares, or 5,400,304 common shares, present in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Annual Meeting.
If a proposal is routine, a broker holding common shares for a beneficial owner in street name may vote on the proposal without receiving instructions from the beneficial owner. If a proposal is non-routine, a broker may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when a broker holding common shares for a beneficial owner is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide any voting instructions.
The ratification of the appointment of Peoples' independent registered public accounting firm is the only routine proposal. Each of the other proposals is a non-routine proposal on which a broker may vote only if the beneficial owner has provided voting instructions.
The following sets forth the votes required, and the impact of abstentions and broker non-votes, if any, on the four proposals:

Item	Vote Required		Impact of Abstentions and Broker Non-Votes, if any
Election of Directors
Under Ohio law and Peoples' Code of Regulations, the three nominees for election as directors of Peoples receiving the greatest number of votes “FOR” their election will be elected as directors of Peoples in the class whose terms will expire in 2016.
		•	Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not affect whether a nominee has received sufficient votes to be elected.
		•	Broker non-votes will not count as a vote on the proposal and will not affect the outcome of the vote.
Approval of Non-Binding Advisory Resolution to Approve Compensation of Peoples' Named Executive Officers
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve the non-binding advisory resolution to approve the compensation of Peoples' named executive officers as disclosed in this proxy statement.
		•	Abstentions have the same effect as a vote “AGAINST” the proposal.
		•	Broker non-votes will not be counted in determining whether the proposal has been approved.
Approval of the Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve the Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan.
		•	Abstentions have the same effect as a vote “AGAINST” the proposal.
		•	Broker non-votes will not be counted in determining whether the proposal has been approved.
Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of E&Y as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2013.

		•	Abstentions have the same effect as a vote “AGAINST” the proposal.
Peoples' policy is to keep confidential proxy cards, ballots, voting instructions submitted electronically and voting tabulations that identify individual shareholders. However, exceptions to this policy may be necessary in some instances to comply with applicable legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots, reviewing voting instructions submitted electronically and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.
Who pays the costs of proxy solicitation?
Peoples will pay the costs of soliciting proxies on behalf of the Board other than the Internet access and telephone usage charges incurred by a shareholder when voting electronically. Although we are soliciting proxies by mailing these proxy materials to the holders of our common shares, the directors, officers and employees of Peoples and our subsidiaries also may solicit proxies by further mailings, telephone, electronic mail, facsimile or personal contact without receiving any additional compensation for such solicitations. Arrangements will also be made with brokerage firms, financial institutions and other nominees who are record holders of common shares of Peoples for the forwarding of solicitation materials to the beneficial owners of such common shares. Peoples will reimburse its transfer agent, as well as these brokers, financial institutions and other nominees, for their reasonable out-of-pocket costs in forwarding the proxy materials to the beneficial shareholders.
NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Peoples Bancorp Inc. to Be Held on April 25, 2013: Peoples' Notice of Annual Meeting of Shareholders, this proxy statement and Peoples' 2012 Annual Report are available at www.peoplesbancorp.com by selecting the “Peoples Bancorp Inc. Proxy Materials” link.
To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at 740-374-6136.
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of February 28, 2013 (except as otherwise noted), information concerning the beneficial ownership of common shares by the only persons known by Peoples to be the beneficial owner of more than 5% of Peoples' outstanding common shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	836,862	(2)	7.75%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	645,894	(3)	5.98%
Peoples Bank - Trustee 138 Putnam Street P.O. Box 738 Marietta, OH 45750-0738	624,115	(4)	5.78%

(1)	The “Percent of Class” computation is based on 10,800,607 common shares outstanding and entitled to vote on February 28, 2013.

(2)
Based on information contained in a Schedule 13G amendment, dated February 8, 2013 and filed with the SEC on February 11, 2013, on behalf of Dimensional Fund Advisors LP to report its beneficial ownership of common shares of Peoples as of December 31, 2012. The Schedule 13G amendment reported that Dimensional Fund Advisors LP had sole voting power as to 818,613 common shares and sole investment power as to 836,862 common shares, all of which common shares were held in portfolios of four registered investment companies to which Dimensional Fund Advisors LP furnishes investment advice and of certain other commingled group trusts and separate accounts for which Dimensional Fund Advisors LP serves as investment manager. The common shares reported were owned by the investment companies, trusts and accounts. Dimensional Fund Advisors LP disclaimed beneficial ownership of the reported common shares.

(3)
Based on information contained in a Schedule 13G amendment dated February 4, 2013 and filed with the SEC on February 5, 2013, on behalf of BlackRock, Inc. to report the beneficial ownership by its subsidiaries (BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC and BlackRock Investment Management, LLC) of common shares of Peoples as of December 31, 2012. The Schedule 13G amendment reported that BlackRock, Inc. had sole voting power and sole investment power as to all of the 645,894 common shares reported.

(4)
Includes Peoples Bank's beneficial ownership through Trust and Investment Services, a division of Peoples Bank, in the following manner: 93,527 common shares with shared investment and sole voting power; 494,122 common shares with shared investment and shared voting power; 19,146 common shares with sole investment and sole voting power;

and 17,320 common shares with sole investment and shared voting power. The officers and directors of Peoples Bank and of Peoples disclaim beneficial ownership of the common shares beneficially owned by Peoples Bank through Trust and Investment Services.
The following table sets forth, as of February 28, 2013, certain information with respect to the common shares beneficially owned by each current director of Peoples (including each nominee for re-election as a director of Peoples), by each individual named in the Summary Compensation Table for 2012 and by all current executive officers and directors of Peoples as a group:

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Common Shares Presently Held		Common Shares Which Can Be Acquired Upon Exercise of Options/SARs Currently Exercisable or Options/SARs First Becoming Exercisable Within 60 Days	Total	Percent of Class (2)
Tara M. Abraham	996	(3)	—	996	(4)
Carl L. Baker, Jr.	97,883	(5)	4,665	102,548	(4)
George W. Broughton	158,398	(6)	3,510	161,908	1.50%
Richard Ferguson	3,136	(7)	2,355	5,491	(4)
James S. Huggins	1,421	(8)	—	1,421	(4)
Dr. Brenda F. Jones	5,629	(9)	2,334	7,963	(4)
Timothy H. Kirtley (10)	7,875	(11)	—	7,875	(4)
Daniel K. McGill (10)	24,283	(12)	—	24,283	(4)
David L. Mead	6,375	(13)	600	6,975	(4)
Susan D. Rector	5,374	(14)	—	5,374	(4)
Theodore P. Sauber	118,696	(15)	2,355	121,051	1.12%
Carol A. Schneeberger (10)	38,611	(16)	10,832	49,443	(4)
Edward G. Sloane (10)	15,990	(17)	—	15,990	(4)
Charles W. Sulerzyski (10)	50,352	(18)	—	50,352	(4)
Thomas J. Wolf	27,875	(19)	3,510	31,385	(4)
All current directors and executive officers as a group (numbering 16)	567,383	(20)	30,161	597,544	5.53%

(1)
Unless otherwise indicated in the footnotes to this table, the beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table. All fractional common shares have been rounded down to the whole common share. The mailing address of each of the current executive officers and directors of Peoples is 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738.

(2)
The “Percent of Class” computation is based on the sum of (i) 10,800,607 common shares outstanding and entitled to vote on February 28, 2013 and (ii) the number of common shares, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options and/or stock appreciation rights which are currently exercisable or will first become exercisable within 60 days after February 28, 2013.

(3)
Includes 51 common shares held jointly by Tara M. Abraham and her husband, as to which Ms. Abraham exercises shared voting and investment power. Also includes 500 restricted shares which were granted to Ms. Abraham on February 28, 2013 which vest on August 28, 2013. Does not include 491 common shares accrued to Ms. Abraham's bookkeeping account under the Deferred Compensation Plan for Directors, as to which Ms. Abraham has no voting or investment power.

(4)	Reflects beneficial ownership of less than 1% of the outstanding common shares.

(5)
Includes 9,507 common shares held in an investment account by Carl L. Baker, Jr., as to which Mr. Baker exercises sole voting and investment power. Includes 8,352 common shares held by B & N Coal, Inc., as to which Mr. Baker exercises shared voting and investment power. Includes (i) 6,943 common shares held by Mr. Baker as Trustee of the

Gilbert Baker Trust, as to which Mr. Baker exercises sole voting and investment power; (ii) 44,924 common shares held by Mr. Baker as Trustee of the Jewell Baker Trust, as to which Mr. Baker exercises sole voting and investment power; (iii) 9,005 common shares held by Mr. Baker as Trustee of the Mary Baker Trust, as to which Mr. Baker exercises sole voting and investment power; and (iv) 5,259 common shares held by Mr. Baker as Trustee of Baker Investments LLC, as to which Mr. Baker exercises sole voting and investment power. Also includes 500 restricted shares which were granted to Mr. Baker on February 28, 2013 which vest on August 28, 2013. Does not include 319 common shares accrued to Mr. Baker's bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Baker has no voting or investment power.

(6)
Includes 13,235 common shares held in an IRA account by Peoples Bank as custodian, as to which Mr. Broughton exercises sole voting and investment power. Also includes 500 restricted shares which were granted to Mr. Broughton on February 28, 2013 which vest on August 28, 2013. Does not include 16,333 common shares held of record and beneficially owned by Mr. Broughton's wife, as to which Mr. Broughton has no voting or investment power and disclaims beneficial ownership. Does not include 1,576 common shares accrued to Mr. Broughton's bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Broughton has no voting or investment power.

(7)
Includes 105 common shares allocated to the account of Richard Ferguson in the Ferguson Consulting, LLC retirement savings plan, as to which Mr. Ferguson has the power to direct the voting and investment. Also includes 500 restricted shares which were granted to Mr. Ferguson on February 28, 2013 which vest on August 28, 2013. Does not include 8,699 common shares accrued to Mr. Ferguson's bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Ferguson has no voting or investment power.

(8)
Includes 100 common shared held jointly by James S. Huggins and his wife, as to which Mr. Huggins exercises shared voting and investment power. Includes 200 common shares held jointly in an investment account by Mr. Huggins and his wife, as to which Mr. Huggins exercises shares voting and investment power. Also includes 500 restricted shares which were granted to Mr. Huggins on February 28, 2013 which vest on August 28, 2013.

(9)
Also includes 500 restricted shares which were granted to Dr. Jones on February 28, 2013 which vest on August 28, 2013. Does not include 17,909 common shares accrued to Dr. Brenda F. Jones' bookkeeping account under the Deferred Compensation Plan for Directors, as to which Dr. Jones has no voting or investment power.

(10)	Executive officer of Peoples during the 2012 fiscal year and named in the Summary Compensation Table for 2012.

(11)
Includes (i) 2,000 restricted shares which were granted to Timothy H. Kirtley on September 1, 2011 which vest as described in the “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2012” table on page 55 (the “Equity Awards Table”); (ii) 568 restricted shares which were granted to Mr. Kirtley on February 7, 2012 which vest as described in the Equity Awards Table; and (iii) 4,000 restricted shares which were granted to Mr. Kirtley on January 29, 2013 which vest as described in the Equity Awards Table. Mr. Kirtley has voting power and the right to receive dividends with respect to all of the reported restricted shares.

(12)
Includes 1,495 common shares allocated to the account of Daniel K. McGill in the Retirement Savings Plan, as to which Mr. McGill has the power to direct the voting and investment. Also includes (i) 1,885 restricted shares which were granted to Mr. McGill on February 7, 2012 which vest as described in the Equity Awards Table; (ii) 15,000 restricted shares which were granted to Mr. McGill on October 30, 2012 which vest as described in the Equity Awards Table; and (iii) 3,500 restricted shares which were granted to Mr. McGill on January 29, 2013 which vest as described in the Equity Awards Table. Mr. McGill has voting power and the right to receive dividends with respect to all of the reported restricted shares.

(13)
Includes 3,500 common shares held in an investment account by David L. Mead, as to which Mr. Mead exercises sole voting and investment power. Also includes 500 restricted shares which were granted to Mr. Mead on February 28, 2013 which vest on August 28, 2013. Does not include 8,878 common shares accrued to Mr. Mead's bookkeeping account under the Deferred Compensation Plan for Directors, as to which Mr. Mead has no voting or investment power.

(14)	Includes 500 restricted shares which were granted to Ms. Rector on February 28, 2013 which vest on August 28, 2013.

(15)
Includes 54,561 common shares held in the Carol J. Sauber Trust, as to which Theodore P. Sauber exercises investment and voting power. Includes 61,671 common shares held in the Theodore P. Sauber Trust, as to which Mr. Sauber exercises investment and voting power. Also includes 500 restricted shares which were granted to Mr. Sauber on February 28, 2013 which vest on August 28, 2013.

(16)
Includes 8,645 common shares held jointly by Carol A. Schneeberger and her husband, as to which Ms. Schneeberger exercises shared voting and investment power. Includes 15,700 common shares allocated to the account of Ms.

Schneeberger in the Retirement Savings Plan, as to which Ms. Schneeberger has the power to direct the voting and investment. Also includes (i) 1,693 restricted shares which were granted to Ms. Schneeberger on February 7, 2012 which vest as described in the Equity Awards Table; and (ii) 4,000 restricted shares which were granted to Ms. Schneeberger on January 29, 2013 which vest as described in the Equity Awards Table. Ms. Schneeberger has voting power and the right to receive dividends with respect to all of the reported restricted shares.

(17)
Includes 7,606 common shares allocated to the account of Edward G. Sloane in the Retirement Savings Plan, as to which Mr. Sloane has the power to direct the voting and investment. Includes 1,000 common shares held in an investment account by Mr. Sloane, as to which Mr. Sloane exercises sole voting and investment power. Also includes (i) 1,645 restricted shares which were granted to Mr. Sloane on February 7, 2012 which vest as described in the Equity Awards Table; and (ii) 3,500 restricted shares which were granted to Mr. Sloane on January 29, 2013 which vest as described in the Equity Awards Table. Mr. Sloane has voting power and the right to receive dividends with respect to all of the reported restricted shares.

(18)
Includes 10,231 common shares held in an investment account by Charles W. Sulerzyski, as to which Mr. Sulerzyski exercises sole voting and investment power. Also includes (i) 15,000 restricted shares which were granted to Mr. Sulerzyski on May 1, 2011 which vest as described in the Equity Awards Table; (ii) 3,763 restricted shares which were granted to Mr. Sulerzyski on January 31, 2012 which vest as described in the Equity Awards Table, and (iii) 11,106 restricted shares which were granted to Mr. Sulerzyski on January 29, 2013 which vest as described in the Equity Awards Table. Mr. Sulerzyski has voting power and the right to receive dividends with respect to all of the reported restricted shares.

(19)
Includes 500 restricted shares which were granted to Mr. Wolf on February 28, 2013 which vest on August 28, 2013. As of February 28, 2013, 20,000 common shares held by Thomas J. Wolf had been pledged as security for a loan.

(20)
Includes common shares held jointly by current directors and executive officers with other persons as well as an aggregate of 24,801 common shares allocated to the accounts of the current executive officers of Peoples in the Retirement Savings Plan. See notes (3), (5), (6), (8), (9) and (11) through (19) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that Peoples' directors and executive officers, and any persons beneficially holding more than 10 percent of Peoples' outstanding common shares, file statements with the SEC reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Peoples is required to disclose in this proxy statement any late statements, if any statements were not filed within the time periods mandated by the SEC. Based solely on Peoples' review of (i) Section 16(a) statements filed on behalf of these persons for their transactions during Peoples' 2012 fiscal year and (ii) written representations received from these persons that no other Section 16(a) statements were required to be filed by them for transactions during Peoples' 2012 fiscal year, Peoples believes that all Section 16(a) filing requirements applicable to Peoples' executive officers and directors, and persons holding more than 10 percent of Peoples' outstanding common shares, were complied with except:

•
Carl L. Baker, Jr., George W. Broughton, Richard Ferguson, Dr. Brenda F. Jones and David L. Mead each filed late the Form 4 reporting one acquisition of common shares under the Deferred Compensation Plan for Directors (which occurred on January 1, 2012 and was reported on January 9, 2012).

•	Charles W. Sulerzyski filed late the Form 4 reporting one acquisition of restricted common shares (which occurred on January 31, 2012 and was reported on February 13, 2012).

•
Carl L. Baker, Jr., George W. Broughton, Richard Ferguson, Dr. Brenda F. Jones, David L. Mead, Susan D. Rector, Theodore P. Sauber and Thomas J. Wolf each filed late the Form 4 reporting one acquisition of common shares (which occurred on February 1, 2012 and was reported on February 13, 2012).

•
Timothy H. Kirtley, Daniel K. McGill, Carol A. Schneeberger, Edward G. Sloane and Richard W. Stafford each filed late the Form 4 reporting one acquisition of restricted common shares (which occurred on February 7, 2012 and was reported on February 13, 2012).

TRANSACTIONS WITH RELATED PERSONS
During the 2012 fiscal year, Peoples Bank entered into banking transactions and lending relationships with certain executive officers and directors of Peoples (including those individuals no longer serving as executive officers and directors at the end of the 2012 fiscal year), with members of their respective immediate families and with corporations or organizations as to which directors of Peoples serve as executive officers or beneficially own more than 10% of the equity securities. All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates charged and collateral required, as those prevailing at the time for comparable loans with persons not related to Peoples or Peoples Bank, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features to Peoples or Peoples Bank.
The above loans were subject to Peoples Bank's written policies, procedures and standard underwriting criteria applicable to loans generally, and were made in accordance with the Federal Reserve Board's Regulation O (“Regulation O”) requiring prior approval of each loan by the Peoples Bank Board.
On November 15, 2012, the Board of Peoples adopted the Peoples Bancorp Inc. Related Person Transaction Policy (the “Policy”). A copy of the Policy can be found on the “Corporate Governance” page of Peoples' website at www.peoplesbancorp.com. The purpose of the Policy is to set forth the guidelines and procedures under which certain related person transactions must be reviewed and approved or ratified by the Audit Committee. A “related person transaction” is any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which: (1) Peoples or one of our subsidiaries was, is or will be a party or participant, or had, has or will have a direct or indirect interest; (2) the amount involved exceeds or is expected to exceed $120,000, or if the limitations prescribed by Regulation O apply, such lesser amount if any, as may be prescribed by Regulation O; and (3) a related person had, has or will have a direct or indirect interest. A “related person” is a person who is or was a director, executive officer, nominee for director, or five percent or greater shareholder of Peoples at any time since the beginning of Peoples' last fiscal year and their immediate family members. Related person transactions deemed pre-approved or ratified, as appropriate, include: (1) transactions where the related person's interest arises solely from ownership of common shares if all shareholders receive the same benefit; (2) transactions involving compensation to an executive officer if the executive officer is not an immediate family member of another executive officer or director of Peoples and the compensation has been approved by the Compensation Committee or the Board; and (3) transactions involving compensation to Peoples' directors if the compensation is required to be reported pursuant to Item 402(k) of SEC Regulation S-K. Loans to directors and executive officers and their related interests made and approved pursuant to the terms of Regulation O are also deemed to be pre-approved under the Policy.
Under the Policy, all related person transactions will be referred to the Audit Committee for review and approval or disapproval. The Audit Committee may approve or ratify a related person transaction only if the Audit Committee determines that the related person transaction is in the best interests of Peoples. In making this determination, the Audit Committee will review and consider all information available to it which it deems relevant, including:

•	the related person's interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of Peoples or the applicable subsidiary of Peoples;

•	whether the transaction is on terms no less favorable to Peoples or the applicable subsidiary of Peoples than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to Peoples or the applicable subsidiary of Peoples of, the transaction;

•	the impact of the transaction on the related person's independence; and

•	any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances.
The following transaction was identified and approved by the Audit Committee pursuant to the Policy:

•
James S. Huggins, who is a director of Peoples, is a partner with Theisen Brock, LPA, a law firm that renders a variety of legal services to Peoples and our subsidiaries. During the 2012 fiscal year, Peoples and our subsidiaries paid Theisen Brock approximately $168,000 in legal fees and expenses, which were incurred in the ordinary course of business. In addition, Theisen Brock, either directly or through its wholly-owned title agency subsidiaries, received title examination fees and title insurance premiums totaling approximately $368,000 in connection with the closing of mortgage loans made by Peoples Bank to its customers during the 2012 fiscal year, which fees and premiums were paid by the customers directly to Theisen Brock. In his capacity as a partner with Theisen Brock, Mr. Huggins received a portion of the fees and premiums described in this paragraph.

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS

As of the date of this proxy statement, there were 11 members of the Board: three directors in the class whose terms expire at the Annual Meeting, four in the class whose terms expire in 2014 and four in the class whose terms expire in 2015. Proxies cannot be voted at the Annual Meeting for more than three nominees.
Upon the recommendation of the Governance and Nominating Committee, and in accordance with Section 2.02 (C) of the Code of Regulations of Peoples, at the May 24, 2012 Board meeting, the Board fixed the number of directors of Peoples at twelve, increasing the number of directors from eleven, and elected Tara M. Abraham to fill the vacancy created by the increase. Ms. Abraham was elected to the Board, effective May 24, 2012, as a director in the class whose terms continue until the 2014 Annual Meeting of Shareholders. Ms. Abraham had been recommended to the Governance and Nominating Committee by a non-management director.
On June 20, 2012, Peoples received notification from Paul T. Theisen of his intention to retire from the Board, effective July 26, 2012. Mr. Theisen had been a director in the class whose term continues until the 2013 Annual Meeting of Shareholders. The Board subsequently fixed the number of directors of Peoples at eleven to reflect the number of directors serving on the Board following Mr. Theisen's retirement.
The Board proposes that each of the three nominees identified below be re-elected for a new three-year term and until the nominee's successor is duly elected and qualified or until the nominee's earlier resignation, removal from office or death. The Governance and Nominating Committee recommended each nominee for re-election.
Recommendation and Vote Required
The three nominees for election as directors receiving the greatest number of votes “FOR” election as a director of Peoples will be elected to serve in the class whose terms expire in 2016. Except in the case of broker non-votes, common shares represented by properly executed and returned proxy cards will be voted as specified or, if no instructions are given, “FOR” the election of the Board's nominees, or properly authenticated Internet and telephone voting instructions that are submitted prior to the deadline for doing so. Common shares as to which the authority to vote is withheld and broker non-votes will not be counted toward the election of directors, or toward the election of the individual nominees specified on the proxy card and in the voting instructions.
THE BOARD UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES LISTED BELOW.
The following table gives certain information, as of the date of this proxy statement, concerning each nominee for re-election as a director of Peoples. Unless otherwise indicated, each individual has had the same principal occupation for more than five years. Each individual also serves as a director of Peoples Bank.

Nominee	Age	Position(s) Held with Peoples and Our Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Nominee For Term Expiring In

David L. Mead	57
Associate Professor on the business faculty of Marietta College, located in Marietta, Ohio, since August 2011. Formerly interim President and Chief Executive Officer of Peoples from August 2, 2010 until April 4, 2011, interim President and Chief Executive Officer of Peoples Bank from August 6, 2010 until April 4, 2011, and interim President of Peoples Insurance Agency, LLC from December 2010 until April 4, 2011. Prior to his service with Peoples and its subsidiaries, Mr. Mead served as Vice President for Business Affairs at Otterbein College, located in Westerville, Ohio, from September 2006 until June 2010; Associate Professor of Finance at Marietta College from August 2004 to September 2006; Chief Financial Officer and Treasurer of First Place Financial Corp., headquartered in Warren, Ohio, from December 2002 to June 2004; and Treasurer of First Place Bank, headquartered in Warren, Ohio, from May 2002 to December 2002. Mr. Mead has been a Certified Public Accountant since 1978.
			2006	2016
Mr. Mead's previous role as interim President and Chief Executive Officer of Peoples has provided him with intimate knowledge of the Peoples organization and its operations. Mr. Mead's 23 years of banking experience and his previous executive positions with bank holding companies provide significant value to the collective knowledge of our organization and the Board. His extensive experience, professional certification as a Certified Public Accountant, financial expertise and background are assets to the Board. In addition, Mr. Mead's service as a director of Peoples Bank since 2005 and Peoples since 2006 has provided valuable perspective to the Board in the areas of financial oversight, audit, accounting, and general financial knowledge relevant to the financial services industry.

Susan D. Rector	54	Attorney-At-Law, Partner in the law firm of Ice Miller LLP (formerly Schottenstein, Zox & Dunn Co., LPA) in Columbus, Ohio where she has practiced law since 1987.	2011	2016
Ms. Rector brings to the Board valuable experience as an attorney, practicing primarily in the areas of intellectual property law and business transactions, including business formation, restructurings and mergers and acquisitions. Her extensive experience in assisting both start-up and established businesses with commercializing technology and e-commerce provide significant value to the Board as the Internet operations of Peoples Bank continue to grow. She also has over 20 years experience serving on nonprofit boards where she has focused on director nominations, board governance and oversight. Ms. Rector was elected to the Board effective August 25, 2011. She had been recommended to the Governance and Nominating Committee by a non-management director.

Thomas J. Wolf	66	President of seven holding companies for 14 McDonald's Restaurants in Kentucky and West Virginia. Chairman of the Board for Fifth Avenue Broadcasting Co., Inc., a holding company for four radio stations in Huntington, West Virginia.	2004	2016
Mr. Wolf's 38 years of entrepreneurial experience in building and managing a business that employs over 900 people in Kentucky and West Virginia is an asset to Peoples' Board. This experience allows Mr. Wolf to provide key input to the Board, from a management and marketing perspective, as well as insight into Peoples' Kentucky and West Virginia markets.

While it is contemplated that all nominees will stand for re-election at the Annual Meeting, if one or more nominees at the time of the Annual Meeting should be unable to serve or for good cause will not serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card or in the voting instructions will have full discretion to vote the common shares represented by the proxies they hold for the re-election of the remaining nominees and for the election of any substitute nominee or nominees designated by the Board following recommendation by the Governance and Nominating Committee. The Board knows of no reason why any of the nominees named above would be unavailable or unable to serve if re-elected to the Board.
The following table gives certain information, as of the date of this proxy statement, concerning the current directors of Peoples who will continue to serve after the Annual Meeting. Unless otherwise indicated, each individual has had the same principal occupation for more than five years. Each individual also serves as a director of Peoples Bank.

Name	Age	Position(s) Held with Peoples and Our Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Term Expiring In

Tara M. Abraham	46
Chairman and Co-CEO of Accel Inc., a contract packaging company in New Albany, Ohio. Board Member of the Women's Business Enterprise National Council (“WBENC”) since 2009. WBENC is a national organization representing 11,000 certified women owned businesses and over 250 Fortune 1000 corporations. Ms. Abraham was appointed in 2011 to the National Women's Business Council (“NWBC”) in Washington, DC to serve a three-year term representing WBENC. The NWBC is a nonpartisan federal advisory council created to serve as an independent source of advice and policy recommendations to the President, U.S. Congress, and the U.S. Small Business Administration on economic issues of importance to women business owners.
			2012	2014
Ms. Abraham brings to the Board the perspective of an entrepreneur and successful business operator in a market served by Peoples. She is both an accomplished entrepreneur and a dedicated supporter and advocate of women-owned businesses. Ms. Abraham was elected to the Board effective May 24, 2012. She had been recommended to the Governance and Nominating Committee by a non-management director.

Carl L. Baker, Jr.	50	President and Chief Executive Officer, B & N Coal, Inc., a mining, reclamation and construction business, located in southeastern Ohio. Co-Owner of Sharon Stone Company, a limestone and slag producer, located in Noble and Washington Counties, Ohio. Owner of Dexter Hardwoods, Inc., a hardwood sawmill, located in Noble County, Ohio. Partner in Belpre Sand & Gravel Company, a sand and gravel operation, located in Little Hocking, Washington County, Ohio.	2000	2015
Mr. Baker's management and leadership in these businesses provide valuable insights into some of the core regional business types served by Peoples, which has allowed Mr. Baker to help guide Peoples in his role as a director. He brings a diverse background and executive experience to the Board.

George W. Broughton	55
Owner and President of GWB Specialty Foods, LLC, an ice cream, frozen food, and coffee service distributor. Owner and President of Broughton Commercial Properties, LLC, a commercial properties rental company. Chairman of Broughton Foundation, a nonprofit charitable foundation, and Broughton Park, a park facility owned by the Broughton Foundation and made available to the public. President and Controller of George Broughton Family LLP, an asset management company. Owner and President of GWB Oil & Gas LLC, an independent oil and gas producing company. All of these entities are based in Marietta, Ohio. Director of Peoples Bancorp Foundation, Inc. since December 2003.
			1994	2015
Mr. Broughton brings substantial experience in various small business ventures representing a number of different industries to the Board. His extensive executive experience and proven general business and leadership skills are valuable to Peoples' Board and enhance its overall capabilities. Mr. Broughton's service as a director of Peoples Bank for 22 years allows him to provide valuable perspective to the Peoples Board as to issues affecting local and regional businesses in Peoples' market area.

Richard Ferguson	66	Owner of Ferguson Consulting, LLC, a Columbus, Ohio-based professional practice that focuses on business valuations and forensic accounting services. Mr. Ferguson has been a Certified Public Accountant since 1976 and a Certified Valuation Analyst since 1996. Mr. Ferguson has served as Chairman of the Board of Peoples since July 2008 and of Peoples Bank since July 2012.	2004	2015
Mr. Ferguson brings significant financial expertise and business knowledge to Peoples' Board, both through his business experience and his professional certifications. His extensive financial experience, expertise, and background are also invaluable for Peoples' Audit Committee.

Name	Age	Position(s) Held with Peoples and Our Principal Subsidiaries and Principal Occupation(s)	Director Continuously Since	Term Expiring In

James S. Huggins	56	Shareholder/Partner and attorney-at-law, Theisen Brock, LPA, a law firm located in Marietta, Ohio.	2012	2014
Mr. Huggins brings to the Board over 31 years of experience as a practicing attorney in the areas of commercial law, creditor's rights, and oil and gas law. In addition to his expertise in these areas, he brings to the Board a wealth of knowledge of the Marietta, Ohio and Parkersburg, West Virginia market areas, having lived and worked in Marietta, Ohio since 1981. Mr. Huggins was elected to the Board effective February 23, 2012. He had been recommended to the Governance and Nominating Committee by a non-management director.

Dr. Brenda F. Jones	59	Medical Director, Marietta Ophthalmology Associates, Inc., located in Marietta, Ohio.	2009	2014
Dr. Jones has effectively led a corporation for 20 years as a sole practitioner. She has brought those leadership skills to Peoples and provides a small business owner's perspective to the Board on business and management matters. In addition, Dr. Jones' experience in the medical field brings to the Board valuable insight into one of the core market segments served by Peoples.

Theodore P. Sauber	79	Vice President of T.C.K.S., Inc., a holding company for McDonald's Restaurants in Ohio and West Virginia. Member, Ohio University Trustees Academy and Service Corps of Retired Executives (SCORE) of Athens (Ohio). Director of Peoples Bancorp Foundation, Inc. since December 2003.	2004	2014
Mr. Sauber developed his business experience through ownership and operation of McDonald's franchises for 37 years. In addition to his general business knowledge, his in-depth knowledge of Peoples' Athens and Nelsonville markets provides a valuable perspective for the Board in those market areas.

Charles W. Sulerzyski	55
President and Chief Executive Officer of Peoples and Peoples Bank since April 4, 2011. Member of the Board of Managers of Peoples Insurance Agency, LLC, since 2011. Formerly Regional President of the Great Lakes Region for KeyBank, N.A., a national bank located in Cleveland, Ohio, from 2005 to 2010; Managing Director at Marsh & McClennan, Inc., a company located in New York, New York, which provides risk and insurance services and solutions, from 2000 to 2005; and Executive Vice President, Community Banking Group, at The Provident Bank, Cincinnati, Ohio from 1996 to 2000. Director of Peoples Bancorp Foundation, Inc. since May 2011.
			2011	2015
Mr. Sulerzyski's role as President and Chief Executive Officer of Peoples and Peoples Bank provides him with intimate knowledge of the organization and its operations through his day-to-day management responsibilities. In addition, Mr. Sulerzyski's service as a director allows him to share this valuable day-to-day perspective with the full Board. Mr. Sulerzyski's experience as a financial services executive for more than 31 years also allows him to bring extensive industry knowledge in banking, insurance and investment organizations to Peoples' Board.

There are no family relationships among any of the directors, nominees for election as a director and executive officers of Peoples.
None of the directors or nominees for election as a director of Peoples is or has been involved in legal proceedings required to be reported or disclosed in this proxy statement.

EXECUTIVE OFFICERS
The following individuals serve as the executive officers of Peoples as of the date of this proxy statement. Each executive officer is elected annually and serves at the pleasure of the Board of Peoples. The following table lists each executive officer's age as of the date of this proxy statement as well as the positions presently held by each executive officer with Peoples and our principal subsidiaries and each executive officer's individual business experience.

Name	Age	Position

Charles W. Sulerzyski	55	President and Chief Executive Officer
Edward G. Sloane	52	Executive Vice President, Chief Financial Officer and Treasurer
Timothy H. Kirtley	43	Executive Vice President, Chief Credit Officer
Daniel K. McGill	58	Executive Vice President, Chief Commercial Banking Officer
Carol A. Schneeberger	56	Executive Vice President, Chief Administrative Officer
Richard W. Stafford	47	Executive Vice President, Sales and Marketing
Mr. Sulerzyski was appointed President and Chief Executive Officer of both Peoples and Peoples Bank on April 4, 2011. Mr. Sulerzyski serves as a member of the boards of Peoples and Peoples Bank, and as a member of the board of managers of Peoples Insurance Agency, LLC. From April 2011 to April 2012, he served as President of Peoples Insurance Agency, LLC. Prior to joining Peoples, he served as Regional President of the Great Lakes Region for KeyBank, N.A., a national bank located in Cleveland, Ohio, from 2005 to 2010. From 2000 to 2005, Mr. Sulerzyski was a Managing Director at Marsh & McClennan, Inc., a company located in New York, New York, which provides risk and insurance services and solutions; and from 1996 to 2000, he served as Executive Vice President, Community Banking Group, for The Provident Bank, in Cincinnati, Ohio.
Mr. Sloane, a Certified Public Accountant, joined Peoples in May 2008 when he was appointed as Executive Vice President, Chief Financial Officer and Treasurer of Peoples and Peoples Bank. Prior to joining Peoples, Mr. Sloane served from 2006 to 2008 as Senior Vice President of Strategic Planning and Analysis for WesBanco, Inc., a West Virginia bank holding company located in Wheeling, West Virginia. From 1991 to 2006, Mr. Sloane served as Controller of WesBanco, Inc. He has over 26 years of experience in the financial services industry in various roles of increasing responsibility in the accounting, finance, mergers and acquisitions, asset/liability management and strategic planning areas.
Mr. Kirtley joined Peoples in August 2011 when he was appointed Executive Vice President, Chief Credit Officer of both Peoples and Peoples Bank. Prior to joining Peoples, he served as Executive Vice President, Chief Credit Officer of Delaware County Bank & Trust Co., in Lewis Center, Ohio, from March 2009 to August 2011. From February 2007 to March 2009, Mr. Kirtley served as Vice President, CRE Portfolio Manager for Fifth Third Bank in Columbus, Ohio. From 2002 to February 2007, he was Vice President, Regional Credit Officer for U.S. Bank in Columbus, Ohio.
Mr. McGill joined Peoples in September 2009 when he was appointed Executive Vice President, Chief Commercial Lending Officer of both Peoples and Peoples Bank. In January 2012, Mr. McGill's title was changed to Chief Commercial Banking Officer. Prior to joining Peoples, Mr. McGill worked for FirstMerit Bank, National Association, starting in 1994, and served as President and Chief Executive Officer of the Central Region of FirstMerit Bank, National Association from 1997 to July 2009.
Ms. Schneeberger, a Certified Public Accountant, serves as Executive Vice President, Chief Administrative Officer of Peoples and Executive Vice President, Chief Administrative Officer and Cashier of Peoples Bank, positions she has held since July 2011. From April 2009 to July 2011, she served as Executive Vice President, Operations of Peoples, and from February 2000 to July 2011, she served as Executive Vice President, Operations and Cashier of Peoples Bank. From April 2007 to May 2008, Ms. Schneeberger served as interim Chief Financial Officer and Treasurer of both Peoples and Peoples Bank. From October 1988 to April 1999, Ms. Schneeberger was Vice President for Operations of Peoples. Prior thereto, she was Auditor of Peoples from August 1987 to October 1988 and Auditor of Peoples Bank from January 1986 to October 1988. Ms. Schneeberger joined Peoples Bank in 1977.
Mr. Stafford joined Peoples in February 2010 when he was appointed Executive Vice President, Retail Banking of both Peoples and Peoples Bank. In March 2012, Mr. Stafford's title was changed to Executive Vice President, Sales and Marketing. Prior to joining Peoples, Mr. Stafford served as Senior Vice President of Retail Banking and Chief Operating Officer of Citizens First Bancorp, Inc., a Michigan bank holding company, from 2005 to January 2010.
None of the executive officers of Peoples is or has been involved in legal proceedings required to be reported or disclosed in this proxy statement.

THE BOARD AND COMMITTEES OF THE BOARD
On November 15, 2012, the Board adopted the Peoples Bancorp Inc. Corporate Governance Guidelines, a copy of which can be found in the “Corporate Governance” section of Peoples website at www.peoplesbancorp.com. The Board has also adopted the Code of Ethics for Directors, Officers and Employees of Peoples Bancorp Inc. and it Subsidiaries, a copy of which can also be found in the “Corporate Governance” section of Peoples website at www.peoplesbancorp.com.
Independence of Directors
The rules of the NASDAQ Stock Market (the “NASDAQ Rules”) require that a majority of the members of Peoples' Board be independent directors. The definition of an independent director for purposes of the NASDAQ Rules includes a series of objective criteria, which Peoples' Board has used in determining whether its members are independent.
Peoples is led by Charles W. Sulerzyski, who serves as President and Chief Executive Officer and a director, and Richard Ferguson, an independent director who serves as a non-executive Chairman of the Board, a position he has held since July 2008. Peoples' Board is comprised of Mr. Sulerzyski and ten non-management directors, nine of whom are independent. Peoples believes that the independent directors provide objective oversight of management performance as a key component of efficient corporate governance and overall risk management. The Board has determined that the most effective leadership structure for Peoples is for a different person to serve as each of the Chief Executive Officer and the Chairman of the Board, coupled with independent chairs of the Audit, Risk, Compensation, and Governance and Nominating Committees. The Board regularly deliberates and discusses what it believes is the appropriate leadership structure and the role and responsibilities of the Chairman of the Board based upon the needs of Peoples in order to provide effective oversight of management.
In addition to considering the objective criteria, as required by the NASDAQ Rules, the Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of the Board, would interfere with such individual's exercise of independent judgment in carrying out the responsibilities of a director. In making these independence determinations, the Board has reviewed, considered and discussed each director's business and personal relationships, both direct and indirect, with Peoples and our subsidiaries and the compensation and other payments each director and such director's immediate family members have, both directly and indirectly, received from or made to Peoples and our subsidiaries and presently expect to receive from or make to Peoples and our subsidiaries. Based on that review, consideration and discussion, the Board has determined that at least a majority of its members qualify as independent directors. The Board has further determined that each of the following directors has no financial or personal ties, either directly or indirectly, with Peoples or our subsidiaries (other than compensation received in the individual's capacity as a director of Peoples and our subsidiaries, non-preferential banking relationships in the ordinary course of business with Peoples Bank, ownership of common shares of Peoples as described in this proxy statement and, in the case of Mr. Mead, service for a period of approximately nine months as interim President and Chief Executive Officer of Peoples and Peoples Bank) and thus qualifies as independent: Tara M. Abraham; Carl L. Baker, Jr.; George W. Broughton; Richard Ferguson; Dr. Brenda F. Jones; David L. Mead; Susan D. Rector; Theodore P. Sauber; and Thomas J. Wolf. The Board also determined that during their periods of service, which ended on February 3, 2012 and July 26, 2012, respectively, Wilford D. Dimit and Paul T. Theisen had no financial or personal ties, either directly or indirectly, with Peoples and our subsidiaries (other than compensation received in their capacity as directors of Peoples and our subsidiaries, non-preferential banking relationships in the ordinary course of business with Peoples Bank and ownership of common shares of Peoples) and thus qualified as independent.
Paul T. Theisen was Of Counsel to, and an independent contractor with, the law firm of Theisen Brock, LPA until December 2008. Mr. Theisen has not been a partner, controlling shareholder or executive officer or otherwise been related to or held any interest in Theisen Brock, other than as Of Counsel and an independent contractor (and has not personally performed legal services for Peoples or any of our subsidiaries), since 1998. Theisen Brock performed legal services for Peoples and our subsidiaries during the 2012 fiscal year.
The Board has determined that, due to his status as a partner in the law firm of Theisen Brock, James S. Huggins does not qualify as an independent director either under the applicable NASDAQ Rules or for purposes of Rule 16b-3 under the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The amount and variety of work Theisen Brock performed and continues to perform for Peoples, and Mr. Huggins' role with Theisen Brock, were recognized and considered by the Board in its evaluation of Mr. Huggins' qualifications as a director.
Charles W. Sulerzyski does not qualify as an independent director because he serves as an executive officer of Peoples and Peoples Bank.

Executive Sessions
In accordance with applicable NASDAQ Rules, the independent directors were given the opportunity to meet in executive session during each meeting of Peoples' Board and at such other times as the independent directors deemed necessary. Each executive session is presided over by the Chairman of the Board.
Meetings of the Board and Attendance at Annual Meetings of Shareholders
The Board held a total of 15 meetings during the 2012 fiscal year. Each incumbent director attended 75% or more of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which he or she served, in each case during his or her period of service, except Dr. Brenda F. Jones who attended 74%.
Peoples encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. All of the directors serving on the Board at that time attended Peoples' last annual meeting of shareholders held on April 26, 2012.
Committees of the Board
The Board has five standing committees: Audit, Compensation, Executive, Governance and Nominating, and Risk. The Audit Committee and the Risk Committee are charged with the majority of the risk oversight responsibilities of the Board. With the exception of the Executive Committee, which is chaired by Mr. Sulerzyski, each of the standing committees is chaired by a separate independent director. The Risk Committee is the committee providing the primary oversight of significant risks on an enterprise-wide level within all the defined risk categories, as discussed below. However, the Audit Committee's duties do include overseeing a substantial portion of management's actions to address compliance, legal and operational risks. The Compensation Committee evaluates, with Peoples' senior risk officers, all risks posed by Peoples' compensation programs and makes all reasonable efforts required to limit any unnecessary risks these programs pose to Peoples and ensure that the programs do not encourage participants to take unnecessary and excessive risks that threaten the value of Peoples. These evaluations continue in accordance with guidance from applicable federal regulators.  The Audit, Compensation and Risk Committees are focused on maintaining our key risks within acceptable tolerances and work in concert to provide enterprise-wide oversight. Each committee's role and its interaction with the full Board regarding the committee's oversight responsibilities are described more fully below.  Through these committees and the effective working relationships with management, the Board is able to effectively monitor and maintain an active role in the oversight of the key aspects of risks to which Peoples is exposed. Peoples believes that this risk oversight structure, coupled with Peoples' leadership structure of having an independent director serve as Chairman of the Board, maximizes the independence and objectivity of the Board in carrying out its functions.
Audit Committee
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and conducts its business pursuant to a written charter adopted by the Board. A current copy of the charter of the Audit Committee is posted on the “Corporate Governance” page of Peoples' website at www.peoplesbancorp.com. At least annually, the Audit Committee reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Among other duties set forth in its charter, the Audit Committee is responsible for:

•	overseeing the accounting and financial reporting processes of Peoples;

•	overseeing the audits of the consolidated financial statements of Peoples;

•
appointing, terminating, compensating and overseeing the work of Peoples' independent registered public accounting firm, including resolving any disagreements between Peoples' management and Peoples' independent registered public accounting firm regarding financial reporting;

•	pre-approving all audit and non-audit services provided by Peoples' independent registered public accounting firm;

•
discussing with management, the auditors performing Peoples' internal audit function (the “Internal Auditors”) and Peoples' independent registered public accounting firm the adequacy and effectiveness of the accounting and financial controls of Peoples;

•
reviewing and concurring in the appointment, replacement, reassignment or dismissal of the Internal Auditors, the scope of the internal audit and the operation and performance of the Internal Auditors;

•
reviewing all transactions with related persons required to be reported to the Audit Committee under Peoples' Related Person Transaction Policy for potential conflict of interest situations and approving such transactions as appropriate;

•
reviewing Peoples' earnings press releases, financial information and earnings guidance provided to analysts and rating agencies, and financial statements and related disclosures in Peoples' periodic reports;

•	setting hiring policies for employees or former employees of Peoples' independent registered public accounting firm;

•	establishing and reviewing the procedures for the receipt, retention and treatment of complaints received by Peoples regarding accounting, internal accounting controls or auditing matters;

•
reviewing with the Internal Auditors and Peoples' counsel, legal and regulatory matters that may have a material impact on Peoples' consolidated financial statements, related compliance policies of Peoples and compliance with Peoples' Code of Ethics for Directors, Officers and Employees and programs and reports received from regulatory agencies;

•	assisting the Board in the oversight of:

•	the performance of Peoples' independent registered public accounting firm, and

•	the independent registered public accounting firm's qualifications and independence;

•	preparing the report of the Audit Committee required to be included in Peoples' annual proxy statement; and

•	other duties and responsibilities as may be delegated to the Audit Committee by the full Board.
The Audit Committee held four meetings during the 2012 fiscal year. The “AUDIT COMMITTEE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012” appears beginning on page 64.
The Audit Committee is currently comprised of Thomas J. Wolf (Chair), Tara M. Abraham, Carl L. Baker, Jr., Richard Ferguson, Dr. Brenda F. Jones and Theodore P. Sauber. Messrs. Wolf, Baker, Ferguson and Sauber, and Dr. Jones served on the Audit Committee throughout the entire 2012 fiscal year. Ms. Abraham was appointed as a member of the Audit Committee on May 24, 2012. The Board has determined that each of the current members of the Audit Committee qualifies as an independent director for purposes of Rule 10A-3 under the Exchange Act and under the applicable NASDAQ Rules.
The Board has concluded that each member of the Audit Committee is capable of (i) understanding accounting principles generally accepted in the United States (“US GAAP”) and financial statements, (ii) assessing the general application of US GAAP in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating Peoples' consolidated financial statements, (iv) understanding internal control over financial reporting, and (v) understanding audit committee functions. Based upon his background, knowledge, qualifications, experience and profession, the Board has determined that Richard Ferguson qualifies as an “audit committee financial expert” under the SEC's rules, and as “financially sophisticated” for purposes of the applicable NASDAQ Rules.
Compensation Committee
The Compensation Committee is currently comprised of four directors: George W. Broughton (Chair), Carl L. Baker, Jr., David L. Mead and Susan D. Rector. Messrs. Baker, Broughton and Mead served as members of the Compensation Committee throughout the entire 2012 fiscal year. Ms. Rector was appointed as a member of the Compensation Committee on May 24, 2012. Former director Paul T. Theisen served as a member of the Compensation Committee in 2012 through his retirement date of July 26, 2012. Messrs. Baker and Broughton, and Ms. Rector qualify as (i) “independent directors” under the applicable NASDAQ Rules, (ii) “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and (iii) “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Mr. Mead qualifies as an “independent director” under the applicable NASDAQ Rules and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act; however, he does not qualify as an “outside director” under Section 162(m) of the Internal Revenue Code because he formerly served as Peoples' interim President and Chief Executive Officer. As a result, Mr. Mead may not participate in actions taken by the Compensation Committee having Section 162(m) implications.
The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A current copy of the charter of the Compensation Committee is posted on the “Corporate Governance” page of Peoples' website at www.peoplesbancorp.com. The Compensation Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board for approval as necessary.
The primary function of the Compensation Committee is to review and approve, on behalf of the Board, recommendations regarding all forms of compensation to be provided to the executive officers and directors of Peoples and our subsidiaries, including bonuses, equity-based compensation, cash incentives, perquisites, employee benefits and salary programs. In carrying out this function, the Compensation Committee is responsible for reviewing and approving individual goals and objectives, and recommending to the Board corporate goals and objectives relevant to the compensation of Peoples' executive officers and other officers designated by the Board, evaluating such officers' performance in light of those goals and objectives, and determining compensation based on that evaluation. The Compensation Committee administers Peoples' 1995 Stock Option Plan (the “1995 Plan”), 1998 Stock Option Plan (the “1998 Plan”), 2002 Stock Option Plan (the “2002 Plan”), Amended and Restated 2006 Equity Plan (the “2006 Plan”), and the Incentive Program, and approves grants of awards under the 2006 Plan and the Incentive Program in compliance with applicable securities and tax laws. Since April 13, 2006, no further awards could be granted under the 1995 Plan, the 1998 Plan or the 2002 Plan, although awards remain outstanding under each of those plans. The Compensation Committee also undertakes such other responsibilities as the full Board may from time to time prescribe.
The Compensation Committee held fourteen meetings during the 2012 fiscal year. Its Chair determines the agenda for the meetings of the Compensation Committee with the assistance of Peoples' Director of Human Resources who serves as the Secretary to the Compensation Committee. During the 2012 fiscal year, the Compensation Committee reviewed and approved management recommendations on all forms of compensation provided to the executive officers. The Compensation Committee also reviewed recommendations regarding all forms of compensation for directors of Peoples and our subsidiaries and made recommendations to the Board for its consideration. Additionally, the Compensation Committee reviewed and approved all equity-based compensation, cash incentives, perquisites, employee benefits, salary programs, and human resources policies and procedures for employees of Peoples and our subsidiaries. The Compensation Committee also reviewed and approved the goals and objectives for the 2012 fiscal year relevant to the compensation of Peoples' executive officers, and recommended the 2012 fiscal year corporate performance goals to the Board, which were subsequently approved by the Board. The Compensation Committee evaluated the executive officers' performance in light of those goals and objectives and determined the compensation earned by each executive officer based on that evaluation. The Compensation Committee periodically reviews and discusses Peoples' management succession and development activities with the full Board.
The Compensation Committee has the authority to retain one or more compensation consultants or advisors to assist in the evaluation of director and executive officer compensation. The Compensation Committee has sole authority to retain and terminate any such compensation consultant or advisor, including sole authority to approve the fees and other retention terms of any consultant or advisor. The Compensation Committee has engaged McLagan, an Aon Hewitt Company, a compensation and benefits consultant serving the financial services industry. The Compensation Committee has direct access to the consultant and may engage the consultant on an as needed basis for advice with respect to the amount and form of executive and director compensation. McLagan provides no services to Peoples or our subsidiaries other than those provided to or at the request of the Compensation Committee. Please see the discussion of the consulting services provided to the Compensation Committee by McLagan in the section captioned “EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS - Setting Executive Compensation”.
At its November 15, 2012 meeting, the Compensation Committee conducted an assessment to evaluate whether the work performed and to be performed by McLagan raises a conflict of interest or compromises the independence of McLagan. This assessment included the consideration of the six factors listed in SEC Rule 10C-1(b)(4)(i) through (vi). Based upon its assessment, the Compensation Committee unanimously determined that the work performed and to be performed by McLagan has not raised and did not raise any conflict of interest or compromise the independence of McLagan. The Compensation Committee has also determined that since November 15, 2012, there have been no changes in circumstances through the date of this proxy statement which would require the Compensation Committee to change its determination.
The “COMPENSATION DISCUSSION AND ANALYSIS” regarding executive compensation for the 2012 fiscal year appears beginning on page 35, and the “COMPENSATION COMMITTEE REPORT” for the 2012 fiscal year appears beginning on page 48.
Executive Committee
The Executive Committee is currently comprised of Charles W. Sulerzyski (Chair), Carl L. Baker, Jr., George W. Broughton, Richard Ferguson, Susan D. Rector and Thomas J. Wolf. Messrs. Baker, Broughton, Ferguson, Mead and Wolf served as members of the Executive Committee during the entire 2012 fiscal year. Ms. Rector was appointed as a member of the Executive Committee on July 27, 2012. Former director Paul T. Theisen served as a member of the Executive Committee in 2012 through his retirement date of July 26, 2012. The Executive Committee is authorized to act in the intervals between meetings of the directors on matters delegated to the Executive Committee by the full Board. The Executive Committee held two meetings during the 2012 fiscal year.

Governance and Nominating Committee
The Governance and Nominating Committee is currently comprised of: Susan D. Rector (Chair), George W. Broughton, Dr. Brenda F. Jones and Theodore P. Sauber. Ms. Rector, Mr. Broughton and Dr. Jones served on the Governance and Nominating Committee throughout the entire 2012 fiscal year. Mr. Sauber became a member of the Governance and Nominating Committee on July 27, 2012. Ms. Rector became Chair of the Governance and Nominating Committee on July 27, 2012. Former directors Wilford D. Dimit and Paul T. Theisen served as members of the Governance and Nominating Committee through their respective retirement dates of February 3, 2012 and July 26, 2012. Mr. Theisen also served as Chair of the Governance and Nominating Committee until his retirement date. The Board has determined that each of the current members of the Governance and Nominating Committee qualifies as an independent director under applicable NASDAQ Rules.
The Governance and Nominating Committee is organized and conducts its business pursuant to a written charter adopted by the Board, a copy of which can be found on the “Corporate Governance” section of Peoples' website at www.peoplesbancorp.com. The Governance and Nominating Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board for approval as necessary. The Governance and Nominating Committee held eight meetings during the 2012 fiscal year.
The Governance and Nominating Committee is primarily responsible for:

•
establishing and articulating qualifications, desired background and selection criteria for members of the Board consistent with any eligibility requirements set forth in Peoples' Code of Regulations, and may consider such factors as it deems appropriate;

•	evaluating Board candidates recommended by shareholders and periodically reviewing the procedures used by the Governance and Nominating Committee in such evaluation process;

•
screening and making recommendations to the Board of qualified candidates for election, nomination or appointment to the Board, including nominees for re-election as directors and candidates to fill vacancies;

•	recommending assignments to committees of the Board and chairs of Board committees for consideration by the Board;

•
reviewing with the Chairman of the Board, or another director designated by the Board, issues involving potential conflicts of interest and/or any change of status of directors pursuant to applicable law and the applicable provisions of Peoples' Code of Ethics for Directors, Officers and Employees, Peoples' Code of Regulations or Peoples' Corporate Governance Guidelines;

•
periodically administering and reviewing with the Chairman of the Board, or another director designated by the Board, an evaluation of the processes and performance of the Board and the Board's committees, and reporting such review to the Board;

•	recommending to the Board for its consideration the number of members to serve on the Board;

•
periodically reviewing Peoples' Code of Ethics for Directors, Officers and Employees and Peoples' Related Person Transaction Policy and recommending changes, as deemed necessary or appropriate by the Governance and Nominating Committee, to the Board for approval;

•	reviewing and reporting to the Board on board education opportunities and additional corporate governance matters as necessary or as directed by the Chairman of the Board or the Board as a whole;

•	overseeing the orientation and education of new and continuing members of the Board; and

•	developing and recommending to the Board a set of corporate governance guidelines applicable to Peoples.
Risk Committee
The Risk Committee is currently comprised of: Carl L. Baker, Jr. (Chair), Tara M. Abraham, George W. Broughton, Richard Ferguson, James S. Huggins, David L. Mead, Theodore P. Sauber and Thomas J. Wolf. Each of Messrs. Baker, Broughton, Ferguson, Mead, Sauber and Wolf served as a member of the Risk Committee during the entire 2012 fiscal year. Tara M. Abraham and James S. Huggins became members of the Risk Committee on May 24, 2012 and February 23, 2012, respectively. Former director Paul T. Theisen served as a member of the Risk Committee in 2012 through his retirement date of July 26, 2012.

The Risk Committee is organized and conducts its business pursuant to a written charter adopted by the Board, which is posted on the “Corporate Governance” page of Peoples' website at www.peoplesbancorp.com. The primary responsibilities of the Risk Committee are:

•
ensuring that policies, procedures and guidelines are designed and implemented so as to manage risk to Peoples in all forms, including credit, market, liquidity, compliance and legal, operational, strategic and reputation risks;

•	overseeing management's implementation and enforcement of Peoples' risk management policies, procedures, and guidelines;

•	monitoring Peoples' internal risk management function; and

•	ensuring that Peoples' risk management activities are parallel to, and reconcile with, Peoples' strategic plan.
The Risk Committee periodically reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board for approval as necessary. The Risk Committee held four meetings during the 2012 fiscal year.
NOMINATING PROCEDURES
As described above, Peoples has a standing Governance and Nominating Committee that has the responsibility to identify and recommend to the full Board individuals qualified to become directors. Each candidate must satisfy the eligibility requirements set forth in Peoples' Code of Regulations. To be eligible for election as a director, an individual must be a shareholder of Peoples. Peoples' Corporate Governance Guidelines require that directors establish a financial stake in Peoples by developing a meaningful ownership position in Peoples over time as is appropriate given the Director's personal financial circumstances; provided, however, that within five years after the date of his or her election to the Board, or by December 31, 2015, whichever is later, each director must own at least 5,000 common shares of Peoples or common shares of Peoples having a market value of $50,000, whichever is less.
    Beyond the above qualifications, the Governance and Nominating Committee will consider such factors as it deems appropriate in evaluating potential individuals for Board membership, including a consideration of the individual's contribution to the diversity of the Board. When considering potential candidates for the Board, the Governance and Nominating Committee strives to assure that the composition of the Board, as well as its practices and operation, contribute to value creation and to the effective representation of Peoples' shareholders. The Governance and Nominating Committee may consider those factors it deems appropriate in evaluating director candidates.
In considering candidates for the Board, the Governance and Nominating Committee evaluates the entirety of each candidate's credentials. The Governance and Nominating Committee believes that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director. When identifying nominees to serve as directors, the Governance and Nominating Committee will consider candidates in light of the current composition and needs of the Board. Factors that will be given weight in the consideration may include diversity in business and professional experience, skills, gender, ethnic background, as well as experience and or residence in Peoples' diverse market areas. Each of these factors will be considered in order to provide the greatest benefit to the shareholders of Peoples by selecting directors with the most exemplary credentials relative to Peoples' business and markets.
Because of the importance placed on the directors' business and professional experience and skills, a director who changes his or her principal occupation, position or responsibility from that held when elected to the Board is expected to volunteer to resign from the Board. Although Peoples does not believe that it will be necessary in every instance that a director who makes such a change should leave the Board, the Governance and Nominating Committee is afforded the opportunity to review the appropriateness of continued Board service under the new circumstances and make a recommendation to the full Board.
In addition, Peoples' Corporate Governance Guidelines provide that a director must submit his or her resignation effective as of the next annual meeting of shareholders following his or her 70th birthday; provided, however, that this requirement does not apply to any director who was age 70 or older on November 15, 2012.
The Governance and Nominating Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. The Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates.
Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to the Corporate Secretary of Peoples at Peoples' executive offices in Marietta, Ohio. Such recommendation should provide the candidate's name, age, business address, residence address, principal occupation or employment and number of common shares beneficially owned. The recommendation should also describe the qualifications, attributes, skills or other qualities of the recommended director candidate. A written statement from the candidate consenting to be named as a director candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.
Shareholders who wish to nominate an individual for election as a director at an annual meeting of the shareholders of Peoples must comply with Peoples' Code of Regulations regarding shareholder nominations. Shareholder nominations must be made in writing and delivered or mailed to the Corporate Secretary of Peoples not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors. However, if less than 21 days' notice of the meeting is given to the shareholders, the nomination must be mailed or delivered to the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed to the shareholders. Nominations for the Annual Meeting must be received by April 11, 2013. Each nomination must contain the following information to the extent known by the nominating shareholder:

•	the name, age, business address and residence address of each proposed nominee;

•	the principal occupation or employment of each proposed nominee;

•	the number of shares of capital stock of Peoples beneficially owned by each proposed nominee and by the nominating shareholder; and

•	any other information required to be disclosed with respect to a nominee for election as a director under the SEC's proxy rules.
Each nomination must be accompanied by the written consent of the proposed nominee to serve as a director of Peoples if elected. Nominations not made in accordance with the above requirements and Peoples' Code of Regulations will not be considered.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD
Although Peoples has not to date developed formal processes by which shareholders may communicate directly with directors, it believes the informal process, in which any communication sent to the Board either generally or in care of the Chief Executive Officer, the Corporate Secretary or another corporate officer is forwarded to all members of the Board or specified individual directors, as appropriate, has served the needs of the Board and Peoples' shareholders. There is no screening process, and all shareholder communications that are received by Peoples' officers for the attention of the Board are forwarded to the members of the Board.
Having found no problems with shareholder communications to directors under the existing process described above, the Governance and Nominating Committee has not found it necessary to develop more specific procedures. Until other procedures are developed and posted on the “Corporate Governance” page of Peoples' website at www.peoplesbancorp.com, any communication to the Board or to individual directors may be mailed to the Board or one or more individual directors, in care of Peoples' Corporate Secretary, at Peoples' headquarters in Marietta, Ohio. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication,” as appropriate. In addition, shareholders may utilize Peoples' website to communicate with the Board or individual directors. Correspondence through the “Investor Relations” page of the website is also directed to the Corporate Secretary. All such communications, whether via mail or the website, must identify the author as a shareholder of Peoples and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors without any screening. Correspondence marked “personal and confidential” will be delivered to the intended recipient(s) without opening.
PROPOSAL NUMBER 2:
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and corresponding SEC rules enable Peoples' shareholders to vote to approve, on an advisory and non-binding basis, the compensation of Peoples' named executive officers as disclosed in this proxy statement in accordance with SEC rules. Accordingly, the following resolution will be submitted for shareholder approval at the Annual Meeting:
“RESOLVED, that the shareholders of Peoples Bancorp Inc. (“Peoples”) approve, on an advisory basis, the compensation of Peoples' named executive officers as disclosed in Peoples' proxy statement for its 2013

Annual Meeting of Shareholders pursuant to Item 402 of SEC Regulation S-K, included in the “COMPENSATION DISCUSSION AND ANALYSIS”, the “SUMMARY COMPENSATION TABLE FOR 2012”, and the related executive compensation tables, notes and narratives.”
The Board believes that Peoples' compensation policies and procedures, which are reviewed and approved by the Compensation Committee, are effective in aligning the compensation of Peoples' named executive officers with Peoples' short-term goals and long-term success, and that such compensation and incentives are designed to attract, retain and motivate Peoples' key executives who are directly responsible for Peoples' continued success. The Board believes that Peoples' compensation policies and practices do not threaten the value of Peoples or the investments of our shareholders, or create incentives to engage in behaviors or business activities that are reasonably likely to have a material adverse impact on Peoples. The Board further believes that Peoples' culture focuses executives on sound risk management and appropriately rewards executives for performance. The Board further believes that Peoples' compensation policies and procedures are reasonable in comparison both to Peoples' peer bank holding companies and to Peoples' performance during the 2012 fiscal year.
Similar “Say on Pay” proposals were approved by a significant majority of the common shares voted at each of Peoples' 2012 Annual Meeting of Shareholders, 2011 Annual Meeting of Shareholders, 2010 Annual Meeting of Shareholders and 2009 Annual Meeting of Shareholders.
Shareholders are encouraged to carefully review the information provided in this proxy statement regarding the compensation of Peoples' named executive officers in the section captioned “EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 35 of this proxy statement.
Because your vote is advisory, the outcome of the vote will not: (i) be binding upon Peoples' Board or the Compensation Committee with respect to future executive compensation decisions, including those relating to Peoples' named executive officers, or otherwise; (ii) overrule any decision made by the Board or the Compensation Committee; or (iii) create or imply any additional fiduciary duty by Peoples' Board or the Compensation Committee. However, the Compensation Committee expects to take into account the outcome of the vote when considering future executive compensation arrangements.
Recommendation and Vote Required
THE BOARD UNANIMOUSLY RECOMMENDS THAT PEOPLES' SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF PEOPLES' NAMED EXECUTIVE OFFICERS.
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve the non-binding advisory resolution to approve the compensation paid to Peoples' named executive officers as disclosed in this proxy statement. Proxies received by Peoples and not revoked prior to or at the Annual Meeting will be voted in favor of this non-binding, advisory resolution unless otherwise instructed by the shareholder. The effect of an abstention is the same as a vote “AGAINST” the proposal. Broker non-votes will not be counted in determining whether the proposal has been approved.
PROPOSAL NUMBER 3:
APPROVAL OF THE PEOPLES BANCORP INC. SECOND AMENDED AND RESTATED 2006 EQUITY PLAN
General
Upon recommendation by the Compensation Committee, on February 28, 2013, the Board adopted the Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan (the “Second Amended and Restated 2006 Plan”), subject to approval by the shareholders of Peoples. The 2006 Plan was originally adopted on February 9, 2006 by the Board and approved by Peoples' shareholders on April 13, 2006. The 2006 Plan was subsequently amended on June 8, 2006 and February 8, 2007 and was amended and restated effective December 11, 2008 (the “Amended and Restated 2006 Plan”). The Second Amended and Restated 2006 Plan will become effective upon the approval thereof by Peoples' shareholders (the “Second Restatement Effective Date”).
The Second Amended and Restated 2006 Plan makes the following changes to the material terms of the Amended and Restated 2006 Plan:

•
Increases the number of common shares that may be issued from 500,000 common shares to such number of common shares as will result in an aggregate of 800,000 common shares being available for future grants of

Awards on and after the Second Restatement Effective Date. Based on the number of common shares available for future grants of Awards as of February 28, 2013, the aggregate number of common shares available for issuance under the Second Amended and Restated 2006 Plan (including common shares subject to outstanding Awards (199,231 common shares) and common shares previously issued in satisfaction of Awards (82,333 common shares)) would be 1,081,564 common shares.

•
Counts against the common share limit, common shares subject to an Award outstanding on the Second Restatement Effective Date which Award for any reason thereafter terminates by expiration, forfeiture, cancellation or otherwise without having been exercised or paid.

•	Extends the termination date for the Plan to the tenth anniversary of the Second Restatement Effective Date.

•	Expands the list of performance criteria upon which performance goals relating to the payment or vesting of an Award may be based.

•	Strengthens the prohibition on the repricing of an Option or a SAR.

•
Changes the definition of “retirement” from including early retirement (i.e., termination by a participant on or after attaining age 50 with at least ten years of service with Peoples or any of our subsidiaries) to a termination by a participant other than due to death or disability on or after attaining age 65 with at least ten years of service with Peoples or any of our subsidiaries.

•	Eliminates the automatic acceleration of vesting of Awards upon the retirement or disability of a participant.

•
Eliminates the automatic vesting of performance-based Awards upon the death of a participant with vesting to occur instead at the end of the applicable performance period to the extent the related performance goals have been satisfied.

•
Dividends which would otherwise be received during the restriction period applicable to Restricted Performance Stock will instead be accrued and paid to participants in the same proportion and at the same time as the underlying Restricted Performance Stock vests, if at all.

•	Permits the acceleration of vesting of Awards upon a termination by a participant for good reason following a change in control.

•	Makes Awards subject to any deductions and clawback required to be made under any applicable law, governmental regulation or stock exchange listing requirement, or any policy adopted by Peoples.
The Amended and Restated 2006 Plan, as currently in effect, is an equity incentive plan that has been structured in a manner such that Awards granted under the Amended and Restated 2006 Plan by Peoples will comply with the requirements of Section 162(m) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder (collectively, “Section
162(m)”). Section 162(m) eliminates a federal income tax deduction for annual compensation in excess of $1 million paid by Peoples to the President and Chief Executive Officer, and each of the three most highly compensated executive officers (other than the President and Chief Executive Officer or the Chief Financial Officer) whose compensation is required to be disclosed pursuant to Item 402 of SEC Regulation S-K, in any one year unless that compensation qualifies as “qualified performance-based compensation” under Section 162(m).
One requirement for compensation to be qualified performance-based is that the material terms of the performance goals under which compensation may be paid be disclosed and approved by shareholders every five years. For purposes of Section 162(m), the material terms include: (i) the employees eligible to receive compensation; (ii) a description of the business criteria on which the performance goal(s) may be based; and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal(s). With respect to the Awards under the Second Amended and Restated 2006 Plan, each of these aspects is discussed below, and shareholder approval of the Second Amended and Restated 2006 Plan is intended to constitute approval of each of these aspects of the Second Amended and Restated 2006 Plan for purposes of the approval required by Section 162(m).
The Board believes it is desirable to continue to have Awards available to be used to attract and retain talented employees, directors and advisors of Peoples and our subsidiaries and to promote the long-term growth and financial success of Peoples by encouraging ownership of Peoples common shares and motivating the achievement of long-term performance goals and objectives. The Second Amended and Restated 2006 Plan makes common shares available for a variety of Awards, allowing Peoples to choose the equity-based incentives most appropriate to individual circumstances and most likely to benefit Peoples and our shareholders. The Second Amended and Restated 2006 Plan will continue to make the following equity-based Awards (collectively, “Awards”) available for grant to eligible participants:

•	Incentive Stock Options;

•	Nonqualified Stock Options (and together with Incentive Stock Options, “Options”);

•	Stock appreciation rights (“SARs”);

•	Restricted Stock;

•	Restricted Performance Stock (and together with Restricted Stock, where appropriate “Restricted Stock”;

•	unrestricted common shares (“unrestricted Company Stock”); and

•	Performance Units.
The following summary of the material provisions of the Second Amended and Restated 2006 Plan is qualified in its entirety by reference to the specific provisions of the Second Amended and Restated 2006 Plan, the full text of which is attached to this Proxy Statement as Appendix A. All capitalized terms which are not defined in this summary are defined in the Second Amended and Restated 2006 Plan.
Purpose
The purpose of the Second Amended and Restated 2006 Plan is to provide financial incentives for selected Employees, Advisors and Non-Employee Directors, thereby promoting the long-term growth and financial success of Peoples by: (i) attracting and retaining Employees, Advisors and Non-Employee Directors of outstanding ability; (ii) strengthening Peoples' capability to develop, maintain and direct a competent management team; (iii) providing an effective means for selected Employees, Advisors and Non-Employee Directors to acquire and maintain ownership of Peoples common shares; (iv) motivating Employees to achieve long-range performance goals and objectives; and (v) providing incentive compensation opportunities competitive with peer financial institution holding companies.
Effective Date and Expiration of the Second Amended and Restated 2006 Plan
The 2006 Plan originally became effective on April 13, 2006. The Amended and Restated 2006 Plan became effective on December 11, 2008. If the Second Amended and Restated 2006 Plan is approved by the Peoples shareholders at the Annual Meeting, it will become effective on April 25, 2013. Unless earlier terminated by the Board, the Second Amended and Restated 2006 Plan will terminate on the tenth anniversary of the Second Restatement Effective Date. No Award may be made pursuant to the Second Amended and Restated 2006 Plan after its termination date, but Awards made prior to the termination date will remain in effect in accordance with their respective terms. In any event, no Incentive Stock Options may be granted after February 28, 2023.
Administration of the Second Amended and Restated 2006 Plan
The Second Amended and Restated 2006 Plan will continue to be administered by the Compensation Committee (the “Committee”) which has the authority to grant Awards to Employees, Advisors and Non-Employee Directors who are members of the board of directors of a subsidiary of Peoples but are not also members of the Board of Peoples (“Subsidiary Directors”). The full Peoples' Board has the authority to grant Awards to Non-Employee Directors who are members of the Peoples Board (“Company Directors” and together with the Subsidiary Directors, “Non-Employee Directors”). The Committee, or the full Board, as the case may be, has the full power and authority to interpret and administer the Second Amended and Restated 2006 Plan and to establish and amend rules and regulations for its administration. Any action or decision by the full Board or the Committee will be final, binding and conclusive with respect to the interpretation of the Second Amended and Restated 2006 Plan and any Award made under it.
More specifically, the Committee or the full Board, as appropriate, has the authority, in its discretion:

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to determine those Employees, Advisors and Non-Employee Directors who will receive an Award; the timing of Award grants; the vesting schedule, if any, for each Award; and the type of Award to be granted, the number of common shares to be subject to each Option, SAR and Restricted Stock Award, the value of each Performance Unit and all other terms and conditions of any Award;

•	to determine and set forth in an award agreement the terms of each Award, including those terms, restrictions and provisions necessary to cause certain Options to qualify as Incentive Stock Options;

•	to correct any defect or supply any omission or reconcile any inconsistency in the Second Amended and Restated 2006 Plan or in any award agreement, in order to carry out the purposes of the Plan; and

•
to accelerate (i) the date on which an Option or a SAR may be exercised, (ii) the date of termination of the restrictions applicable to a Restricted Stock Award, or (iii) the end of a performance period under a Performance Unit Award, if the Committee or the full Board, as applicable, determines that to do so will be in the best interests of Peoples and the participants in the Second Amended and Restated 2006 Plan.

All Awards are subject to the terms and conditions of the Second Amended and Restated 2006 Plan and to such other terms and conditions determined in the sole discretion of the Committee or full Board, as applicable. The terms of Awards need not be uniform among all participants who receive an Award, whether or not similarly situated. Awards may be granted under two or more provisions of the Second Amended and Restated 2006 Plan, may be combined in one award agreement and may contain any combination of Awards granted at one time and on more than one occasion to the same Employee, Advisor or Non-Employee Director.
Eligibility and Participation
All Employees, Advisors and Non-Employee Directors are eligible to participate in the Second Amended and Restated 2006 Plan. For purposes of the Second Amended and Restated 2006 Plan, an “Employee” means an individual who is a common law employee of Peoples or any of our subsidiaries and an “Advisor” is an advisor who renders bona fide services to Peoples and/or one or more of our subsidiaries as an advisory or marketing board member and who is neither an Employee nor a Non-Employee Director, provided that such services are not provided in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Peoples' common shares.
As of the date of this proxy statement, no determination has been made regarding the identity of the individuals to whom future Awards may be granted under the Second Amended and Restated 2006 Plan. Peoples estimates that approximately 55 of the employees of Peoples and our current subsidiaries will be eligible to receive Awards, including the executive officers of Peoples named in the “SUMMARY COMPENSATION TABLE FOR 2012” on page 50. In addition, following the election of three directors at the Annual Meeting, there will be ten Non-Employee Directors eligible to receive Awards as Company Directors. As of the date of this proxy statement, there were no Non-Employee Directors who qualified as Subsidiary Directors. Peoples is unable to reasonably estimate the number of Advisors who will be eligible to receive Awards.
Employees may be granted Incentive Stock Options. Employees, Advisors and Non-Employee Directors may be granted Nonqualified Stock Options, SARs, Restricted Stock, Restricted Performance Stock, unrestricted Company Stock and Performance Unit Awards.
Plan Benefits
The amount and nature of Awards to be granted in the future under the Second Amended and Restated 2006 Plan are at the discretion of the Committee with respect to participants other than Company Directors and the full Board with respect to Company Directors. Therefore, the amount and nature of such future Awards cannot be determined at this time.
The table included under “EXECUTIVE COMPENSATION - GRANTS OF PLAN-BASED AWARDS FOR 2012” beginning on page 53 shows the Restricted Stock Awards granted under the Amended and Restated 2006 Plan to the named executive officers during the 2012 fiscal year. During the 2012 fiscal year, Restricted Stock Awards covering an aggregate of 26,207 common shares were granted to all current executive officers of Peoples as a group and Restricted Stock Awards covering an aggregate of 47,044 common shares were granted to all current employees, excluding current executive officers, as a group. As discussed under “DIRECTOR COMPENSATIONFOR 2012” beginning on page 63, during the 2012 fiscal year, the current Company Directors as a group were not granted any Restricted Stock Awards. During the 2012 fiscal year, the Board also granted an aggregate of 8,490 shares of unrestricted Common Stock to certain employees who were not executive officers of Peoples and had never received Awards under the Amended and Restated 2006 Plan (or the 2006 Plan prior to December 11, 2008).
Aggregate Past Grants of Options and SARs
Prior to 2007, Peoples granted Nonqualified Stock Options and Incentive Stock Options to Employees and Nonqualified Stock Options to Non-Employee Directors under the 2006 Equity Plan. Since February 2007, Peoples has granted a combination of Restricted Stock Awards and SARs to be settled in common shares to Employees and Restricted Stock Awards to Non-Employee Directors subject to the terms and conditions prescribed in the 2006 Plan (and, since December 11, 2008, the Amended and Restated 2006 Plan).
None of (a) Charles W. Sulerzyski, President and Chief Executive Officer of Peoples, (b) Edward G. Sloane, Executive Vice President, Chief Financial Officer and Treasurer of Peoples, (c) Daniel K. McGill, Executive Vice President, Chief Commercial Banking Officer of Peoples and (d) Timothy H. Kirtley, Executive Vice President, Chief Credit Officer of Peoples, have been awarded Options or SARs under the Amended and Restated 2006 Plan (or the 2006 Plan prior to December 11, 2008). In addition, no Company Directors or Subsidiary Directors have been granted SARs under the Amended and Restated 2006 Plan (or the 2006 Plan prior to December 11, 2008).
From the inception of the 2006 Plan through December 31, 2012, grants of Options and/or SARs have been made under the 2006 Plan (and, since December 11, 2008, the Amended and Restated 2006 Plan) to the following individuals and indicated groups: (i) Carol A. Schneeberger, Executive Vice President, Chief Administrative Officer -- 2,103 SARs; (ii) all current executive officers as a group -- 2,103 SARs; (iii) all current employees, excluding current executive officers, as a group -- 2,000 Options and 21,917 SARs; (iv) all current Company Directors as a group -- 7,200 Options; (v) David L. Mead, nominee for election as a director at the Annual Meeting -- 600 Options; (vi) Susan D. Rector, nominee for election as a director at the Annual Meeting -- none; and (vii) Thomas J. Wolf, nominee for election as a director at the Annual Meeting -- 1,200 Options.
Because the amount and nature of Awards to be granted in the future under the Second Amended and Restated 2006 Plan will be determined at the discretion of the Committee and the full Board, past Awards of Options and/or SARs under the Amended and Restated 2006 Plan (and the 2006 Plan prior to December 11, 2008) may not be reflective of future Awards under the Second Amended and Restated 2006 Plan.
Common Shares Available Under the Second Amended and Restated 2006 Plan
Subject to certain adjustments as described below under “Adjustments,” the maximum number of common shares that may be issued under the Second Amended and Restated 2006 Plan will be such number of common shares as will result in an aggregate of 800,000 common shares being available for future grants of Awards on and after the Second Restatement Effective Date (the “Share Authorization”). Based on the number of common shares available for future grants of Awards as of February 28, 2013, the aggregate number of common shares available for issuance under the Second Amended and Restated 2006 Plan (including common shares subject to outstanding Awards (199,231 common shares) and common shares previously issued in satisfaction of Awards (82,333 common shares)) would be 1,081,564 common shares. The maximum number of common shares that may be issued subject to Incentive Stock Options will be 800,000 common shares. The authorized common shares may consist of (i) common shares previously issued and outstanding and reacquired by Peoples or (ii) authorized but unissued common shares not reserved for any other purpose.
The following common shares will not be counted against the aforementioned Share Authorization:

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the number of common shares that are subject to an Option or any other Award which is equal to the number of common shares tendered by a participant to Peoples in payment of the option price or exercise price of such Option or other Award, as applicable;

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the common shares subject to an Award granted on or after the Second Restatement Effective Date which Award for any reason thereafter terminates by expiration, forfeiture, cancellation or otherwise without having been exercised or paid;

•	the common shares withheld from any Award to satisfy a participant's tax withholding obligations or, if applicable, to pay the option price of an Option or exercise price of any other Award;

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if a SAR is settled in whole or in part by the issuance of common shares, the number of common shares which represents the difference between (a) the number of common shares which remain subject to such SAR on the date of such settlement and (b) the number of common shares actually issued upon settlement of such SAR; and

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the number of common shares subject to an Option which is equal to the number of common shares acquired by Peoples on the open market using the cash proceeds received by Peoples from the exercise of such Option; provided, however, that such number of common shares will in no event be greater than the number which is determined by dividing (a) the amount of cash proceeds received by Peoples from the participant upon the exercise of such Option by (b) the fair market value of a common share on the date of exercise of such Option.

Limitation on Awards
In addition to the overall Share Authorization under the Second Amended and Restated 2006 Plan, the maximum number of common shares for which Options or SARs may be granted to any participant in any one fiscal year of Peoples is 500,000, subject to adjustment under the terms of the Second Amended and Restated 2006 Plan as described below under “Adjustments.” The maximum aggregate dollar value of, and the maximum number of common shares subject to, Restricted Stock and Performance Units awarded to any Employee or Advisor with respect to a performance period or restriction period may not exceed $500,000 and 500,000 common shares (subject to adjustment under the terms of the Second Amended and Restated 2006 Plan as described below under “Adjustments”) for each fiscal year of Peoples included in such performance period or restriction period.
Options
Nonqualified Stock Options may be granted to any participant under the Second Amended and Restated 2006 Plan. Incentive Stock Options, however, may be granted only to Employees of Peoples or of any of our subsidiaries as permitted under the applicable provisions of the Internal Revenue Code. Additionally, grants of Incentive Stock Options will be subject to the restrictions and conditions set forth in the relevant sections of the Internal Revenue Code, including the $100,000 limitation on Incentive Stock Options first becoming exercisable in a calendar year and limitations for employees possessing more than 10% of the total combined voting power of all classes of stock of Peoples or any of our subsidiaries.

Options may be granted for terms of up to, but not exceeding, ten years from the date of grant. Each Option grant is to be evidenced by an award agreement that specifies whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option, the exercise price of the Option, the duration of the Option, the number of common shares to which the Option pertains, the conditions upon which the Option will vest and become exercisable, and such other provisions as the Committee or the Board determines.
The Committee or the Board, as applicable, will determine the exercise price of each Option; however, the exercise price must be at least equal to 100% of the fair market value of the underlying common shares on the grant date. For purposes of the Second Amended and Restated 2006 Plan, the “fair market value” of a common share on a particular date will generally be the closing price of a common share on that date on NASDAQ. On March 4, 2013, the fair market value of a common share was $21.74. The Committee or the Board, without shareholder approval, may not reduce the exercise price, cancel an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Option; or cancel an outstanding Option with an exercise price which is above the current fair market value of a common share in exchange for cash or other securities.
Once an Option vests, the Option may be exercised at any time during the term of the Option in such manner as specified in the award agreement and upon proper notice to Peoples as specified in the Second Amended and Restated 2006 Plan, but only if a participant is then, and continually (except for sick leave, military service, or other approved leave of absence) since the grant of the Option has been, an Employee, Advisor or Non-Employee Director. The exercise price of any Option must be paid in full at the time of exercise (i) in cash; (ii) in previously acquired common shares having a fair market value equal to the exercise price on the date of exercise (or the immediately preceding date if the date of exercise is not a trading day); (iii) in a combination of cash and common shares; or (iv) by a cashless (broker-assisted) exercise.
The exercise price must be fully paid before Peoples will issue or transfer the acquired common shares. A participant has no shareholder rights with respect to the common shares covered by an Option until such common shares are issued to the participant.
Notwithstanding the foregoing, the Committee may in its discretion prescribe additional conditions, restrictions or terms on the vesting of an Option, including the full or partial attainment of performance goals. After an Option vests, the Option may be exercised at any time during the term of the Option, in whole or in installments, as specified in the related award agreement.
Stock Appreciation Rights (SARs)
The Committee may award SARs to any participant under the Second Amended and Restated 2006 Plan other than Company Directors. The Board has the authority to grant SARs to Company Directors. Each SAR represents the right to receive payment of an amount equal to (i) the amount by which the fair market value of one common share on the date of exercise of the SAR exceeds the exercise price, multiplied by (ii) the number of common shares covered by the SAR.
Each SAR granted under the Second Amended and Restated 2006 Plan will be subject to the terms and conditions prescribed by the Committee or the Board in an award agreement, which will specify the grant price, the term of the SAR and such other provisions as the Committee or the Board determines. The exercise price for each SAR will be determined by the Committee or Board, as applicable, but must be at least equal to 100% of the fair market value of a common share on the date of grant. The Committee or the Board may prescribe conditions and limitations on the exercise of any SAR. At the discretion of the Committee or the Board, the payment upon the exercise of a SAR may be made in cash, common shares or a combination of the two, or in any other manner set forth in the award agreement.
Each SAR will expire on the date set by the Committee or the Board at the time of the grant, provided that the term of each SAR may not be more than ten years. A SAR is exercisable only by written notice to the Chief Financial Officer of Peoples or the Secretary of the Committee, or his or her designee. To the extent not previously exercised, all SARs will automatically be exercised on the last trading day prior to their expiration, so long as the fair market value of a common share on that date exceeds the exercise price, unless prior to that date, the participant gives proper and timely notice to the contrary to Peoples. The Committee or the Board, without shareholder approval, may not reduce the exercise price, cancel an outstanding SAR in exchange for a SAR with an exercise price that is less than the exercise price of the original SAR; or cancel an outstanding SAR with an exercise price which is above the current fair market value of a common share in exchange for cash or other securities.
Restricted Stock and Restricted Performance Stock
The Committee may award Restricted Stock and/or Restricted Performance Stock to any participant under the Second Amended and Restated 2006 Plan other than Company Directors. The Board has the authority to grant Restricted Stock and/or Restricted Performance Stock to Company Directors.

An award of Restricted Stock granted under the Second Amended and Restated 2006 Plan will be subject to the terms and conditions prescribed by the Committee or the Board in an award agreement. Each award agreement will specify the period(s) of restriction, the number of common shares covered by the Restricted Stock Award, and such other provisions as the Committee or the Board determines. Among other things, the Committee or the Board may impose different restriction periods for each Restricted Stock Award or conditions upon the Award including the attainment of performance goals (making the Award a grant of Restricted Performance Stock).
Unless otherwise determined by the Committee or the Board and set forth in a participant's award agreement, the participant will be entitled to receive dividends during the restriction period, will have the right to vote such Restricted Stock and will have all other shareholder rights, except that (i) unless otherwise provided by the Committee, in the case of Restricted Performance Stock, dividends which would otherwise be received during the restriction period will be accrued and paid to the participant in the same proportion and at the same time as the underlying Restricted Performance Stock vests, if at all, (ii) if any dividends are paid in common shares, those common shares will be subject to the same restrictions as the shares of Restricted Stock with respect to which they were issued, (iii) the participant will not be entitled to delivery of any stock certificate evidencing the common shares underlying the Restricted Stock during the restriction period, (iv) Peoples will retain custody of the Restricted Stock during the restriction period, and (v) a breach of a restriction or a breach of the terms and conditions established by the Committee or the Board pursuant to the Restricted Stock Award will cause a forfeiture of the Restricted Stock Award.
Under the Second Amended and Restated 2006 Plan, the term “Restricted Performance Stock” means common shares subject to performance goals and grants of Restricted Performance Stock are subject to the same terms and conditions specified for grants of Restricted Stock.
Unrestricted Company Stock
The Committee may grant unrestricted Company Stock to any participant under the Second Amended and Restated 2006 Plan other than Company Directors on such terms and conditions as the Committee determines. The Board has the same authority to grant unrestricted Company Stock to Company Directors.
Performance Units
The Committee may grant Performance Units to any participant under the Second Amended and Restated 2006 Plan other than Company Directors. The Board has the same authority to grant Performance Units to Company Directors.
Each Performance Unit represents the right of a participant to receive an amount equal to the value of the Performance Unit, established by the Committee or the Board at the time the Award is granted. The Committee or the Board will determine the maximum dollar value of each Performance Unit and, in the discretion of the Committee or the Board, the measure of a Performance Unit may be equal to the fair market value of one common share.
In each award agreement, the Committee or the Board will establish (i) the performance period during which performance will be measured and (ii) the performance goals for a participant for a particular performance period based upon various performance measures (described below under “General Performance Goals”). Further, the Committee or the Board will set performance goals in its discretion which will, depending on the extent to which they are met, determine the value and/or number of Performance Units that will be paid out to the participant.
After the applicable performance period has ended, the holder of Performance Units will be entitled to receive payout on the value and number of Performance Units earned during such performance period to the extent performance goals have been met. In determining the number of Performance Units to be granted to any participant, the Committee or the Board will take into account the participant's responsibility level, performance, potential, cash compensation level, other incentive awards, and any other considerations as it deems appropriate. Awards may be paid in cash or common shares, or any combination of the two, as determined by the Committee or the Board. Payment may be made in a lump sum or in installments and will be subject to such other terms and conditions as the Committee or the Board determines.
General Performance Goals
The performance goals, upon which the payment or vesting of an Award to any Employee that is intended to qualify as “qualified performance-based compensation” under Section 162(m) may be based, will be limited to the following performance measures:

•	earnings per share (actual or targeted growth);

•	net income after capital costs;

•	net income (before or after taxes);

•	return measures (including, but not limited to, return on average assets, risk-adjusted return on capital, return on average equity, pre-provision net revenue, or return on tangible common equity);

•	efficiency ratio;

•	full-time equivalency control;

•	stock price (including, but not limited to, growth measures, share price appreciation, or total shareholder return);

•	non-interest income compared to net interest income ratio;

•	expense targets (including, but not limited to, reduction in or maintenance of non-interest expense);

•	operating efficiency;

•	economic value added or EVA(R);

•	credit quality measures;

•	customer satisfaction measures;

•	loan growth;

•	deposit growth;

•	net interest margin;

•	fee income;

•	operating expense;

•	balance sheet measures including assets, loans, charge-offs, loan loss reserves, non-performing assets, deposits, asset quality levels, and investments;

•	balance sheet management;

•	interest income;

•	investment management;

•	maintenance or improvement of net interest income;

•	market capitalization;

•	market share;

•	non-interest income growth;

•	productivity ratios;

•	revenues;

•	risk management measures including interest-sensitivity gap levels, regulatory compliance, satisfactory internal or external audits, and financial ratings; and

•	tangible common equity.
For Awards not intended to comply with Section 162(m), the Committee or the Board may establish performance goals based upon any of the performance measures described above or upon any other performance criteria the Committee or the Board deems appropriate.
In either case, the Committee or the Board must establish performance goals in writing for each performance period no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the expiration of 25% of the performance period. Except as otherwise provided in the Second Amended and Restated 2006 Plan or an award agreement, as of the end of each performance period, the Committee or the Board must certify in writing the extent to which a participant has or has not met the participant's performance goal(s). To the extent consistent with Section 162(m), if applicable, performance goals may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting Peoples and/or one of our subsidiaries or changes in applicable tax laws or accounting principles.
Additionally, to the extent permitted by Section 162(m), if applicable, the Committee or the Board must make (i) appropriate adjustments to performance criteria to reflect the effect on any performance criteria of any stock dividend or stock split affecting the common shares, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or similar corporate change and (ii) similar adjustments to any portion of performance criteria that is not based on common shares but which is affected by an event having an effect similar to those just described.
Furthermore, any of the performance measures described above may be used to measure performance with respect to solely Peoples and/or any of our subsidiaries, or relatively between Peoples and/or any subsidiary and one or more unrelated entities. In addition, the Committee can apply different performance measures to different participants or groups of participants, and to results achieved by solely Peoples or any of our subsidiaries, a combination of the two, or any combination of business units or divisions of Peoples and our subsidiaries.
Change in Control
Under the Second Amended and Restated 2006 Plan, “change in control” means a change in the ownership or effective control of Peoples or in the ownership of a substantial portion of the assets of Peoples (within the meaning of Section 409A of the Internal Revenue Code).
In the event of a change in control where the surviving entity is not Peoples and the surviving entity (the “Acquiror”) does not assume or substitute equivalent Awards for outstanding grants of Options, SARs, Restricted Stock, Restricted Performance Stock or Performance Units, all such outstanding Options and SARs will become immediately and fully exercisable and, in the case of Restricted Stock (other than Restricted Performance Stock), all outstanding Awards will become immediately and fully vested. In the case of Restricted Performance Stock and Performance Units, all outstanding Awards will be deemed to have been fully earned based on the target level of performance being attained as of the effective date of the change in control. Additionally, the Board or its designee may, in its sole discretion, provide for a cash payment to be made to each participant for the outstanding Restricted Stock, Restricted Performance Stock, or Performance Units upon the consummation of the change in control, determined on the basis of the fair market value that would be received in such change in control by the holders of Peoples' common shares relating to such Awards. Notwithstanding the foregoing, any Option intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code will be adjusted in a manner to preserve such status.
In the event of a change in control where Peoples is the surviving entity, or the Acquiror assumes the outstanding Options, SARs, Restricted Stock, Restricted Performance Stock or Performance Units or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates, then all such Awards or substitutes will remain outstanding and be governed by their respective terms and the provisions of the Second Amended and Restated 2006 Plan. In such a change in control scenario:

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if a participant is terminated without cause or the participant terminates for good reason within 24 months following the change in control, and Peoples is the surviving corporation or the Acquiror has assumed the outstanding Awards, then all of the participant's outstanding Options and SARs will become immediately and fully exercisable and, in the case of Restricted Stock (other than Restricted Performance Stock Awards), all outstanding Awards will become immediately and fully vested. In the case of Restricted Performance Stock and Performance Units, all of the participant's outstanding Awards will be deemed to have been fully earned based on the target level of performance being attained. In the case of outstanding Options or SARs, the participant may exercise these Options or SARs at any time within one year after such termination, except that an Option or SAR will not be exercisable on any date beyond the expiration date of such Option or SAR. If the participant dies after such termination, the exercisability of all outstanding Options or SARs will be treated in the same manner as that provided for a termination due to retirement (as further described below in “Termination”); and

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if a participant is terminated for cause within 24 months following such change in control and Peoples is the surviving corporation or the Acquiror has assumed the outstanding Awards, then any Options or SARs of such participant will expire, any non-vested Restricted Stock, Restricted Performance Stock or Performance Units will be forfeited, and all rights under such Awards will terminate immediately.

Peoples does not have the power to amend or terminate any provision regarding the effect of a change in control if any such amendment or termination would adversely affect the rights of any participant under the Second Amended and Restated 2006 Plan.
Tax Withholding
Peoples has the power and the right to deduct or withhold, or require a participant to remit to Peoples, the minimum statutory amount to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Second Amended and Restated 2006 Plan.
With respect to withholding required upon any taxable event arising as a result of an Award granted under the Second Amended and Restated 2006 Plan, a participant may elect, subject to the approval of the Committee or the Board, as appropriate, to satisfy the withholding requirement, in whole or in part, by having Peoples withhold common shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections will be irrevocable, must be made in writing and signed by the participant, and will be subject to any restrictions or limitations that the Committee or the Board, in its sole discretion, deems appropriate.
Termination
Subject to the provisions of individual award agreements, the following summarizes the effect of various termination events on Awards to participants:

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Termination due to death: Unless otherwise provided by the Committee, all outstanding Options, SARs and Restricted Stock not subject to performance goals will vest and, if applicable, become exercisable; a portion of the Options, SARs and Restricted Stock subject to Performance Goals, determined by multiplying the number of shares subject to such Options, SARs and Restricted Stock by a fraction, the numerator of which is the number of whole months elapsed during the Performance Period prior to the Participant's death, and the denominator of which is the number of months in the Performance Period, shall immediately vest; and any SARs and any Options that are then, or become, exercisable may be exercised by the Participant's Personal Representative at any time before the earlier of (i) one year after the Participant's death , or (ii) the expiration date of the Award.

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Termination due to disability or retirement: Unless otherwise provided by the Committee, all outstanding unvested Options, SARs and Restricted Stock will become fully vested and, if applicable, exercisable at the time and under the conditions, including attainment of the performance goals, as such Options, SARs and Restricted Stock would otherwise vest and become exercisable pursuant to the terms of the award agreement; and any Options and SARs that become exercisable may be exercised at any time before the earlier of (i) one year after the date such Option or SAR became vested, or (ii) the expiration date of the Award. However, an Option which is intended to qualify as an Incentive Stock Option will only be treated as such to the extent it complies with the requirements of Section 422 of the Internal Revenue Code.

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Termination due to any reason other than death, disability or retirement: Any unvested or unexercisable Awards on the date of termination will immediately terminate and be of no further force and effect.

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Termination due to any reason other than death, disability, discharge for cause, or retirement: Any outstanding Options or SARs may be exercised at any time within three months after such termination up to the number of common shares covered by the portion of such Options or SARs which is exercisable at the date of such termination. However, no Option or SAR will be exercisable after the expiration date of such Option or SAR.

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Termination for cause: Any Options or SARs, whether or not then exercisable, will expire and any rights thereunder will terminate immediately, and any non-vested Restricted Stock Awards will immediately be forfeited and any rights thereunder will terminate.

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Termination due to disability or retirement: Any Options or SARs exercisable at the time of the Participant's termination may be exercised by the participant at any time before the earlier of (i) one year after the date of termination or (ii) the expiration date of the Award. However, an Option which is intended to qualify as an Incentive Stock Option will only be treated as such to the extent it complies with the requirements of Section 422 of the Internal Revenue Code.

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Termination due to retirement, but participant dies prior to the exercise of all of the participant's outstanding Options or SARs: Such Options or SARs may be exercised by the Participant's personal representative at any time before the earlier of (i) one year after the participant's death or (ii) the expiration date of the Award. However, an Option which is intended to qualify as an Incentive Stock Option will only be treated as such to the extent it complies with the requirements of Section 422 of the Internal Revenue Code.

•	Termination at any time during an applicable performance period: Awards of Performance Units will terminate for all purposes, except as may otherwise be determined by the Committee.

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Termination at any time following the end of an applicable performance period, but prior to full payment: Awards of Performance Units will terminate except when the termination is due to death, disability or retirement or as may otherwise be determined by the Committee.

Adjustments
In the event of any reorganization, recapitalization, reclassification, stock split, stock dividend, distribution, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of Peoples, appropriate adjustments will be made by the Committee or the Board, as the case may be, (or if Peoples is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Second Amended and Restated 2006 Plan, the number and kind of shares and the exercise price per share subject to outstanding Options and SARs or the number and kind of shares which may be issued under outstanding Restricted Stock Awards or pursuant to unrestricted Company Stock Awards.
Subject to the provisions of the Second Amended and Restated 2006 Plan, appropriate adjustments will also be made by the Committee or the Board, as the case may be, in the terms of any Awards to reflect such changes and to modify any other terms of outstanding Awards on an equitable basis. Any such adjustments made by the Committee or the Board will be conclusive and binding for all purposes under the Second Amended and Restated 2006 Plan.
Clawback
Any Award which is subject to recovery under any law, governmental regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, governmental regulation or stock exchange listing requirement (or any policy adopted by the Company whether or not such adoption was pursuant to such law, governmental regulation or stock exchange listing requirement).
Amendment, Suspension and Termination of the Second Amended and Restated 2006 Plan
The Board, in its discretion, may suspend or terminate the Second Amended and Restated 2006 Plan or any portion of the Second Amended and Restated 2006 Plan at any time and may amend the Second Amended and Restated 2006 Plan from time to time as needed (i) in order that any Awards thereunder conform to any change in applicable laws or regulations, or (ii) in any respect deemed by the Board to be in the best interests of Peoples. No termination, amendment or suspension of the Second Amended and Restated 2006 Plan by the Board may adversely affect in any material way any outstanding Options, SARs, Restricted Stock Awards or Performance Units without the consent of the affected participant.
Without shareholder approval, no amendment may: (i) increase the number of common shares which may be issued under the Second Amended and Restated 2006 Plan (except as provided above in “Adjustments”); (ii) expand the types of awards available to participants under the Second Amended and Restated 2006 Plan; (iii) materially expand the class of Employees and/or Advisors eligible to participate in the Second Amended and Restated 2006 Plan; (iv) materially change the method of determining the option price of Options or exercise price of SARs; (v) delete or limit the provision prohibiting the repricing of Options and SARs; or (vi) extend the termination date of the Second Amended and Restated 2006 Plan. Additionally, to the extent that shareholder approval is required to satisfy applicable laws, regulations or standards of any stock exchange on which the common shares are listed, such amendment may not be made without the requisite approval.
The Committee may amend or modify any outstanding Options, SARs, Restricted Stock Awards or Performance Unit Awards in any manner to the extent that the Second Amended and Restated 2006 Plan has provided the initial authority to the Committee to grant such Awards as so modified or amended.
Subject to the above conditions, the Board can amend the Second Amended and Restated 2006 Plan and any award agreements without any additional consideration to affected participants to the extent necessary to comply with, or avoid penalties under, Section 409A of the Internal Revenue Code, even if those amendments reduce, restrict or eliminate rights granted prior to such amendments.
U.S. Federal Income Tax Consequences
The following is a brief summary of the general U.S. federal income tax consequences relating to the Second Amended and Restated 2006 Plan. This summary is based on U.S. federal income tax laws and regulations in effect on the date of this proxy statement and does not purport to be a complete description of the U.S. federal income tax laws. In addition, this summary is not intended to be exhaustive, does not constitute tax advice, and does not describe federal employment, state, local or foreign tax consequences. Each participant will be advised to consult with his or her own tax advisor concerning the U.S. federal income tax and other tax consequences of participating in the Second Amended and Restated 2006 Plan.
Incentive Stock Options
Incentive Stock Options are intended to qualify for special treatment available under Section 422 of the Internal Revenue Code. A participant will not recognize any income when an Incentive Stock Option is granted and Peoples will not receive a deduction at that time. A participant will not recognize ordinary income upon the exercise of an Incentive Stock Option provided that the participant was, without a break in service, an employee of Peoples or one of our subsidiaries during the period beginning on the grant date of the Incentive Stock Option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant's employment is terminated due to death or disability).

If a participant acquires common shares by exercising an Incentive Stock Option and continues to hold those common shares for one year or, if longer, until the second anniversary of the grant date (each of these periods is called an “ISO Holding Period”), the amount the participant receives when he or she disposes of the common shares minus the exercise price will be taxable at long-term capital gain or loss rates (this is referred to as a “qualifying disposition”), depending on whether the amount the participant receives when he or she disposes of the common shares is greater or less than the exercise price he or she paid. Upon a qualifying disposition, Peoples is not entitled to a deduction.
If a participant disposes of the common shares before the end of either ISO Holding Period (this is referred to as a “disqualifying disposition”), the participant will recognize ordinary income equal to the excess, if any, of (a) the fair market value of the common shares on the date the Incentive Stock Option was exercised or, if less, the amount received on the disposition, over (b) the exercise price. Peoples will be entitled to a deduction equal to the ordinary income that the participant recognizes. Any amount realized in excess of the fair market value of the common shares on the date of exercise will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the common shares.
The rules that generally apply to Incentive Stock Options do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from Incentive Stock Options.
Nonqualified Stock Options
Nonqualified Stock Options do not receive the special tax treatment afforded to Incentive Stock Options under the Internal Revenue Code, although a participant will not recognize any income when a Nonqualified Stock Option is granted and Peoples will not receive a deduction at that time. However, unlike an Incentive Stock Option, when a Nonqualified Stock Option is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the common shares that the participant purchased on the date of exercise over the exercise price. If a participant uses common shares or a combination of common shares and cash to pay the exercise price of a Nonqualified Stock Option, he or she will have ordinary income equal to the fair market value of the excess of the number of common shares that the participant purchases over the number he or she surrenders, less any cash the participant uses to pay the exercise price. When a Nonqualified Stock Option is exercised, Peoples will be entitled to a deduction equal to the ordinary income that the participant recognizes.
If the amount a participant receives when he or she disposes of the common shares that he or she acquired by exercising a Nonqualified Stock Option is greater than the exercise price the participant paid, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after he or she acquired the common shares. But, if the amount a participant receives when he or she disposes of the common shares that the participant acquired by exercising a Nonqualified Stock Option is less than the exercise price he or she paid, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after he or she acquired the common shares.
SARs
A participant will not recognize any income when a SAR is granted and Peoples will not receive a deduction at that time. When a SAR is exercised, a participant will recognize ordinary income equal to the cash and/or the fair market value of the common shares the participant receives upon exercise over the aggregate exercise price. Peoples will be entitled to a deduction equal to the ordinary income that the participant recognizes. If the amount a participant receives when he or she disposes of any common shares acquired upon the exercise of a SAR is greater than the fair market value of the common shares when the SAR was exercised, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after the SAR was exercised. But, if the amount the participant receives when he or she disposes of the common shares is less than the fair market value of the common shares when the SAR was exercised, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after the SAR was exercised.
Restricted Stock
Unless a participant makes an election under Section 83(b) of the Internal Revenue Code, the participant will not recognize ordinary income when Restricted Stock is granted and Peoples will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the shares of Restricted Stock vest (i.e., when the participant can no longer forfeit them) equal to the fair market value of the common shares he or she receives when the restrictions lapse, less any consideration paid for the Restricted Stock, and Peoples generally will be entitled to a deduction equal to the ordinary income that the participant recognizes.

If the amount a participant receives when he or she disposes of these common shares is greater than the fair market value of the common shares when the Restricted Stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after the Restricted Stock vested. But, if the amount the participant receives when he or she disposes of these common shares is less than the fair market value of the common shares when the Restricted Stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after the Restricted Stock vested.
If a participant makes a Section 83(b) election, the participant will recognize ordinary income on the grant date equal to the fair market value of the common shares underlying the Restricted Stock on the grant date, and Peoples will be entitled to a deduction equal to the ordinary income that the participant recognizes at that time. However, the participant will not recognize income when (and if) the restrictions lapse. If a participant earns the common shares, any appreciation in the fair market value of the common shares between the grant date and the date the participant disposes of the common shares will be treated as a long-term or short-term capital gain, depending on whether he or she held the common shares for more than one year after the grant date. But, if the amount the participant receives when he or she disposes of these common shares is less than the fair market value of the common shares underlying the Restricted Stock on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether he or she held the common shares for more than one year after the grant date. Also, if a participant forfeits his or her Restricted Stock, the participant cannot take a tax deduction in connection with that forfeiture.
Restricted Performance Stock and Performance Units
A participant will not recognize taxable income when Peoples grants the participant Restricted Performance Stock and/or Performance Units and Peoples will not receive a deduction at that time. However, if the participant satisfies the conditions imposed on the Award, he or she will recognize ordinary income equal to the cash and/or the fair market value of the common shares he or she receives upon settlement. Peoples generally will be entitled to a deduction equal to the ordinary income that the participant recognizes.
If the amount a participant receives when he or she disposes of the common shares acquired upon the settlement of a Restricted Performance Stock or Performance Units is greater than the fair market value of the common shares when the participant received them, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after they were issued. But, if the amount the participant receives when he or she disposes of these common shares is less than the fair market value of the common shares when they were issued, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after they were issued.
Unrestricted Company Stock
Upon an issuance of unrestricted Company Stock, a participant will recognize ordinary income equal to the fair market value of the common shares issued and Peoples will receive a deduction in the same amount at that time.
Section 162(m) of the Internal Revenue Code
Certain Awards granted under the Second Amended and Restated 2006 Plan may qualify as “qualified performance-based compensation” under Section 162(m). For an Award granted under the Second Amended and Restated 2006 Plan, other than an Option or a SAR, to qualify as “qualified performance-based compensation,” the lapse of restrictions on the Award, and distribution of cash, common shares or other property pursuant to such Award must be contingent upon satisfying one or more of the performance goals described above under the caption “General Performance Goals”, as established and certified by the Committee and the Award must satisfy the other requirements under Section 162(m). Any Options or SARs granted under the Second Amended and Restated 2006 Plan are expected to qualify as “qualified performance-based compensation” due to the terms under which such Awards must be granted.
Sections 280G and 4999 of the Internal Revenue Code
Sections 280G and 4999 of the Internal Revenue Code impose penalties on “excess parachute payments.” A parachute payment occurs when payments are made to a “disqualified individual” (as defined under Section 280G of the Internal Revenue Code) in connection with a change in control in an amount equal to or greater than 300% of the recipient's taxable compensation averaged over the five calendar years ending before the change in control (or over the entire period of employment if the participant has been employed less than five calendar years). This average is called the “base amount.” An “excess parachute payment” is an amount equal to the excess of any parachute payments over 100% of the base amount.
Some participants in the Second Amended and Restated 2006 Plan may receive payments in connection with a change in control. If this happens, the value of any such participant's payments from the Second Amended and Restated 2006 Plan must be combined with other payments that the participant is entitled to receive in connection with a change in control under other agreements with or plans of Peoples or any of our subsidiaries. If the participant is a disqualified individual and the combined value of all payments is equal to or greater than 300% of the base amount, the participant must pay a 20% excise tax on all amounts in excess of 100% of the base amount. This tax is in addition to other federal, state and local income, wage and employment taxes. Peoples may not deduct the amount of any excess parachute payment.
Section 409A of the Internal Revenue Code
Section 409A of the Internal Revenue Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of non-qualified deferred compensation plans, which includes certain types of equity-based incentive compensation. It is intended that the Awards granted under the Second Amended and Restated 2006 Plan comply with or be exempt from the requirements of Section 409A.
IRS CIRCULAR 230 DISCLOSURE: IN ORDER TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE U.S. INTERNAL REVENUE SERVICE, ANY U.S. FEDERAL INCOME TAX ADVICE CONTAINED IN THE FOREGOING IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE U.S. INTERNAL REVENUE CODE OR PROMOTING, MARKETING, OR RECOMMENDING TO ANOTHER PERSON, ANY TRANSACTION OR OTHER MATTER ADDRESSED HEREIN.
Recommendation and Vote Required
THE COMPENSATION COMMITTEE AND THE BOARD UNANIMOUSLY RECOMMEND
THAT PEOPLES' SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SECOND
AMENDED AND RESTATED 2006 EQUITY PLAN.
The affirmative vote of the majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve the Seconded Amended and Restated 2006 Equity Plan. Broker non-votes will not be counted in determining whether the proposal has been approved. The effect of an abstention is the same as a vote “AGAINST” the proposal.
EXECUTIVE COMPENSATION:
COMPENSATION DISCUSSION AND ANALYSIS
Overview of Previous Year's Performance and Compensation
The Compensation Committee of the Board (for the purpose of this discussion and analysis, the “Committee”) has responsibility for establishing, implementing and continually monitoring adherence with Peoples' compensation philosophy. The Committee believes that the total compensation paid during 2012 to the individuals included in the “SUMMARY COMPENSATION TABLE FOR 2012” on page 50 (referred to collectively as the “named executive officers”), is reasonable, competitive and aligned with the best interests of Peoples' shareholders. The Committee believes all employees should be rewarded for executing on goals designed to create long-term shareholder value without encouraging unnecessary and excessive risk-taking that could threaten the value of Peoples.
2012 was a year of continued improvement for Peoples, with the focus being on the execution of Peoples' strategic plan. Peoples saw improvements in key metrics such as credit quality, revenue growth, net income, and maintenance of strong capital ratios. The Committee believes that Peoples' achievement of these key results demonstrates the effective balance of incentive and risk in Peoples' incentive program design. Peoples has shown consistent and improved performance since the recent financial crises in which Peoples and the banking industry saw significant economic challenges. The Committee and the Board believe that this improvement is a result of a disciplined strategy that combines appropriate risk control measures with goals that, if achieved, result in improved returns to shareholders. This approach has taken Peoples from previous years which saw challenges in credit quality, revenue growth, and net income, to higher performing standards, culminating in 2012's strong results for shareholders. These significant improvements resulted in linked increases in incentive compensation to the named executive officers of Peoples (see “SUMMARY COMPENSATION TABLE FOR 2012”, located on page 50). The Committee believes that this discussion and analysis will provide the shareholders with the results upon which the Committee relied in making compensation decisions for 2012. The Committee further believes that its actions were consistent with the compensation design and philosophy, demonstrating that Peoples' executive officers continue to be incentivized to achieve results in the best interests of our shareholders. The Committee has determined that Peoples' compensation policies and practices do not threaten the value of Peoples or the investments of its shareholders or create incentives to engage in behaviors or business activities that are reasonably likely to have a material adverse impact on Peoples. Please see the discussion of the Committee's review in the “COMPENSATION COMMITTEE REPORT - Discussion of Risk Review and Assessment.”
The goal of the compensation program for Peoples' executive officers is the same as our goal in the operations of Peoples - to create long-term value for our shareholders. Toward this goal, we have designed and implemented a compensation program for the executive officers to: (i) reward them for sustained positive financial and operating performance and leadership excellence; (ii) align their interests with those of our shareholders; (iii) attract qualified talent; and (iv) encourage strong performers to remain with Peoples for long and productive careers. The elements of our compensation program consist of base salary, cash and equity-based incentive compensation, retirement and other benefits, and perquisites and other personal benefits. We combine the compensation elements for each executive officer in a manner we believe optimizes the executive officer's contribution to Peoples and our shareholders, motivates the executive officer to attain the business goals set by Peoples, and rewards the executive officer for attaining such goals without encouraging unnecessary and excessive risk-taking that could threaten the value of Peoples.
The Committee believes that the best measure of whether the executive compensation program is achieving its intended goals is to look at the actual performance of Peoples. Year-over-year results are not dispositive of Peoples' achievement of our long-term performance and operational goals. However, Peoples' compensation philosophy is centered on absolute performance, performance relative to Peoples' Peer Group, and relative improvement in the performance of Peoples during any given time period. The sustained and long-term improved results for our shareholders are reflected in the yearly results and achievements of Peoples during 2012. Accordingly, the Committee wishes to highlight the following performance results for Peoples in 2012:
Total Shareholder Return Performance Graph: Comparison of five-year, three-year and one-year total shareholder return between Peoples Bancorp Inc. common shares and the stock of Peoples' Peer Group as defined on page 41.

Total Annual Return

1-Year
3-Year
5-Year
41%
25%
31%
15%
-1%
3%
Peoples Bancorp
Peer Group

Total return includes impact of dividends

Peers include: SRCE, FRME, STBA, CTBI, TMP, MSFG, LKFN, CHCO, THFF, FISI, FDEF, SYBT, GABC, CNND, BKYF, CCNE, FBMI, HBNC, ISBA, LNBB, FMNB

Peoples' Rank Relative To Peer Group: Key Performance Metrics

	2012 Peer Group Ranking	2011 Peer Group Ranking
Return on Average Assets	68th Percentile	18th Percentile
Return on Average Tangible Common Equity	73rd Percentile	18th Percentile
Operating Revenue Growth	41st Percentile	5th Percentile
Net Charge-offs to Loans	100th Percentile	23rd Percentile
Nonperforming Assets to Loans + Other Real Estate Owned (OREO)	96th Percentile	36th Percentile
This table illustrates the improvement Peoples achieved relative to Peoples' Peer Group as defined on page 41 by comparing Peoples' ranking as a percentile of the Peer Group's performance in 2012 with the corresponding ranking achieved in 2011. The Board and management are committed to achieving progress in all peer comparison categories as part of Peoples' strategic goal of becoming a top performing bank holding company.
The following table illustrates the progress made by Peoples during the previous three-year period with respect to several key performance metrics.

	2012	2011	2010	2009
Net Income	$20,385	$11,212	$3,529	$2,314
Diluted Earnings per Common Share	$1.92	$1.07	$0.34	$0.22
Return on Average Assets	1.11%	0.69%	0.28%	0.21%
Pre-provision Net Revenue to Average Assets (1)	1.41%	1.41%	1.76%	1.74%
Return on Average Stockholders' Equity	9.52%	5.72%	2.33%	1.80%
Tier 1 Common Capital Ratio	14.06%	12.82%	11.59%	10.58%
Nonperforming Assets as a Percent of Total Assets	0.76%	1.80%	2.45%	2.03%

(1)
These amounts represent non-GAAP financial measures since they exclude the provision for loan losses and all gains and losses included in earnings. Additional information regarding the calculation of these amounts can be found in “ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2012 under the caption “Pre-Provision Net Revenue”.

Other metrics illustrating Peoples' improved performance include the following:

•
Improved asset quality: Nonperforming assets were 1.48% of gross loans and OREO at December 31, 2012 versus 3.41% at December 31, 2011. Net charge-offs were 0.12% of average loans in 2012 versus 1.16% in 2011. Allowance for loan losses was 1.81% of gross loans at year-end 2012, compared to 2.53% at year-end 2011.

•	Higher retail deposit balances: Retail deposits at year-end 2012 were up 12% over year-end 2011.

•	Steady loan production: Total gross loan balances as of year-end 2012 were up 4.97% compared to year-end 2011, reversing a trend of declining loan balances that started in 2007.

•	Stock price: A year-over-year increase in the per share price of our common shares from $14.47 on December 30, 2011 to $20.43 on December 31, 2012, an increase of 41%.
Following year-end 2012, the Committee considered the performance metrics above and the strategic direction of Peoples in determining what the members believed to be appropriate compensation decisions with respect to executive management. All decisions were made with the intent to align compensation with the Company's overall performance for the year and with the best interests of our shareholders.
Key Executive Compensation Decisions:

•
Chief Executive Officer Compensation: Mr. Sulerzyski's salary increased by 7.1% to $450,000 on January 1, 2013. This increase represented the Committee's and the Board's recognition of the significant accomplishments of Mr. Sulerzyski during 2012, including: setting, refining, and executing the strategic direction of Peoples; hiring and developing the senior management team; building a client-focused culture; and performance above expectations. For 2012 performance, Mr. Sulerzyski was awarded an annual cash incentive of $290,220. Mr. Sulerzyski also received a grant of 11,106 performance-vested restricted shares in January 2013 for 2012 performance. The awards of cash and equity-based incentives were based upon Peoples' improved performance and achievement of Mr. Sulerzyski's individual performance goals in 2012.

•
Other Named Executive Officer Compensation: Due to the improved performance of Peoples, and the respective individual achievements of the other named executive officers, the Committee approved annual cash incentives, equity-based incentives, and base-salary increases ranging from 1.7% to 5.0%. This compensation is reflected in the table below.

Named Executive Officer	2013 Base Salary	2012 Cash Annual Incentive - Earned for 2012 and Paid in 2013 (1)	2012 Long Term Incentive - Total Restricted Shares Earned Based upon 2012 performance, and Awarded in 2013 (2)
Edward G. Sloane	$219,000	$98,470	3,500
Daniel K. McGill	$234,000	$97,290	3,500
Timothy H. Kirtley	$210,000	$95,400	4,000
Carol A. Schneeberger	$215,000	$106,900	4,000

(1)
Cash - In February 2013, a cash incentive was awarded to each of the individuals then serving as executive officers, based upon their performance relative to their respective 2012 individual and corporate performance goals.

(2)
Performance-vested restricted shares - In January 2013, restricted shares with a three-year performance-based vesting schedule were awarded to each of the individuals serving as executive officers, based upon their performance relative to their respective 2012 individual and corporate performance goals. The performance triggers required for vesting of these restricted shares are the achievement of each of the following, for each one-third tranche of restricted shares awarded, during each of the three successive one-year periods ending on the anniversary date of the grant date: (i) Peoples maintaining a “well-capitalized” status under applicable regulatory standards; and (ii) Peoples reporting positive net income.

Peoples' participating executive officers received payouts as described above for individual and corporate performance through the 2012 incentive program. Due to the improved performance, particularly relative to previous periods, as noted previously, the Committee believes Peoples' compensation program for its executive officers continues to be aligned with the interests of our shareholders, and the payouts made pursuant to the annual incentive program reflected Peoples' improved performance.

•
Retention bonus - On September 13, 2012, the Committee approved a $50,000 cash bonus payable to Daniel K. McGill awarded October 1, 2012, as well as a grant of 15,000 restricted shares awarded October 30, 2012, with vesting of the restricted shares in 5,000 common-share installments on each of the first three anniversaries of the grant date. The Committee considered Mr. McGill's contributions to Peoples' improved asset quality and earnings growth, and approved the compensation as part of a retention strategy specific to Mr. McGill.

During 2012, the Committee addressed the following areas:

•
The Committee reviewed and considered the non-binding advisory vote of shareholders, approving the compensation of Peoples' named executive officers as disclosed in the Proxy Statement for the 2012 Annual Meeting of Shareholders, and focused on the continued design of executive compensation programs designed to meet the best interests of the shareholders of Peoples. The results of the advisory vote were 6,790,435 common shares voting for the advisory resolution to approve the named executive officer compensation for 2011, an approval rate of 96% of common shares voted. The Committee believes this result reflects a well-considered executive compensation program.

•
The Committee and Board set corporate goals that are aligned with the best interests of our shareholders. These goals reflected Peoples' expectations of strong net income, increased return on average assets, and improved credit. The Committee then created individual goals for each executive officer in order to align the executive officer's compensation with the goals established for Peoples as a whole. These executive officer performance goals create measurable indicators that allow the Committee to measure the effectiveness of Peoples' executive officers in meeting the goals of Peoples and aligning the executive officers with the best interests of our shareholders.

•
The Committee engaged McLagan to review the estimated life of the 2006 Plan. Under current funding levels, the 2006 Plan would no longer have common shares available for awards in the next two to three years, depending upon the levels of performance achieved and the market value of the common shares expected to be subject to awards. Accordingly, the Committee has determined that it is appropriate to request, as part of a second amendment and restatement of the 2006 Plan, that the shareholders approve an increase in the number of common shares which would be available for future awards. Please see the discussion under the caption “PROPOSAL NUMBER 3: APPROVAL OF THE PEOPLES BANCORP INC. SECOND AMENDED AND RESTATED 2006 EQUITY PLAN”.

•
Approved the revision of Peoples' Performance-Based and Time-Based Restricted Stock Agreements, in order to specifically incorporate covenants regarding non-solicitation and non-disclosure. This change more closely aligns Peoples' long-term incentive practices to the Committee's stated goal of employee retention.

Compensation Philosophy and Objectives
The overall philosophy for Peoples is to provide a compensation program which balances market, shareholder and regulatory considerations. In designing our compensation plans, we take into account both absolute performance of Peoples as well as relative improvement in the performance of Peoples during any given time period. The current performance plans are focused on both short-term and long-term goal achievement for Peoples through the use of cash and equity in combinations that are driven by both annual and long-term goals and objectives for Peoples and the individual executive officers.
While the Committee oversees the compensation of all officers and employees, a primary focus of the Committee is the compensation for Peoples' executive officers and senior officers. The intent is to reward all employees for continuous improvement, and identification and implementation of best practices but, specifically, to set up compensation plans for executive officers and senior officers to reward those employees for enhancing shareholder value. The compensation philosophy established by the Committee covers the direct forms of compensation and serves as a tool that the Board and management use to ensure that compensation programs are developed that are both competitive with respect to officer compensation and reasonable within the marketplace.

•
Base Salary: Base salaries are benchmarked at the median of those of similarly-situated officers serving with members of Peoples' Peer Group (as defined on page 41). Based upon individual circumstances, actual base salary levels may be higher or lower than this “market median”.

•
Total Cash Compensation: Total cash compensation represents base salary plus any annual cash incentive received. The long-term objective is for total cash compensation to be consistent with the market median of that received by similarly-situated officers serving with members of Peoples' Peer Group for achieving target performance and at or above the 75th percentile of that received by such officers for achieving performance at the 75th percentile of the Peer Group.

•
Total Direct Compensation: The objective is to grant equity-based awards only after performance goals for a fiscal year have been attained. Equity-based awards are granted with one-third of the economic value of such awards granted with three-year pro-rata vesting based upon the achievement of a performance trigger in each of the years, which enhances employee retention and reduces the sensitivity to short-term performance, and two-thirds of the economic value of such awards granted with performance-based vesting, which defers payment until the applicable three-year performance goal is achieved. Total direct compensation is comprised of total cash compensation plus the grant date fair value of equity-based awards. The long-term goal for total direct compensation is that the total direct compensation ranking for each executive officer, compared to the total direct compensation of the similarly-situated officers serving with members of Peoples' Peer Group, will reflect a percentile similar to that when Peoples' performance, as measured by Return on Average Equity, Return on Average Assets, and other common measures used by the financial services industry and especially community banks, is compared to that of Peoples' Peer Group. For example, if target performance is achieved both at the individual and corporate level, it is expected that each executive officer's total direct compensation will approximate the market median of similarly-situated officers serving with members of Peoples' Peer Group and that Peoples' performance under the relevant measures will generally align with the median performance of members of the Peer Group.

No specific formula is used to determine the allocation between performance-based compensation, which includes annual cash incentives and the long-term equity-based incentives, and fixed compensation in the form of base salaries. However, the portion of the total direct compensation that could have been earned in the form of cash and equity-based incentives at target levels of performance emphasizes Peoples' focus on pay-for-performance during 2012. At target levels of performance, 47.4% of Mr. Sulerzyski's total direct compensation, and 37.5% of the other executive officers' total direct compensation, would have been in the form of performance-based compensation.
Role of Executive Officers in Compensation Decisions
The Committee makes all compensation decisions related to the executive officers of Peoples and recommends to the Board any equity-based award grants for the non-employee directors. Annually, the President and Chief Executive Officer of Peoples reviews the performance of each executive officer (excluding his own) by comparing the results attained to

Committee-approved goals as well as the overall performance of Peoples as compared to Board-approved corporate performance goals. Both corporate and individual goals are defined for threshold, target and maximum levels of performance. This data forms the basis for the recommendations of the President and Chief Executive Officer to the Committee with respect to the compensation of the other executive officers, including base salary adjustments, and payout percentages for the annual cash incentive payments and equity-based awards. The Committee considers the President and Chief Executive Officer's recommendations, and uses the Committee's own discretion in making the final compensation decisions with respect to the executive officers, which may differ from the recommendations of the President and Chief Executive Officer.
Setting Executive Compensation
The Committee has the sole authority to engage the services of any compensation consultant or advisor. In order to ensure that Peoples provides total direct compensation that is performance-based and competitive with its stated Peer Group, its geographic peers and the financial services industry in general, from time to time, the Committee has engaged McLagan, an Aon Hewitt Company, an independent compensation and benefits consultant serving the financial services industry. McLagan provides market intelligence on industry compensation trends along with its views on specific compensation programs. In addition, from time to time and on a limited basis, McLagan has provided comparative market compensation data information to Peoples' management at its request. The amount paid for the consulting services has been nominal. All work completed by McLagan is reported to the Committee. Communications between the Committee and McLagan occur through (i) direct conversations between the Chairman of the Committee and McLagan, (ii) communications between the President and Chief Executive Officer, Chief Administrative Officer and/or the Secretary of the Committee and McLagan, and (iii) participation by McLagan in Committee meetings, including executive sessions with only directors present.
During 2012, McLagan provided information regarding market trends for incentive plan design and executive compensation. Likewise, McLagan provided advice and guidance to the Committee about the impact of regulatory limitations and legislative requirements on the compensation, benefits and goal setting process for the named executive officers and Peoples' compensation plans for all other employees in addition to preparation and review of specified portions of the proxy materials. Additionally, McLagan and its affiliate, Aon Hewitt, provided consultation services with respect to the amendment of Peoples' 2006 Plan. Neither McLagan nor Aon Hewitt has provided any services to Peoples other than those described in these paragraphs. At the request of the Committee, a McLagan representative attended one Committee meeting in 2012.
In 2012, the Compensation Committee reviewed its relationship with McLagan and Aon Hewitt. The Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934. The Committee determined that McLagan and Aon Hewitt's work does not raise a conflict of interest.
The Committee has identified the following peer group for use in performance benchmarking. From time to time, the Committee uses this peer group for the purposes of executive compensation comparison and benchmarking. The peer group is comprised of 22 publicly-traded financial institution holding companies with total asset sizes ranging from $1.1 billion to $4.8 billion. The members of this peer group are located in the states of Indiana, Kentucky, Michigan, New York, Ohio, Pennsylvania and West Virginia, and serve markets and/or geographic areas similar to those of Peoples.

Peer Group Member	Location	Total Assets ($ Billions)	Ticker Symbol
Tompkins Financial Corporation	Ithaca, NY	4.8	TMP
1st Source Corporation	South Bend, IN	4.6	SRCE
S&T Bancorp, Inc.	Indiana, PA	4.5	STBA
First Merchants Corporation	Muncie, IN	4.3	FRME
Community Trust Bancorp, Inc.	Pikeville, KY	3.6	CTBI
Lakeland Financial Corporation	Warsaw, IN	3.1	LKFN
City Holding Company	Charleston, WV	2.9	CHCO
First Financial Corporation	Terre Haute, IN	2.9	THFF
MainSource Financial Group, Inc	Greensburg, IN	2.8	MSFG
Financial Institutions, Inc.	Warsaw, NY	2.8	FISI
S.Y. Bancorp, Inc.	Louisville, KY	2.1	SYBT
First Defiance Financial Corp.	Defiance, OH	2.0	FDEF
German American Bancorp, Inc.	Jasper, IN	2.0	GABC
Canandaigua National Corporation	Canandaigua, NY	1.9	CNND
The Bank of Kentucky Financial Corporation	Crestview Hills, KY	1.8	BKYF
CNB Financial Corporation	Clearfield, PA	1.8	CCNE
Horizon Bancorp	Michigan City, IN	1.8	HBNC
Firstbank Corporation	Alma, MI	1.5	FBMI
Isabella Bank Corporation	Mount Pleasant, MI	1.4	ISBA
LNB Bancorp, Inc.	Lorain, OH	1.2	LNBB
Farmers National Banc Corp.	Canfield, OH	1.1	FMNB
Indiana Community Bancorp (1)	Columbus, IN	—	INCB

(1)	On September 15, 2012, Indiana Community Bancorp was acquired by Old National Bancorp
This 22-member group is referred to in this discussion and analysis as the “Peer Group.” The Committee uses Peer Group data to analyze the overall competitiveness of the compensation of Peoples' executive officers in light of our compensation philosophy and objectives by comparing (i) the relative ranking of each executive officer's base salary and total direct compensation to the base salary and total direct compensation for similarly-situated officers serving members of the Peer Group for threshold, target and maximum levels of performance, and (ii) the level of performance achieved by Peoples compared to the Peer Group as measured by earnings per common share (based on net income available to common shareholders), growth and other standard performance measures used by the financial services industry.
In view of the current economic and financial environment, the Committee has reviewed the design and operation of Peoples' compensation arrangements for 2012, including the compensation arrangements of Peoples' executive officers, with Peoples' senior risk officer. This review included the mix of base salary and performance-based compensation, and the performance goals required to be attained for threshold, target and maximum levels of cash and equity-based payments, along with the corresponding payout potentials. The Committee has determined that these arrangements do not provide Peoples' executive officers with the incentive to engage in business activities or other behavior that would materially threaten the value of Peoples or the investments of its shareholders.
2012 Executive Compensation Components
For 2012, the principal components of compensation for the executive officers were:

•	Base salary;

•	Annual cash incentive compensation;

•	Long-term equity-based incentive compensation;

•	Retirement and other benefits; and

•	Perquisites and other personal benefits.
Base Salary
The Committee believes that base salaries for the executive officers should be competitive with the median of the base salaries of similarly-situated officers of members of the Peer Group. Depending on individual experience, job performance and competitive market requirements with respect to those executive officers recently recruited, the actual base salary for a particular executive officer may be higher or lower than the median base salary for the similarly-situated Peer Group executive officer (typically in the range of the 40th to 60th percentile of the Peer Group). Potential individual executive officer base salary increases are reviewed annually by the Committee and are based on (i) the individual's overall contribution to Peoples' performance, (ii) the executive officer's attainment of specific individual business objectives during the preceding year, and (iii) adjustments, if such changes occur, in the overall responsibilities of the individual.
Specific individual business objectives for 2012 were approved for each executive officer by the Committee on December 13, 2011. The individual business objectives were designed to complement Peoples' corporate goals for 2012, which were approved by the Board on December 15, 2011, particularly the Board's goals related to overall growth of Peoples. The individual business objectives were both quantitative in nature, such as achieving sales and revenue goals and cost containment, and qualitative in nature, such as the development, management and retention of key staff and the assessment and development of quality products and services. These objectives are designed to grow core earnings, which will, in turn, promote the long-term interests of Peoples' shareholders.
Based on the significant improvement in Peoples' 2012 financial performance and Peoples' compensation philosophy and objective of rewarding executive officers for enhancing shareholder value, the Committee chose to adjust the base salaries of certain Peoples' executive officers for 2013. The Committee determined that increases to executive officer base salaries were appropriate due to Peoples' overall improved performance, and that these increases in executive officer base salaries were in the best interests of Peoples and its shareholders.
The Committee also considered the performance of each executive officer in determining whether to increase base salaries in 2013. As a result, the Committee determined the 2013 annual base salary for the named executive officers would be increased, and approved the following base salaries: effective January 1, 2013: Mr. Sulerzyski - $450,000, Mr. Sloane - $219,000, Mr. McGill - $234,000, Mr. Kirtley - $210,000, and Ms. Schneeberger - $215,000.
Cash and Equity-Based Incentive Program
Executive officers are eligible to earn additional compensation under the incentive program. The incentive program was developed to reward performance by providing increasing awards as a percentage of base salary for increasing levels of performance and, conversely, by not paying incentives if performance goals are not met. The incentive program is designed to motivate and reward the executive officers for their contributions to business goals that we believe drive earnings and create shareholder value without encouraging unnecessary and excessive risk-taking.
2012 Incentive Program Design
The 2012 program design was comprised of the annual incentive program and the long-term incentive program. The annual incentive program provides for cash awards calculated based upon corporate and individual performance using the annual incentive plan payout percentages assigned to each participant's incentive tier. In order to participate in the incentive program for a given fiscal year, the executive officer must have been employed by Peoples as of July 1st of the fiscal year and must also be employed by Peoples on the date of the award, which occurs in February or March of the year following the fiscal year being measured. Exceptions to these time periods may be approved at the discretion of the Committee.
On December 13, 2011, the Committee approved the discretionary, or individual, goals for Peoples' executive officers and on December 15, 2011, the Board established the 2012 corporate incentive performance goals. The Board again adopted a “balanced scorecard” approach with performance, capital and credit components. The Board set the corporate performance goals for 2012 as shown in the table below, along with the weighting for each component. Peoples' corporate performance results for 2012 are also shown, which reflect the significantly improved performance of Peoples in 2012.

	Weighting	Threshold	Target	Maximum	2012 Results
Net Income	30%	$10,600,000	$14,910,000	$18,637,500	$20,385,000
Total Revenue (Net Interest Income plus Non-Interest Income)	5%	$78,795,900	$87,551,000	$96,306,100	$89,446,000
Return on Average Assets	15%	0.66%	0.82%	0.90%	1.11%
Tier 1 Common Capital Ratio	5%	11.32%	12.85%	13.84%	14.06%
Criticized Assets	15%	$125,000,000	$110,000,000	$90,000,000	$95,546,000
Discretionary (Individual Performance)	30%				Varies by Executive Officer
With respect to the annual incentive program, the Committee adjusted the corporate incentive goals for Mr. McGill from 70% to 35%, and line of business goals were added, with a weighting of 35%. The discretionary measure is unique to each executive officer and consists of quantitative and qualitative measures. In addition, goals tied to the attainment of the long-term strategic plan were included in each executive officer's discretionary measure with respect to the long-term portion of the incentive program. The Committee believes that these goals properly incentivized the executive officers to implement and attain the long-term strategic objectives of Peoples, particularly with respect to overall growth and high performance. These measures were intended to reflect results achieved for shareholders while ensuring that the compensation arrangement did not encourage unnecessary and excessive risk-taking that could threaten the value of Peoples. The absolute minimum level of corporate performance remained in effect for 2012 and was defined as a minimum level of earnings available to common shareholders of $0.90 per common share.
Annual individual performance goals were established for each executive officer, the nature of which differed depending upon the officer's job responsibilities. The discretionary measure was unique to each executive officer and consisted of quantitative and qualitative measures such as setting, refining, and executing the strategic direction of Peoples, hiring and developing the senior management team, and building a client-focused culture for Mr. Sulerzyski; driving an effective enterprise risk management program, developing effective legal and human resources leadership and practices, and providing effective support of sales and service through operations for Ms. Schneeberger; management of a disciplined loan pipeline process, measured improvement in line of business referrals, support of credit improvement, and successful implementation of new initiatives related to lending for Mr. McGill; increased investor coverage of Peoples, line of business management reporting, regular financial reviews, and timely and consistent financial reporting for Mr. Sloane; and execution of new credit underwriting processes, strengthening of criticized asset reporting, and commercial portfolio management with respect to criticized assets for Mr. Kirtley. The goals assigned to the executive officers are intended to reflect results for shareholders while ensuring that the compensation arrangement does not encourage unnecessary and excessive risk-taking that could threaten the value of Peoples. Measurement of these goals was objective and/or subjective in nature, depending upon the nature of the respective goal. Payout percentages (expressed as percentage of base salary) for various levels of performance are reviewed by the Committee on an annual basis.
2012 Annual Incentive (Cash)
There are three levels of incentive awards under the annual incentive program: threshold, target and maximum. The payout potentials for the 2012 annual incentive program, expressed as a percent of base salary, were as follows:

	Threshold Payout Potential	Target Payout Potential	Maximum Payout Potential
Chief Executive Officer	12.5%	50%	75%
Other Executive Officers	8.8%	35%	52.5%
The Committee retained the right to exercise discretion to increase or reduce the size of the payout of cash incentives. Incentive awards were paid after results have been determined in respect of the corporate performance goals.
2012 Long-Term Incentive (Equity)
The long-term incentive program draws from a pool for equity-based awards in the form of restricted shares created by using corporate results only and the long-term incentive payout percentages for each participant as described below. The pool of restricted shares was distributed to participants based upon corporate and individual results. The restricted shares awarded did not exceed those in the pool as created by corporate results. Thirty percent of the pool was awarded to participants based upon the participants' respective salaries. Additional restricted shares from the pool were awarded to each participant based on the Committee's subjective determination of the participant's contribution to Peoples' future success and attainment of Peoples' strategic plan.
The pool is created based upon the level of achievement of corporate goals which determines the percentage applied to base salaries. Threshold, target and maximum payout potentials are used to create the pool and are determined annually by the Committee. The payout potentials for the 2012 long-term incentive program were as follows.

	Threshold Payout Potential	Target Payout Potential	Maximum Payout Potential
Chief Executive Officer	10%	40%	60%
Other Executive Officers	6.3%	25%	37.5%
The 2012 long-term incentive program requires the achievement of annual performance triggers in order for the pro rata portion of the award to vest in each of the three years in the vesting period. This design makes the vesting contingent on longer-term risk management and outcomes.

Equity-based awards, if earned, are granted with an economic value based on The NASDAQ Global Select Market® closing price of Peoples' common shares on the date of the grant. The Committee approves equity-based grants to the executive officers and other officers. In the absence of a scheduled Committee meeting, the Board approves equity-based grants to executive officers and other officers. This situation occasionally occurs when awards to a single individual are granted as part of a recruitment package. The grant date is the date of the approval by the Committee or the Board or the second business date after which any material information has been publicly disclosed, whichever is later, and is tied to Peoples' trading windows. In certain cases, the Committee approves the use of equity-based grants to new hires or current executive officers as an incentive to attract or to retain executive or other senior management, as in the case of Mr. McGill (as disclosed on page 38). In the event of equity-based grants for new hires, the date of grant is the first business day of the month following the new employee's date of hire.
The following table indicates the corporate, line of business, and individual performance weightings, as well as the annual cash incentive earned, and restricted shares granted under the 2012 incentive program based upon the results described in the table above.

Executive Officer	Corporate Weighting	Line of Business Weighting	Individual Weighting	2012 Annual Incentive Payout (1)	2012 Annual Incentive - Cash Incentive Earned	2012 Long Term Incentive Payout (1)	2012 Long Term Incentive - Total Restricted Shares Granted (2)
Charles W. Sulerzyski	70%	—	30%	69.1%	$290,220	57.7%	11,106
Edward G. Sloane	70%	—	30%	45.8%	$98,470	35.5%	3,500
Daniel K. McGill	35%	35%	30%	42.3%	$97,290	33.2%	3,500
Timothy H. Kirtley	70%	—	30%	47.7%	$95,400	43.6%	4,000
Carol A. Schneeberger	70%	—	30%	50.9%	$106,900	41.6%	4,000
(1) Payout calculated as a percentage of base salary.
(2) Restricted shares were granted on January 29, 2013 for 2012 long-term incentive program results.
2013 Program Design
On November 15, 2012 and December 14, 2012, the Committee approved discretionary, or individual, goals for Peoples' executive officers and on December 14, 2012, the Board established the 2013 corporate incentive performance goals. The Board again adopted a “balanced scorecard” approach with performance, capital and credit components weighted as follows:

Net Income	30%
Total Revenue (Net Interest Income plus Non-Interest Income)	5%
Return on Average Assets	15%
Tier 1 Common Capital Ratio	5%
Criticized Assets	15%
Discretionary (Individual Performance)	30%
The corporate incentive goals for Mr. McGill continue to be weighted 35% corporate, 35% line of business, and 30% individual.
Retirement and Other Benefits
The executive officers participate in certain benefit programs available to all other employees of Peoples, subject to the same eligibility requirements as apply to all employees, including (i) the Peoples Bancorp Inc. Retirement Plan and Trust (the “Retirement Plan”), (ii) the Peoples Bancorp Inc. Retirement Savings Plan (“Peoples 401(k) Plan”), (iii) the Peoples Bancorp Group Term Life Insurance Plan and (iv) medical and dental insurance plans provided by Peoples.
Retirement Plan
The Retirement Plan has a different benefit calculation for those individuals employed by Peoples before January 1, 2003, and those employed by Peoples after January 1, 2003 but before January 1, 2010. On December 17, 2009, the Board closed the Retirement Plan to new entrants hired on or after January 1, 2010. Ms. Schneeberger was employed by Peoples prior to January 1, 2003; whereas, Messrs. Sloane and McGill were employed by Peoples after January 1, 2003, but before January

1, 2010. Messrs. Sulerzyski and Kirtley were employed by Peoples after January 1, 2010, and do not participate in the Retirement Plan.
On January 27, 2011, the Committee amended the Retirement Plan so that benefit accruals ceased as of March 1, 2011. For purposes of vesting and benefit eligibility, service will continue to be credited in accordance with the terms of the Retirement Plan.
Compensation used to calculate the amount of pension payable under the Retirement Plan includes base salary, incentive pay, overtime pay, bonuses, and any pre-tax savings under the Peoples' 401(k) Plan, as well as Peoples' Internal Revenue Code Section 125 cafeteria plan. Benefit distribution options are identical for both groups of participants as is the vesting requirement in order to be eligible for a pension benefit under the Retirement Plan.
For those participants employed by Peoples before January 1, 2003, normal retirement occurs at age 65. The pension benefit for normal retirees is calculated as follows:

(a)
Forty percent (40%) of the participant's average compensation (annual compensation comprised of base salary, bonus, and cash incentive payments providing the highest total for five consecutive years out of the last ten years of service), plus

(b)	Seventeen percent (17%) of the excess of the participant's average compensation in excess of his/her Social Security covered compensation; with

(c)	The sum of the amounts calculated under (a) and (b) multiplied by the total years of service with Peoples up to a maximum of 30.
Participants earned no further accruals after March 1, 2011. Each component of the benefit formula, including average compensation, Social Security covered compensation, years of service earned to date and years of service projected to normal retirement date, was calculated as of March 1, 2011, and frozen as of that date.
For those participants employed by Peoples before January 1, 2003, early retirement can occur at age 50 if the participant has at least 10 years of service with Peoples. The pension benefit for early retirees is calculated as follows:

(a)	Forty percent (40%) of the participant's average compensation (annual compensation providing the highest total for five consecutive years out of the last ten years of service), plus

(b)	Seventeen percent (17%) of the excess of the executive officer's average compensation in excess of his/her Social Security covered compensation; with

(c)
The sum of the amounts calculated under (a) and (b) multiplied by the total years of service with Peoples up to a maximum of 30 and reduced by one-fifteenth for each of the first five years and one-thirtieth for each of the next ten years by which the participant's early retirement date precedes the normal retirement date.

Participants earned no further accruals after March 1, 2011. Each component of the benefit formula, including average compensation, Social Security covered compensation, years of service earned to date and years of service projected to normal retirement date, was calculated as of March 1, 2011 and frozen as of that date.
For those participants employed by Peoples on or after January 1, 2003, and prior to January 1, 2010, normal retirement occurs at age 65. The pension benefit for these normal retirees is calculated as follows:

(a)	The Cash Balance Account (as such term is defined in the Retirement Plan) at the end of the prior plan year, plus

(b)
Interest to the earlier of the end of the prior plan year or the end of the month containing the participant's date of termination of employment on the Cash Balance Account as of the end of the prior plan year based on the one-year constant maturity rate for the December preceding the determination year plus 50 basis points, plus

(c)	An annual accrual equal to 2% of compensation for the plan year provided the participant earned a year of service during the plan year.
No compensation-related credits were added to any participant's account balances after March 1, 2011. However, interest credits as described above will continue to be added to a participant's account balance at the end of each plan year until the year in which the participant terminates employment with Peoples.
For those participants employed by Peoples on or after January 1, 2003, and prior to January 1, 2010, early retirement can occur at age 50 if the participant has at least 10 years of service with Peoples. The pension benefit for these early retirees is calculated as follows:

(a)	The Cash Balance Account at the end of the prior plan year, plus

(b)
Interest to the earlier of the end of the prior plan year or the end of the month containing the executive officer's date of termination of employment on the Cash Balance Account as of the end of the prior plan year based on the one-year constant maturity rate for the December preceding the determination year plus 50 basis points, plus

(c)	An annual accrual equal to 2% of compensation for the plan year provided the participant earned a year of service during the plan year; and

(d)	The benefit is reduced as follows:
Ages        Reduction
60 - 65        6.66% per year
50 - 60        3.33% per year
No compensation-related credits were added to any participant's account balance after March 1, 2011. However, interest credits as described above will continue to be added to a participant's account balance at the end of each plan year until the year in which the participant terminates employment with Peoples.
None of the named executive officers participates in multiple defined benefit retirement plans. Under the terms of the Retirement Plan, participants are not granted extra years of credited service.
Peoples 401(k) Plan
The executive officers are also eligible to participate in the Peoples 401(k) Plan, on the same basis as other employees. In 2012, the “company match” under the Peoples 401(k) Plan was 100% of the first 3% of an employee's contribution, and 50% of the next 2% that the employee contributes, the sum of which is subject to a maximum match of 4% of eligible compensation, effective January 1, 2012.
Insurance Plans
Additionally, the executive officers participate in the Peoples Bancorp Group Term Life Insurance Plan on the same basis as other employees. Peoples pays the premiums for all employees under this plan. If an employee dies, his or her beneficiary will be paid an amount equal to two times the employee's base salary at the time of death, up to a limit of $600,000.
The executive officers are also eligible to participate in medical and dental insurance plans provided by Peoples. These individuals participate on the same basis as other employees. The plans are contributory and both the employees and Peoples pay for a portion of the cost of the health insurance premiums.
Perquisites and Other Personal Benefits
The Committee periodically reviews the level of perquisites and other personal benefits provided to the executive officers. Consistent with its overall compensation program, the Committee believes the perquisites and other personal benefits provided to the executive officers are reasonable and necessary to attract and retain employees for key positions which, in turn, promotes the long-term interests of our shareholders.
On January 12, 2006, the Committee adopted an Executive Health Program for the executive officers. The Executive Health Program provides an opportunity for each executive officer to participate in a comprehensive medical screening annually at the expense of Peoples. Participation in this program is voluntary. The objective of the Executive Health Program is the early identification of potential health problems and the prompt, expert treatment of any medical problems detected, thereby mitigating the negative potential impact on Peoples' financial performance or current management succession plans. Some of the executive officers participate in a program under which Peoples offers a limited reimbursement for fitness club memberships. This program is available to all employees, and is part of an overall wellness initiative at Peoples. In 2012, all of the named executive officers participated in a wellness incentive program, available to all compliant Peoples medical plan participants, which provided a one-time $1,250 payment to a Health Savings or Flexible Spending Account.
Based on business need, on a case-by-case basis, the Committee has granted the use of a company-paid automobile and/or country club membership to certain executive officers to further business development on behalf of Peoples and our shareholders. Personal use of a company-paid automobile is reported as income to the executive officer. Expenses relating to personal use of the country club amenities are either reimbursed to Peoples or paid by the named executive officer.
On a case-by-case basis, the Committee pays or reimburses executive officers for moving expenses and temporary housing as part of the executive's recruitment package. Peoples maintains an Excessive or Luxury Expenditures Policy that is subject to review and approval by the Board.

Change in Control Agreements
Peoples has entered into change in control agreements with Mr. Sulerzyski, Mr. Sloane, Mr. McGill, Mr. Kirtley, and Ms. Schneeberger. The change in control agreements are designed to motivate the executive officers to act in the best interests of shareholders and to promote stability and continuity of the services of the named executive officers during a change in control. The change in control agreements are “double trigger” agreements that provide severance payments to an executive officer only if Peoples or its successor terminates the executive officer's employment without “cause” or the executive officer terminates his or her employment with “good reason” after the change in control. The Committee chose the “double trigger” to forego extra costs to Peoples or its successor if an executive officer continues in the same or a similar role after the change in control while still motivating the executive officer to act in the best interests of the shareholders by providing for the executive officer even if he or she would not have the same or a similar role after the change in control. Additional information regarding the definition of a change in control, the additional event(s) that must occur in order for an executive officer to receive severance compensation following a change in control, and potential payments under such agreements for the executive officers is provided under the section captioned “OTHER POTENTIAL POST EMPLOYMENT PAYMENTS” beginning on page 58.
Tax and Accounting Implications

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code prohibits Peoples from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) and the four other most highly-compensated officers of Peoples, other than the chief financial officer, serving at the end of Peoples' fiscal year. The $1 million compensation deduction limitation does not apply to “performance-based compensation.” Peoples does not have a policy that requires all compensation to its named executive officers in a fiscal year to be tax deductible. While the Committee carefully considers the net cost and value to Peoples of maintaining the deductibility of all compensation, it also desires the flexibility to reward named executive officers and other key employees in a manner that enhances Peoples' ability to attract and retain individuals as well as to create longer term value for shareholders. Thus, income tax deductibility is only one of several factors the Committee considers in making decisions regarding Peoples' compensation program.
Non-Qualified Deferred Compensation
Section 409A of the Internal Revenue Code imposes additional taxes, interest and penalties on non-qualified deferred compensation arrangements that do not satisfy its requirements. Peoples believes that it is administering its non-qualified deferred compensation arrangements in accordance with the requirements of Section 409A and has amended its non-qualified deferred compensation arrangements, including the change in control arrangements with the executive officers, to comply with the final regulations issued under Section 409A of the Internal Revenue Code. Peoples has not realized any material changes to its compensation program as a result of compliance with Section 409A.
Accounting for Equity-Based Compensation
Compensation costs for stock options, restricted share awards and stock appreciation rights are measured at the fair value of these awards on their grant date. Compensation expense for time-vested awards is recognized over the required service period, generally the vesting period for stock options and stock appreciation rights and the restriction period for restricted share awards. Compensation expense for time-vested awards granted to employees who are eligible for retirement is recognized through the date the employee is first eligible to retire or at the grant date, whichever is later. Compensation expense for performance-vested awards is recognized over the performance period, once management believes it is probable the performance requirements will be met. For all awards, only the expense for the portion of the awards expected to vest is recognized.
Other Information
Peoples has a stock holding requirement for the executive officers with respect to equity-based compensation awards, which will remain in effect during the time the individuals are employed by Peoples. The holding requirement is based upon a percentage of the “net shares” held by an executive officer following vesting or exercise of an equity-based compensation award. Such “net shares” represent the number of common shares an executive officer owns after paying for taxes through the withholding of common shares in the case of restricted shares, or if granted in the future, after paying for the exercise price and taxes through the withholding of common shares in the case of the exercise of stock options or other similar forms of equity-based awards. Each executive officer is required to maintain ownership of 50% of such net shares through the term of his or her employment. Other than this stock holding requirement with respect to equity-based compensation awards, Peoples has no equity or other security ownership requirements for executive officers.
Summary
The Committee believes that the best measure of whether the executive compensation program is achieving its intended goals is to look at the long-term performance of Peoples, as well as the relative improvements in performance during any given time period. Peoples' executive officers received payouts under the incentive compensation program based upon the level of corporate and individual performance achieved for 2012. In light of the results previously described in this Compensation Discussion and Analysis, the Committee believes Peoples' compensation program for its named executive officers continues to be aligned with the interests of our shareholders. The incentive compensation program is a performance-based system that provides a balanced foundation for strong and effective leadership into the future and ensures alignment with long-term shareholder interests without encouraging unnecessary and excessive risk-taking that could threaten the value of Peoples.
In view of the current economic and financial environment, the Committee has reviewed the design and operation of Peoples' incentive compensation arrangements with Peoples' senior risk officer. This review included the 2012 and 2013 performance goals required to be achieved for threshold, target and maximum levels of cash and equity-based incentive payments, along with the corresponding payout potentials for the performance-based vesting of restricted share awards based on the satisfaction of 2010-2012 and 2011-2013 performance goals. The Committee has determined that these arrangements do not provide Peoples' executive officers with the incentive to engage in business activities or other behavior that would threaten the value of Peoples or the investments of our shareholders or otherwise have a material adverse effect on Peoples.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of Peoples' Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
Discussion of Risk Review and Assessment
Peoples' Senior Vice President, Director of Risk Management has conducted an assessment of Peoples' 2012 compensation programs, and has reviewed, evaluated and discussed the assessments and the compensation programs with the Compensation Committee. The most recent review and discussion with the Compensation Committee with respect to Peoples' 2012 compensation programs occurred on September 27, 2012, and covered the senior management and executive compensation plans in which the named executive officers are eligible to participate. The review of these plans took into consideration: (i) products and services incented; (ii) the risk time horizon of those products and services; (iii) incentives paid as a percentage of total revenue; and (iv) incentives paid as a percentage of each participant's total compensation. Broad-based welfare and benefit plans that do not discriminate in scope, terms or operation in favor of named executive officers were excluded from the review.
    The Compensation Committee believes that Peoples' overall compensation practices for its executive officers, which include the following elements, limit the ability of these officers to benefit from taking unnecessary or excessive risks:

•	Balance between base salary and cash and equity-based incentive compensation opportunities

•	Maximum payouts which limit overall payout potential

•	Balance between short-term (cash) and long-term (equity-based) incentive compensation opportunities

•	Use of a balanced scorecard approach in setting performance goals with interacting, complementary incentive objectives that discourage emphasis on any single objective

•	Peoples' tone at the top and culture of ethically doing the right thing

•	Grants of only full value equity awards for purposes of potential equity-based long-term incentive compensation

•	Award of restricted shares with a performance-based vesting requirement based upon the achievement of minimum company performance metrics
    In addition, the Compensation Committee believes there are controls around incentive programs for all employees that effectively discourage unnecessary and excessive risk-taking. All employee incentive programs allow for management discretion (or Compensation Committee discretion in the case of the incentive program in which executive officers are eligible to participate) to reduce or eliminate any award. The Compensation Committee reviews and approves all executive officer compensation plans and award opportunities, and the Board reviews and approves the corporate performance goals.
Most officers, including the named executive officers, and employees serving Peoples in support roles, such as accounting, loan operations and deposit operations, participate in the incentive program. Approximately 50% of Peoples' employees participate in the incentive program. Annual cash incentives as well as equity-based incentives under the incentive program are payable only when specific pre-determined performance goals are met. All participants in the incentive program have some portion of their award dependent on the selected corporate performance criteria. In addition, the potential incentives payable to senior officers having only compliance, risk, credit quality, and internal control roles are tied to corporate goals under the incentive program with only a 25% weighting. The remainder of their potential incentives is driven by individual goals tied to their specific job functions. The Compensation Committee ultimately approves all incentive compensation paid to the named executive officers.
In addition to the incentive program, Peoples has (i) compensation plans for producers, including insurance agents and financial advisors, which include variable pay components (commission based on the sales of products underwritten or offered by independent third parties); (ii) compensation plans for home loan originators which include variable cash compensation components tied to the origination of one to four family real estate loans, the majority of which are sold into the secondary market; and (iii) other miscellaneous individual plans which are informal agreements that allow certain employees to earn amounts of cash incentive compensation without encouraging the employees to take unnecessary or excessive risk because their roles inherently do not have the opportunity for excessive levels of risk, either individually or in the aggregate, and the incentive compensation potential is not a substantial part of their respective total compensation.
The Compensation Committee believes that the elements of the incentive program and the other compensation plans, alone and/or combined with the systems of controls in place such as separation of the valuation, authorization and payment of incentive compensation, as well as other components of compensation, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.
Further, in light of the significant level of oversight and controls surrounding incentive programs, and the significant amounts that would be required to impact Peoples' reported earnings, the Compensation Committee believes that, upon evaluation of the incentive programs for employees, including executive officers, any elements of the incentive program and other compensation and individual plans that have the potential to encourage the manipulation of reported earnings to enhance the compensation of any employee are mitigated.
Submitted by the Compensation Committee of Peoples' Board:
George W. Broughton (Chair), Carl L. Baker, Jr., David L. Mead and Susan D. Rector.

SUMMARY COMPENSATION TABLE FOR 2012
The table below summarizes the total compensation for each of the named executive officers for the fiscal years ended December 31, 2012, 2011, and 2010. Peoples has not entered into any employment agreements with any of the named executive officers.

(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
					(12)	(13)	(14)
		($)	($)	($)	($)	($)	($)	($)
Charles W. Sulerzyski (1) President and Chief Executive Officer	2012 2011	$420,000 $295,011	- $50,000 (3)	$58,853 (7) $400,200 (8)	$290,220 $39,679	- -	$11,792 $84,619	$780,865 $869,509
Edward G. Sloane Executive Vice President, Chief Financial Officer and Treasurer	2012 2011 2010	$215,000 $201,000 $196,000	- $25,000 (4) -	$27,932 (7) $4,612 (9) -	$98,470 $27,939 $4,623	$70 $107 $3,983	$10,968 $8,959 $3,920	$352,440 $267,617 $208,526
Daniel K. McGill Executive Vice President, Chief Commercial Banking Officer	2012 2011 2010	$230,000 $212,000 $202,000	$50,000 (5) $25,000 (4) -	$349,857 (10) $5,295 (9) -	$97,290 $32,012 $5,304	$25 $4,109 -	$15,734 $16,865 $14,858	$742,906 $295,281 $222,162
Timothy H. Kirtley (2) Executive Vice President, Chief Credit Officer	2012 2011	$200,000 $68,975	$20,000 (6) $20,000 (6)	$9,645 (7) $40,040 (11)	$95,400 $9,668	- -	$14,617 $14,246	$339,662 $152,929
Carol A. Schneeberger Executive Vice President, Chief Administrative Officer	2012 2011 2010	$210,000 $198,333 $190,000	- $25,000 (4) -	$28,747 (7) $13,179 (9) -	$106,900 $28,758 $13,190	$97,592 $240,513 $107,546	$10,801 $9,296 $7,121	$454,030 $515,079 $317,857

(1)	Mr. Sulerzyski became President and Chief Executive Officer of Peoples on April 4, 2011. Prior to that date, he was not employed by Peoples or any of our subsidiaries.

(2)	Mr. Kirtley became Executive Vice President, Chief Credit Officer on August 29, 2011. Prior to that date, he was not employed by Peoples or any of our subsidiaries.

(3)	Mr. Sulerzyski was paid a $50,000 employment sign-on bonus on April 4, 2011.

(4)
On December 30, 2011, each of Mr. Sloane, Mr. McGill and Ms. Schneeberger received a $25,000 payment under the Management Transition Bonus Plan which was in effect during the fiscal year ended December 31, 2011.

(5)	Mr. McGill was paid a $50,000 bonus on October 1, 2012 as part of a retention strategy specific to Mr. McGill.

(6)	Mr. Kirtley was paid a $20,000 employment sign-on bonus on September 26, 2011. Mr. Kirtley received a retention bonus of $20,000 on February 15, 2012 in accordance with his initial employment offer.

(7)
The amounts in column (e) reflect the grant date fair value, computed in accordance with FASB Topic 718 based on the market price of Peoples' common shares on the grant date, for awards of restricted shares pursuant to the 2011 incentive program under Peoples' 2006 Plan, and are reported for the fiscal year during which the restricted shares were granted. The reported amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by applicable SEC rules. See “Note 17. Stock-Based Compensation” of the Notes to the Consolidated Financial Statements filed as part of Item 8 of Part II of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(8)
On May 2, 2011, Mr. Sulerzyski was granted 30,000 restricted shares, The restrictions lapsed as to 15,000 common shares on December 30, 2011, and will lapse as to 7,500 common shares on each of May 2, 2013 and May 2, 2014 if Mr. Sulerzyski remains employed by Peoples on the applicable date. The amount reported reflects the grant date fair value, computed in accordance with FASB Topic 718 based on the market price of Peoples' common shares on the grant date. The reported amount excludes the impact of estimated forfeitures related to service-based vesting conditions, as required by applicable SEC rules. See “Note 18. Stock-Based Compensation” of the Notes to the Consolidated Financial

Statements filed as part of Item 8 of Part II of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(9)
The amounts in column (e) reflect the grant date fair value, computed in accordance with FASB Topic 718 based on the market price of Peoples' common shares on the grant date, for awards of restricted shares pursuant to the 2010 incentive program and Peoples' 2006 Plan, and are reported for the fiscal year during which the restricted shares were granted. The reported amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by applicable SEC rules. See “Note 18. Stock-Based Compensation” of the Notes to the Consolidated Financial Statements filed as part of Item 8 of Part II of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(10)
The amount reported represents the total of two separate equity grants to Mr. McGill. With respect to the first grant, the sum of $32,007 in column (e) reflects the grant date fair value, computed in accordance with FASB Topic 718 based on the market price of Peoples' common shares on the grant date, for awards of restricted shares pursuant to the 2012 incentive program and Peoples' 2006 Plan with a three-year time-based vesting period as to the restricted shares awarded. This award is reported for the fiscal year during which the restricted shares were granted. The reported amount excludes the impact of estimated forfeitures related to service-based vesting conditions, as required by applicable SEC rules. See “Note 17. Stock-Based Compensation” of the Notes to the Consolidated Financial Statements filed as part of Item 8 of Part II of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2012. With respect to the second grant on October 30, 2012, Mr. McGill was granted 15,000 restricted shares. The restrictions will lapse as to 5,000 common shares on each of October 30, 2013, October 30, 2014, and October 30, 2015 if Mr. McGill remains employed by Peoples on the applicable dates. The grant date fair value for this award was $317,850.

(11)
On September 1, 2011, Mr. Kirtley was granted 4,000 restricted shares. The restrictions lapsed as to 2,000 common shares on September 1, 2012, and will lapse as to 2,000 common shares on September 1, 2013 if Mr. Kirtley remains employed by Peoples on that date. The amount reported reflects the grant date fair value, computed in accordance with FASB Topic 718 based on the market price of Peoples' common shares on the grant date. The reported amount excludes the impact of estimated forfeitures related to service-based vesting conditions, as required by applicable SEC rules. See “Note 18. Stock-Based Compensation” of the Notes to the Consolidated Financial Statements filed as part of Item 8 of Part II of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

(12)
The amounts in column (g) represent cash incentives earned under the incentive program, and are reported for the fiscal year with respect to which the cash incentives were earned. The amounts shown for 2012 were paid February 22, 2013. The amounts shown for 2011 were paid February 24, 2012. The amounts shown for 2010 were paid March 11, 2011.

(13)
The amounts in column (h) represent the increase in the actuarial present value of the named executive officer's accumulated benefits under Peoples' pension plan (the Retirement Plan) determined using assumptions consistent with those used in “Note 12. Employee Benefit Plans” of the Notes to the Consolidated Financial Statements filed as part of Item 8 of Part II of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and include amounts the executive officer may not be entitled to receive because such amounts are not vested. Mr. Sulerzyski and Mr. Kirtley do not participate in the Peoples Retirement Plan. The amount of interest accrued on the cumulative amount of cash incentives deferred by each executive officer under the terms of the Amended and Restated Incentive Award Plan is also included in column (h) since the interest rate was above-market or preferential. Ms. Schneeberger participates in the Amended and Restated Incentive Award Plan.

(14)
All other compensation for each individual for 2012 includes: (a) Mr. Sulerzyski - 401(k) Plan company match in the amount of $10,000, $448 in country club dues, $95 in fitness reimbursement and $1,250 wellness incentive payment; (b) Mr. Sloane - 401(k) Plan company match in the amount of $9,718 and $1,250 wellness incentive payment; (c) Mr. McGill - 401(k) Plan company match in the amount of $10,000, $3,254 in country club dues, Executive Health Program payments made on his behalf in the amount of $1,231, and $1,250 wellness incentive payment; (d) Mr. Kirtley - 401(k) Plan company match in the amount of $9,187, Executive Health Program payments made on his behalf in the amount of $3,292, $64 in fitness reimbursement, temporary living expenses in the amount of $825, and $1,250 wellness incentive payment; and (e) Ms. Schneeberger - 401(k) Plan company match in the amount of $9,551 and $1,250 wellness incentive payment.

EQUITY COMPENSATION PLAN INFORMATION
The table below provides information as of December 31, 2012, with respect to compensation plans under which common shares of Peoples are authorized for issuance to directors, officers or employees in exchange for consideration in the form of goods or services. These compensation plans include:

(i)	the Peoples Bancorp Inc. 1995 Stock Option Plan (the “1995 Plan”);

(ii)	the Peoples Bancorp Inc. 1998 Stock Option Plan (the “1998 Plan”);

(iii)	the Peoples Bancorp Inc. 2002 Stock Option Plan (the “2002 Plan”);

(iv)	the Peoples Bancorp Inc. Amended and Restated 2006 Plan; and

(v)	the Peoples Bancorp Inc. Second Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (as amended, the “Deferred Compensation Plan for Directors”).
All of these compensation plans were approved by the shareholders of Peoples.

Plan Category	(a) Number of common shares to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of common shares remaining available for future issuance under equity compensation plans (excluding common shares reflected in column (a)
Equity compensation plans approved by shareholders	295,430	(1)	$26.07	(2)	296,060	(3)
Equity compensation plans not approved by shareholders	—		—		—
Total	295,430		$26.07		296,060

(1)
Includes an aggregate of 124,443 common shares issuable upon exercise of options granted under the 1995 Plan, the 1998 Plan and the 2002 Plan and options and stock appreciation rights granted under the 2006 Plan and 96,596 restricted common shares subject to time-based or performance-based vesting restrictions, and 74,391 common shares allocated to participants' bookkeeping accounts under the Deferred Compensation Plan for Directors.

(2)
Represents weighted-average exercise price of outstanding options granted under the 1995 Plan, the 1998 Plan and the 2002 Plan and options and stock appreciation rights granted under the 2006 Plan. The weighted-average exercise price does not take into account the common shares allocated to participants' time-based or performance-based restricted stock awards or bookkeeping accounts under the Deferred Compensation Plan for Directors.

(3)
Includes 296,060 common shares remaining available for future grants under the 2006 Plan at December 31, 2012. No common shares were available for future grants under the 1995 Plan, the 1998 Plan and the 2002 Plan at December 31, 2012. No amount is included for potential future allocations to participants' bookkeeping accounts under the Deferred Compensation Plan for Directors since the terms of the Deferred Compensation Plan for Directors do not provide for a specified limit on the number of common shares which may be allocated to participants' bookkeeping accounts.

Additional information regarding Peoples' stock-based compensation plans can be found in “Note 17. Stock-Based Compensation” of the Notes to the Consolidated Financial Statements filed as part of Item 8 of Part II of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
In addition, Peoples maintains the Peoples Bancorp Inc. Retirement Savings Plan, which is intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code.

GRANTS OF PLAN-BASED AWARDS FOR 2012

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	($)	($)	($)
Charles W. Sulerzyski	—	—	$52,500	$210,000	$315,000	$42,000	$168,000	$252,000	—	—	—	—
	1/31/2012	11/17/2011	—	—	—	—	—	—	3,763 (3)	—	—	$58,853
Edward G. Sloane	—	—	$18,920	$75,250	$112,875	$13,545	$53,750	$80,625	—	—	—	—
	2/7/2012	2/7/2012	—	—	—	—	—	—	1,645 (3)	—	—	$27,932
Daniel K. McGill	—	—	$20,240	$80,500	$120,750	$14,490	$57,500	$86,250	—	—	—	—
	2/7/2012	2/7/2012	—	—	—	—	—	—	1,885 (3)	—	—	$32,007
	10/30/2012	9/13/2012	—	—	—	—	—	—	15,000 (4)	—	—	$317,850
Timothy H. Kirtley	—	—	$17,600	$70,000	$105,000	$12,600	$50,000	$75,000	—	—	—	—
	2/7/2012	2/7/2012	—	—	—	—	—	—	568 (3)	—	—	$9,645
Carol A. Schneeberger	—	—	$18,480	$73,500	$110,250	$13,320	$52,500	$78,750	—	—	—	—
	2/7/2012	2/7/2012	—	—	—	—	—	—	1,693 (3)	—	—	$28,747

(1)
Annual cash incentive potential available for payment through the incentive program if the indicated level of performance was achieved for the 2012 fiscal year. Refer to the discussion under the caption “2012 Executive Compensation Components - Cash and Equity-Based Incentive Program” on page 42 of “EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding the incentive program. The annual cash incentive earned for the 2012 fiscal year is reported in column (g) of the SUMMARY COMPENSATION TABLE FOR 2012.

(2)
Economic value of equity-based grants available for award through the 2006 Plan if the indicated level of performance was achieved for the 2012 fiscal year. Equity-based incentive awards are denominated in dollars, rather than number of common shares. As a result, the threshold, target and maximum amounts are shown in “dollars” rather than the “number of common shares.” At the time of payout, the economic value of the actual award earned is to be translated into awards of restricted shares to be settled in common shares under Peoples' 2006 Plan. The awards are made after results in respect of the fiscal year's performance goals have been measured, and awards were granted on January 29, 2013. Refer to the discussion under the caption “2012 Executive Compensation Components - Cash and Equity-Based Incentive Program” on page 42 of “EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding grants of equity-based awards.

(3)
The number of common shares shown in column (j) reflects the aggregate number of restricted shares granted through the incentive program and Peoples' 2006 Plan on January 31, 2012 (with respect to Mr. Sulerzyski) and February 7, 2012 (with respect to the other named executive officers), based upon corporate and individual performance for the 2011 fiscal year. One-third of the economic value of the shares was awarded in the form of time-based restricted shares, using the closing price of Peoples' common shares on the grant date. The remaining two-thirds of the shares was awarded in the form of performance-based restricted shares, using the closing price of Peoples' common shares as of the grant date. The named executive officer has the right to vote the common shares underlying the restricted shares and is entitled to receive dividends paid with respect to the underlying common shares at the same level as paid to other shareholders of Peoples; however, if any dividends are paid in common shares of Peoples, those common shares will be subject to the same restrictions on transfer as the restricted shares with respect to which they were issued. Refer to the discussion under the caption “2012 Executive Compensation Components - Cash and Equity-Based Incentive Program” on

page 42 of “EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS” for additional information regarding grants of equity-based awards.

(4)
The number of common shares shown in column (j) with respect to Mr. McGill reflects the grant of 15,000 restricted shares made to Mr. McGill on October 30, 2012. The restrictions will lapse as to 5,000 of these common shares on October 30, 2013, October 30, 2014 and October 30, 2015 if Mr. McGill remains employed by Peoples on the applicable date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012
The following table provides information relating to the option/SAR awards and restricted share awards held by the named executive officers at the end of the 2012 fiscal year. Each grant is shown separately for each named executive officer. The market value of the stock awards is based on the closing price of Peoples' common shares as reported on The NASDAQ Global Select Market® on December 31, 2012, which was $20.43.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/ SARs	Number of Securities Underlying Unexercised Options/ SARs	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs	Option/ SAR Exercise Price	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		(#)	(#)	(#)	($)		(#)	($)	(#)	($)
		Exercisable	Unexercisable

Charles W. Sulerzyski	5/2/2011	—	—	—	—	—	15,000(3)	$306,450	—	—
	1/31/2012	—	—	—	—	—	1,254 (4)	$25,619	—	—
	1/31/2012	—	—	—	—	—	2,509 (5)	$51,259	—	—
	1/29/2013	—	—	—	—	—	—	—	11,106(12)	$242,333
Edward G. Sloane	2/23/2011	—	—	—	—	—	117 (6)	$2,390	—	—
	2/23/2011	—	—	—	—	—	234 (7)	$4,781	—	—
	2/7/2012	—	—	—	—	—	548 (8)	$11,196	—	—
	2/7/2012	—	—	—	—	—	1,097 (9)	$22,412	—	—
	1/29/2013	—	—	—	—	—	—	—	3,500 (12)	$76,370
Daniel K. McGill	2/23/2011	—	—	—	—	—	135 (6)	$2,758	—	—
	2/23/2011	—	—	—	—	—	268 (7)	$5,475	—	—
	2/7/2012	—	—	—	—	—	628 (8)	$12,830	—	—
	2/7/2012	—	—	—	—	—	1,257 (9)	$25,681	—	—
	10/30/2012	—	—	—	—	—	15,000 (10)	$306,450	—	—
	1/29/2013	—	—	—	—	—	—	—	3,500 (12)	$76,370
Timothy H. Kirtley	9/1/2011	—	—	—	—	—	2,000 (11)	$40,860	—	—
	2/7/2012	—	—	—	—	—	189 (8)	$3,861	—	—
	2/7/2012	—	—	—	—	—	379 (9)	$7,743	—	—
	1/29/2013	—	—	—	—	—	—	—	4,000 (12)	$87,280
Carol A. Schneeberger	3/27/2003	3,755 (1)	—	—	$22.324	3/27/2013	—	—	—	—
	3/27/2003	2,279 (1)	—	—	$22.324	3/27/2013	—	—	—	—
	2/10/2005	792 (1)	—	—	$27.38	2/10/2015	—	—	—	—
	2/9/2006	1,903 (1)	—	—	$28.25	2/9/2016	—	—	—	—
	2/13/2007	938 (2)	—	—	$29.25	2/13/2017	—	—	—	—
	2/20/2008	1,165 (2)	—	—	$23.77	2/20/2018	—	—	—	—
	2/23/2011	—	—	—	—	—	335 (6)	$6,844	—	—
	2/23/2011	—	—	—	—	—	668 (7)	$13,647	—	—
	2/7/2012	—	—	—	—	—	564 (8)	$11,523	—	—
	2/7/2012	—	—	—	—	—	1,129 (9)	$23,065	—	—
	1/29/2013	—	—	—	—	—	—	—	4,000 (12)	$87,280

(1)	Represents common shares underlying stock options granted to Ms. Schneeberger.

(2)
SARs covering 938 common shares to be settled in common shares were approved by the Compensation Committee on February 8, 2007, granted on February 13, 2007, and vested February 13, 2010. SARs covering 1,165 common shares to be settled in common shares were approved by the Compensation Committee on February 14, 2008, granted on February 20, 2008, and vested on February 20, 2011.

(3)
Restricted shares were approved by the Compensation Committee on March 8, 2011, granted on May 2, 2011, with the vesting of those restricted shares to occur as follows if Mr. Sulerzyski remains employed by Peoples on that date: (i) 7,500 of the restricted shares vesting on May 2, 2013 and (ii) 7,500 of the restricted shares vesting on May 2, 2014.

(4)
Restricted shares were approved by the Compensation Committee on December 13, 2011, and granted on January 31, 2012, with respect to individual performance for the 2011 fiscal year. The restricted shares had a time-based vesting requirement and will vest on January 31, 2014.

(5)
Restricted shares were approved by the Compensation Committee on December 13, 2011, and granted on January 31, 2012, with respect to individual performance for the 2011 fiscal year. The restricted shares have a performance-based vesting requirement and will vest if the cumulative earnings per common share for the 2011, 2012 and 2013 fiscal years are greater than or equal to $2.83. These shares will vest in 2014, subject to certification of achievement of the performance goal by the Committee.

(6)	Restricted shares were approved by the Compensation Committee on February 23, 2011, granted on February 23, 2011, and vested on February 23, 2013.

(7)
Restricted shares were approved by the Compensation Committee on February 23, 2011 and granted on February 23, 2011. These restricted shares had a performance-based vesting requirement and vested on February 28, 2013 due to the cumulative earnings per common share for the 2010, 2011, and 2012 fiscal years achieving the vesting requirement of being greater than or equal to $3.10.

(8)
Restricted shares were approved by the Compensation Committee on February 7, 2012, and granted on February 7, 2012, with respect to individual performance for the 2011 fiscal year. The restricted shares have a time-based vesting requirement and will vest on February 7, 2014.

(9)
Restricted shares were approved by the Compensation Committee on February 7, 2012, and granted on February 7, 2012, with respect to individual performance for the 2011 fiscal year. The restricted shares have a performance-based vesting requirement and will vest if the cumulative earnings per common share for the 2011, 2012 and 2013 fiscal years are greater than or equal to $2.83. These shares will vest in 2014, subject to certification of achievement of the performance goal by the Committee.

(10)
Restricted shares were approved by the Compensation Committee on September 13, 2012, and granted on October 30, 2012. One third of these restricted shares will vest on each of the first, second, and third anniversaries of the grant date, provided Mr. McGill remains employed by Peoples on each applicable date.

(11)
Restricted shares were approved by the Compensation Committee on August 5, 2011, granted on September 1, 2011, and will vest on September 1, 2013, provided Mr. Kirtley remains employed by Peoples on that date.

(12)
Restricted shares were approved by the Compensation Committee on January 24, 2013, and granted on January 29, 2013, with respect to individual performance for the 2012 fiscal year. They were considered “unearned” as they would not have been granted until after the end of the 2012 fiscal year. One-third of the restricted shares has a time-based vesting requirement and will vest on January 29, 2014 if the named executive officer remains employed by Peoples on that date. One-third will vest on January 29, 2015 if the named executive officer remains employed by Peoples on that date. One-third will vest on January 29, 2016 if the named executive officer remains employed by Peoples on that date. The vesting on each anniversary of the grant date is also subject to the requirements that Peoples maintain a well-capitalized status under applicable regulatory standards and reports net income in the prior fiscal year. The market value of the unearned stock awards is based on the closing price of Peoples' common shares as reported on The NASDAQ Global Select Market® on January 29, 2012, which was $21.82.

OPTION EXERCISES AND STOCK VESTED FOR 2012
The following table provides information for the named executive officers relating to restricted shares that vested during the 2012 fiscal year, including the number of common shares acquired upon vesting and the value realized. The values shown below are before payment of any applicable withholding tax. None of the named executive officers exercised stock options or SARs during the 2012 fiscal year.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Common Shares Acquired on Exercise	Valued Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($)	(#)	($)
Charles W. Sulerzyski	—	—	—	—
Edward G. Sloane	—	—	—	—
Daniel K. McGill	—	—	—	—
Timothy H. Kirtley	—	—	2,000	$44,200
Carol A. Schneeberger	—	—	—	—

PENSION BENEFITS FOR 2012
The table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer, under the Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in Peoples' Consolidated Financial Statements, as disclosed in “Note 12. Employee Benefit Plans” of the Notes to the Consolidated Financial Statements filed as part of Item 8 of Part II of Peoples' Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Information regarding the Retirement Plan can be found in the discussion under the caption “Retirement and Other Benefits” beginning on page 44 of “EXECUTIVE COMPENSATION: COMPENSATION DISCUSSION AND ANALYSIS.”

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
		(#)	($)	($)
Charles W. Sulerzyski (1)	Retirement Plan	—	—	—
Edward G. Sloane	Retirement Plan	4	$11,321	—
Daniel K. McGill	Retirement Plan	2	$4,134	—
Timothy H. Kirtley (1)	Retirement Plan	—	—	—
Carol A. Schneeberger	Retirement Plan	35	$820,171	—

(1)	Messrs. Sulerzyski and Kirtley were employed by Peoples after the Retirement Plan was closed to new entrants and, therefore, are not and will not be participants in the Retirement Plan.
NON-QUALIFIED DEFERRED COMPENSATION FOR 2012
The following table provides information regarding cash incentives earned by Ms. Schneeberger under the Amended and Restated Incentive Award Plan (the “Pre-2010 Incentive Plan”) but which were deferred in accordance with the terms of the Pre-2010 Incentive Plan. No other named executive officer participated in the Pre-2010 Incentive Plan. Ms. Schneeberger was required to defer 25% of any annual cash incentives earned under the terms of the Pre-2010 Incentive Plan. If Ms. Schneeberger's employment was terminated for any reason other than death, disability or retirement prior to the end of the three-year deferral period, the deferred portion of the annual cash incentive would be forfeited. Once the mandatory deferral period lapses, Ms. Schneeberger may either take a cash distribution or further defer receipt of the cash incentive, as discussed in the following paragraph, based on an election made under the terms of the Pre-2010 Incentive Plan prior to the year the cash incentive was earned, until she retires or her employment is terminated. Interest on the deferred compensation is accrued at a rate equal to 50% of Peoples' Return on Average Equity achieved during each calendar year throughout the deferral period. In addition to the mandatory 25% deferral, Ms. Schneeberger also had the option to (i) defer any remaining annual cash incentive compensation to be paid to her and (ii) further defer the mandatory amount after the original three-year period had lapsed until she retires or until her employment with Peoples is terminated. If Ms. Schneeberger is also a “specified employee” for purpose of Section 409A of the Internal Revenue Code on the date of her separation from service, the distribution of the account will be delayed until the first business day of the seventh month following the date of separation of service. The amount Ms. Schneeberger elected to voluntarily defer was chosen by her prior to the beginning of the calendar year in which the cash incentive compensation was earned. Interest on the voluntarily deferred compensation is accrued at a rate equal to 50% of Peoples' Return on Average Equity achieved during each calendar year throughout the deferral period. The sole activity in the Pre-2010 Incentive Plan, Peoples' only non-qualified deferred compensation plan, will be further deferrals of previously deferred mandatory amounts or payouts as described in this paragraph.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
	($)	($)	($)	($)	($)
Charles W. Sulerzyski (1)	—	—	—	—	—
Edward G. Sloane (1)	—	—	—	—	—
Daniel K. McGill (1)	—	—	—	—	—
Timothy H. Kirtley (1)	—	—	—	—	—
Carol A. Schneeberger	—	—	$904 (2)	—	$19,895 (3)

(1)	Messrs. Sulerzyski, Sloane, McGill, and Kirtley do not participate in the Pre-2010 Incentive Plan.

(2)
The amount in column (d) represents the aggregate earnings on the accumulated mandatory and voluntary deferrals of cash incentives. The interest rate for 2012 was 4.76%. This amount is included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column totals for 2012 for Ms. Schneeberger reported in the “SUMMARY COMPENSATIONTABLE FOR 2012” on page 50. This amount is also included as part of the aggregate earnings reported in the “Total” column for Ms. Schneeberger.

(3)	This amount represents the accumulated voluntary deferrals of cash incentives and earnings thereon.
OTHER POTENTIAL POST EMPLOYMENT PAYMENTS
The amount of compensation payable to each named executive officer upon voluntary termination, early retirement, normal retirement, involuntary not-for-cause termination, for cause termination, termination following a change in control of Peoples and termination in the event of disability or death of the named executive officer is described below.
In the event of the retirement, disability or death of a named executive officer, or a change in control of Peoples, vesting is accelerated with regard to the mandatory deferrals of cash incentives earned under the Pre-2010 Incentive Plan and unvested outstanding equity-based awards.
Payments Made Upon Termination
Regardless of the manner in which a named executive officer's employment terminates, including termination for cause with the exception noted below, he or she is entitled to receive amounts earned during his or her term of employment. These amounts are not included in the table below. Such amounts would include:

•	all vested equity-based awards earned through the long-term equity-based incentive compensation programs;

•
all cash incentives voluntarily deferred under the Pre-2010 Incentive Plan. This amount for Ms. Schneeberger ($19,895) is included in the table under the heading “NON-QUALIFIED DEFERRED COMPENSATION FOR 2012” beginning on page 57 within the “Aggregate Balance at Last Fiscal Year-End” column;

•	the balance of the executive officer's account in the Peoples 401(k) Plan;

•
pay for a pro rata portion of unused paid time off, commensurate with the length of service in the current calendar year, if the executive officer has been employed by Peoples for three or more years (except in the case of termination for cause); and

•
amounts accrued and vested under the executive officer's account in the Retirement Plan (Peoples' pension plan). These amounts are included in the table under the heading “PENSION BENEFITS FOR 2012” on page 57 and shown in the “Present Value of Accumulated Benefit” column. Ms. Schneeberger has met the five or more years of service requirement and would be paid the amount shown for her upon termination of employment.

Payments Made Upon Retirement
In the event of the retirement of a named executive officer, in addition to the items identified above, he or she would receive the following benefits:

•	all previously unvested equity-based awards would vest; and

•	all previously unvested mandatory deferrals under the Pre-2010 Incentive Plan would vest.
Retirement may occur at the age of 65 or at the age of 50 if the executive officer has at least 10 years of service with Peoples.
Payments Made Upon Death or Disability
In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named executive officer will also receive benefits under Peoples' disability plan or payments under the Peoples Bancorp Group Term Life Insurance Plan, as appropriate.
Payments Made Upon a Change in Control
Peoples has entered into change in control agreements with the named executive officers. Under these agreements, a change in control occurs when one or more of the following events take place:

•
a “person” or “group” (as defined in Section 409A of the Internal Revenue Code) acquires ownership of shares of Peoples that, together with shares held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the shares of Peoples;

•
any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of shares of Peoples possessing 35% or more of the total voting power of the shares of Peoples;

•
a majority of the members of Peoples' Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Peoples' Board prior to the date that such appointments or elections are made; or

•
any person or group acquires (or has acquired) during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from Peoples that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Peoples immediately prior to such acquisition or acquisitions.

Generally, the agreements provide for severance compensation to the named executive officers if their employment is terminated by Peoples or its successor for any reason other than cause (defined as gross negligence or gross neglect of duties; commission of a felony or a gross misdemeanor involving moral turpitude in connection with their employment with Peoples; fraud, disloyalty, dishonesty or willful violation of any law or significant policy of Peoples committed in connection with their employment with Peoples; or issuance of an order by the banking regulators of Peoples for removal of the named executive officer) within 6 months prior to or 24 months after a defined change in control occurs. In addition, compensation will be paid if the named executive officer voluntarily terminates employment during the same periods because of: (i) the assignment to the named executive officer of any material duties or responsibilities inconsistent with the named executive officer's positions, or a change in the named executive officer's reporting responsibilities, titles, or offices, or any removal of the named executive officer from or any failure to re-elect the named executive officer to any of such positions, except in connection with the named executive officer's termination of employment for cause, disability, retirement, or as a result of the named executive officer's death; (ii) a reduction in the named executive officer's base salary; (iii) the taking of any action by Peoples or its successor which would adversely affect the named executive officer's participation in or materially reduce the named executive officer's benefits under any benefit plans; (iv) any failure of Peoples to obtain the assumption of the agreement by any successor; or (v) geographic relocation of the executive officer to an office location more than 50 miles from the executive officer's current location without the named executive officer's consent or without reimbursement of reasonable moving expenses incurred by the executive officer relating to a change of the named executive officer's principal residence in connection with relocation.
The named executive officer's base annual compensation for purpose of his or her respective agreement is calculated as the average annualized compensation paid by Peoples, prior to any reductions for deferred arrangements, during the most recent five taxable years ending before the date of the change in control, subject to certain adjustments in the event that Section 280G of the Internal Revenue Code is triggered. For named executive officers that have worked for Peoples for less than five years, the average annualized compensation paid by Peoples is calculated for the number of years employed by Peoples.
Under the agreements, severance provisions include: (i) a lump sum cash payment of two times base annual compensation for Mr. Sloane, Mr. McGill and Mr. Kirtley and Ms. Schneeberger, and two and one-half times base annual compensation for Mr. Sulerzyski, in each case payable within 30 days following the named executive officer's termination date with such payment delayed until the first business day of the seventh month following the named executive officer's termination date if the named executive officer is a “specified employee” for purposes of Section 409(A) of the Internal

Revenue Code; (ii) continuing participation in life, medical, and dental insurance for 12 months (15 months in the case of Mr. Sulerzyski) substantially in the form and expense to the named executive officer as that received on the date of termination; (iii) the named executive officer agreeing not to disclose to others any confidential information; and (iv) the named executive officer entering into a non-compete agreement for 12 months (15 months for Mr. Sulerzyski) immediately following the date of termination. The non-compete provision prohibits the named executive officer from directly or indirectly engaging in any business in which Peoples directly or indirectly engages within Peoples' geographic market during the term of the named executive officer's agreement.
The following table summarizes payments which would have been made to the named executive officers if a termination event had occurred on December 31, 2012. Actual amounts to be paid out can only be determined at the time of a named executive officer's actual separation from service with Peoples.

Compensation & Benefits Payable Upon Termination	Voluntary Termination (1)	Normal Retirement or Disability	Involuntary Not for Cause Termination	For Cause Termination	CIC Involuntary or Good Reason Termination	Death
Charles W. Sulerzyski
2.5 times Base Annual Compensation	—	—	—	—	$2,107,048	—
Welfare Benefits (2)	—	—	—	—	$9,578	—
Value of Unvested Restricted Shares	—	$366,242	—	—	$383,328	$383,328
Total	$0	$366,242	$0	$0	$2,499,954	$383,328

Edward G. Sloane
2.0 times Base Annual Compensation	—	—	—	—	$400,588	—
Welfare Benefits (2)	—	—	—	—	$7,004	—
Value of Unvested Restricted Shares	—	$28,527	—	—	$35,998	$35,998
Total	$0	$28,527	$0	$0	$443,590	$35,998

Daniel K. McGill
2.0 times Base Annual Compensation	—	—	—	—	$434,114	—
Welfare Benefits (2)	—	—	—	—	$14,337	—
Value of Unvested Restricted Stock	—	$339,158	—	—	$347,719	$347,719
Total	$0	$339,158	$0	$0	$796,170	$347,719

Timothy H. Kirtley
2.0 times Base Annual Compensation	—	—	—	—	$400,000	—
Welfare Benefits (2)	—	—	—	—	$19,752	—
Value of Unvested Restricted Stock	—	$49,833	—	—	$52,464	$52,464
Total	$0	$49,833	$0	$0	$472,216	$52,464

Carol A. Schneeberger
2.0 times Base Annual Compensation	—	—	—	—	$384,196	—
Welfare Benefits (2)	—	—	—	—	$8,193	—
Value of Unvested Restricted Shares	$33,744	$33,744	—	—	$41,432	$41,432
Total	$33,744	$33,744	$0	$0	$433,821	$41,432

(1)	If Ms. Schneeberger elected to retire as of December 31, 2012, as she had reached retirement eligibility, her unvested restricted shares would vest upon retirement.

(2)
Under the terms of the change in control agreements, the named executive officer would continue to participate in life, medical, and dental insurance during the term of his or her non-compete agreement --15 months for Mr. Sulerzyski, and 12 months for each of the other named executive officers.

DIRECTOR COMPENSATION
Peoples uses a combination of cash and equity-based compensation to attract and retain qualified directors to serve on the Board. Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•	Ensure Peoples can attract and retain outstanding director candidates;

•	Recognize the substantial time commitments necessary to oversee the affairs of Peoples; and

•	Support the independence of thought and action expected of directors.
Compensation Paid to Board Members
2012 Fiscal Year
The Compensation Committee believes the combination of cash compensation and equity-based compensation (in the form of common shares) in its director compensation model promotes independent decision making on the part of directors as the common shares have immediate value, unlike stock options or similar forms of equity-based awards. From January 1, 2012 through June 30, 2012, Peoples' directors, other than Charles W. Sulerzyski, received a quarterly fee of $1,500 for their services, paid in the form of the number of common shares with an equivalent fair market value. Beginning July 1, 2012, the Board members received a quarterly fee of $2,550 for their services, paid in the form of the number of common shares with an equivalent fair market value. In addition, directors, other than Charles W. Sulerzyski, received compensation of $1,250 for each Board meeting attended, paid $750 in cash, and $500 in the form of the number of common shares with an equivalent fair market value. Beginning July 1, 2012, the Board received $350 for each telephonic meeting attended during 2012. The Compensation Committee believes these fees were appropriate to maintain the caliber of directors necessary to promote long-term shareholder value based upon periodic review of director compensation data from the Peer Group described in the “COMPENSATION DISCUSSION AND ANALYSIS”.
Directors were also compensated for each committee meeting they attended. The committee fees remained unchanged during 2012: (i) the fee paid to members of the Executive Committee and the Governance and Nominating Committee was $300 for each committee meeting attended; and (ii) the fee paid to members of the Compensation Committee, the Audit Committee, and for the Risk Committee, was $600 for each committee meeting attended. At the discretion of the Chair of each committee, the Chair may designate a meeting as a short meeting, for which participants receive a reduced committee fee of $150. In addition to the per meeting fees, the Chair of the Compensation Committee, the Chair of the Audit Committee, and the Chair of the Risk Committee each received an annual cash fee of $5,000. The Chairman of the Board received an annual cash fee of $10,000. The Compensation Committee believes that the additional fees were appropriate and commensurate with the overall level of responsibility and accountability of each Chair as well as the Chairman of the Board. Likewise, the Compensation Committee believes the fees were necessary to attract and retain Committee Chairs with the talents and skills the Compensation Committee believes necessary to promote shareholder value.
All directors of Peoples are also directors of Peoples Bank. Directors receive compensation for their service as Peoples Bank directors in addition to compensation received for their service as directors of Peoples. Each director of Peoples received the following cash compensation for his or her service as a director of Peoples Bank: (i) $500 fee paid for each regular meeting attended; (ii) $300 fee paid to members of the Information Technology Committee and the ALM and Investment Committee for each committee meeting attended; (iii) $600 fee paid to members of the Loan Committee for each committee meeting attended; and (iv) $300 quarterly retainer paid to members of the Trust Investment Committee.
Mr. Sulerzyski received no compensation as a director of Peoples or Peoples Bank during 2012.
Directors who travel a distance of 50 miles or more to attend a Board or Board committee meeting of Peoples or Peoples Bank receive a $150 travel fee. A single travel fee of $150 is paid for multiple meetings occurring on the same day. Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations. Peoples believes these fees and reimbursements are reasonable and partially offset travel expenses incurred by those directors living outside the Marietta, Ohio area, where Board and Board committee meetings are typically held.
2013 Fiscal Year
On February 28, 2013, the Board, upon recommendation of the Compensation Committee, approved an updated director compensation structure. Under the approved compensation structure, the directors, other than Mr. Sulerzyski, will receive a quarterly fee of $3,800 for their services, paid in the form of the number of common shares with an equivalent fair market value. In addition, directors, other than Charles W. Sulerzyski, will continue to receive compensation of $1,250 for each Board meeting attended, paid $750 in cash, and $500 in the form of the number of common shares with equivalent fair market value. The $150 short meeting fee available for all committee meetings will be discontinued. Other committee fees will remain unchanged.
The Compensation Committee based its recommendation of increased quarterly fees upon recognition of the increased activity at the committee level of the Board. The Board and the Compensation Committee recognized that increased preparation and consideration of materials outside of the actual meetings requires increased commitment of time on behalf of directors. The Compensation Committee also believes that the increased quarterly fee is necessary to ensure retention and attraction of qualified directors. The Board also approved an increased annual cash fee to the Chairman of the Board of $10,000. The Chairman of the Board's updated annual cash fee will total $20,000. The Compensation Committee believes that the additional fees were appropriate and necessary in light of the Chairman of the Board's vital role in board leadership and management oversight.
Additionally, the Compensation Committee had recommended and the Board voted to reinstitute the annual grant of restricted common shares to non-employee directors. In 2009, the Board had discontinued the historic annual grant of restricted common shares due to Peoples' financial performance and the decline in Peoples' stock price. The Board believes the continuous and sustained return of Peoples to more historic levels of performance warranted the reinstatement of the previous practice of annual grants of restricted common shares to the directors. Additionally, the Board recognizes the need for board compensation practices sufficient to attract and retain capable and engaged directors for Peoples. Each future grant of equity-based awards to directors will continue to require approval of the full Board.
Each of the Peoples directors, other than Mr. Sulerzyski, received a grant of 500 restricted common shares on February 28, 2013. The restricted common shares have a time-based vesting requirement and will vest six months from the grant date, if the individual continues to serve as a director of Peoples. The restricted common shares granted on February 28, 2013 will be reported in the Director Compensation for 2013 table in the proxy statement for the 2014 Annual Meeting of Shareholders.
Other Information Regarding Equity-Based Compensation
The full Board approves all equity-based awards made to non-employee directors of Peoples; while, the Compensation Committee approves all equity-based awards made to non-employee directors of Peoples' subsidiaries other than Peoples Bank. The grant date for equity-based awards made to non-employee directors of Peoples is the date of the approval by the Board, the date of election or appointment, or the second business day following the date on which any material information has been publicly disclosed, whichever is the latest. The price by which the value of equity-based awards is measured is the closing price of Peoples' common shares on The NASDAQ Global Select Market® on the grant date.
The following summarizes the effect of various termination of service events on the restricted common shares granted to the non-employee directors in past fiscal years:

•
Termination of service as a director of Peoples due to death, disability, or retirement: The restrictions on the restricted common shares lapse and the restricted common shares become fully vested on the termination date.

•	Termination of service as a director of Peoples for cause or any reason other than retirement, death or disability: Any non-vested restricted common shares are forfeited on the termination date.
All restricted shares granted to directors in prior years have vested.
Deferred Compensation Plan for Directors
Since 1991, Peoples has maintained the Deferred Compensation Plan for Directors. Voluntary participation in the Deferred Compensation Plan for Directors allows a non-employee director of Peoples, or one of our subsidiaries, to defer all or part of his or her director's fees, including the federal income tax thereon. Since January 2, 1998, directors have been permitted to allocate their deferrals within each participant's bookkeeping account under the Plan between a cash account (earning interest equal to Peoples Bank's three-year certificate of deposit interest rate) and a stock account (under which common shares of Peoples are allocated at fair market value on the first business day of each calendar quarter based on (i) the amount deferred and (ii) subsequent cash dividends on the common shares previously credited to the account). The only right a participant in the Deferred Compensation Plan for Directors has with respect to his or her cash account and/or stock account is to receive distributions upon termination of service as a director. Distribution of the deferred amounts is made in a lump sum or annual installments, at the election of the director beginning (i) on the first business day of the calendar month following the date of the director's termination of service due to resignation, retirement, death or otherwise for the portion of the account, if any, that was earned and vested before January 1, 2005, and any additions attributable to such portion of the account; and (ii) on the first business day of the calendar month following the earlier of the directors' death or separation from service as a director for the remaining portion of the account in the first year in which the person is no longer a director. For a director who is also a “specified employee” for purpose of Section 409A of the Internal Revenue Code on the date of the director's separation from service, the distribution of the portion of the account that was earned and vested or after January 1, 2005, will be delayed until the first business day of the seventh month following the date of separation of service. The stock account is distributed in common shares of Peoples or in cash and the cash account is distributed only in cash.

All Other Compensation
The non-employee directors are eligible at their own cost to participate in the medical and dental insurance plans maintained by Peoples for employees. In addition, the non-employee directors automatically receive a group term life insurance benefit, the premiums for which are paid by Peoples. This benefit is also provided for directors after their retirement from Peoples. The maximum benefit under the group term life insurance is $50,000 for directors age 65 or younger. The maximum benefit decreases by a percentage for each year beyond age 65 until it reaches a maximum payout of $5,000 at age 90.
Stock Ownership Guidelines
Peoples' Corporate Governance Guidelines require that Directors establish a financial stake in Peoples by developing a meaningful ownership position in Peoples over time as is appropriate given the Director's personal financial circumstances; provided, however, that within five years after the date of his or her election to the Board, or by December 31, 2015, whichever is later, each Director shall own at least 5,000 common shares of Peoples having a market value of $50,000, whichever is less.
DIRECTOR COMPENSATION FOR 2012

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
	(2)	(3)	(4)		(5)	(6)
	($)	($)	($)	($)	($)	($)	($)
Tara M. Abraham (7)	$11,500	$8,600	—	—	$47	$27	$20,174
Carl L. Baker, Jr.	$31,100	$13,600	—	—	$142	$54	$44,896
George W. Broughton	$38,300	$13,600	—	—	$700	$54	$52,654
Wilford D. Dimit (8)	$2,600	$1,000	—	—	$14,483	$1	$18,084
Richard Ferguson	$31,750	$13,600	—	—	$3,863	$53	$49,266
James S. Huggins (9)	$22,000	$12,100	—	—	—	$41	$34,141
Dr. Brenda F. Jones	$23,700	$13,600	—	—	$7,858	$46	$45,204
David L. Mead	$34,050	$13,600	—	—	$3,730	$54	$51,434
Susan D. Rector	$20,050	$13,100	—	—	—	$54	$33,204
Theodore P. Sauber	$23,750	$12,100	—	—	—	$16	$35,866
Paul T. Theisen (10)	$16,400	$7,350	—	—	$2,995	$6	$26,751
Thomas J. Wolf	$27,300	$13,600	—	—	—	$54	$40,954

(1)
Charles W. Sulerzyski, who serves as President and Chief Executive Officer of Peoples and Peoples Bank, is not included in this table. Mr. Sulerzyski receives no compensation in his capacity as a director of Peoples and Peoples Bank.

(2)
Amounts in column (b) represent the aggregate cash quarterly and meeting fees (including travel fees paid or payable to each director). Included in these amounts are voluntary elective deferrals of fees made pursuant to the Deferred Compensation Plan for Directors. Deferrals of these fees for 2012 were: $10,600 for Ms. Abraham; $2,600 for Mr. Dimit; $23,700 for Dr. Jones; and $17,025 for Mr. Mead. All other amounts representing the cash portion paid for quarterly fees, meeting fees, and travel fees for 2012 are included in this table. Pursuant to the 2012 compensation structure for directors, the portion of these fees paid in stock awards is detailed in column (c). All directors identified in this table are, or during their period of service were, non-employee directors of both Peoples and Peoples Bank and were compensated through retainer fees, Board meeting attendance fees and Board committee meeting attendance fees, as appropriate, for their service to both boards.

(3)
Amounts in column (c) represent the aggregate grant date fair value of common shares issued to the directors as the equity portion of the quarterly and meeting fees for services rendered as a director of Peoples, computed in accordance with FASB Topic 718. The grant date fair value related to each issuance of common shares represented the closing price of Peoples' common shares on the NASDAQ Global Select Market ® on the date of issuance times the number of common shares issued.

(4)
The aggregate number of common shares underlying unexercised nonqualified stock options outstanding at December 31, 2012 were: (a) Carl L. Baker, Jr. - 4,665; (b) George W. Broughton - 3,510; (c) Wilford D. Dimit - 4,665; (d) Richard Ferguson - 2,355; (e) Dr. Brenda F. Jones - 2,334; (f) David L. Mead - 600; (g) Susan D. Rector - none; (h) Theodore P. Sauber - 2,355; (i) Paul T. Theisen - 4,665; and (j) Thomas J. Wolf - 3,510. All of these outstanding nonqualified stock options had vested prior to January 1, 2008.

(5)	Amounts in column (f) represent 2012 earnings on each participating director's deferred fees pursuant to the Deferred Compensation Plan for Directors.

(6)	Amounts in column (g) represent the amount of Peoples' 2012 annual payment of premiums for group term life insurance for all directors.

(7)	Tara M. Abraham became a director of Peoples and Peoples Bank on May 24, 2012.

(8)	Wilford D. Dimit retired as a director of Peoples and Peoples Bank on February 3, 2012.

(9)	James S. Huggins became a director of Peoples and Peoples Bank on February 23, 2012.

(10)	Paul T. Theisen retired as a director of Peoples and Peoples Bank on July 26, 2012.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Each of Carl L. Baker, Jr., George W. Broughton, David L. Mead, Susan D. Rector and Paul T. Theisen served as a member of the Compensation Committee of Peoples' Board during the 2012 fiscal year. Messrs. Baker, Broughton, and Mead served as members of the Compensation Committee throughout the entire 2012 fiscal year. Ms. Rector was appointed as a member of the Compensation Committee on May 24, 2012 and continues to serve as a member. Former director Paul T. Theisen served as a member of the Compensation Committee and as a director of Peoples and Peoples Bank in 2012 through July 26, 2012. None of the individuals serving on the Compensation Committee during the 2012 fiscal year or who continue to so serve has been an officer or employee of Peoples or any of our subsidiaries, with the exception of Mr. Mead, who served as interim President and Chief Executive Officer of Peoples and Peoples Bank from August 2, 2010 to April 4, 2011, and from August 6, 2010 to April 4, 2011, respectively Mr. Mead qualified as an independent director during all of the 2012 fiscal year while he served on the Compensation Committee. During the 2012 fiscal year, Peoples Bank entered into lending relationships with certain members of the Compensation Committee, with members of their respective families and with corporations and organizations as to which they serve as executive officers or beneficially own more than 10% of the equity securities. All such loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates charged and collateral required, as those prevailing at the time for comparable loans with persons not related to Peoples or Peoples Bank, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features to Peoples or Peoples Bank. During the 2012 fiscal year, no executive officer of Peoples served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on Peoples' Board or Compensation Committee.
AUDIT COMMITTEE REPORT
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012
Management has represented to the Audit Committee that Peoples' audited consolidated financial statements as of and for the fiscal year ended December 31, 2012, were prepared in accordance with US GAAP and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management.
In addition, the Audit Committee has discussed and reviewed with E&Y, Peoples' independent registered public accounting firm, all communications and other matters required to be discussed by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, Communications With Audit Committees, as amended, and by SEC rules, as well as significant current accounting developments and issues. The Audit Committee has also reviewed and discussed the audited consolidated financial statements as of and for the fiscal year ended December 31, 2012, with E&Y.
The Audit Committee has received from E&Y the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding E&Y's communications with the Audit Committee concerning independence, and has discussed with E&Y the independence of E&Y. The Audit Committee has discussed with E&Y any relationships with or services to Peoples or our subsidiaries that may impact E&Y's independence and objectivity, including the non-audit services rendered by E&Y, and the Audit Committee has satisfied itself as to E&Y's independence.

Based on the Audit Committee's reviews and discussions with management and E&Y, and the Audit Committee's review of the report of E&Y to the Audit Committee, the Audit Committee recommended to the Board that Peoples' audited consolidated financial statements be included in Peoples' Annual Report on Form 10‑K for the fiscal year ended December 31, 2012 for filing with the SEC.
Submitted by the Audit Committee of Peoples' Board:
Thomas J. Wolf (Chair), Tara M. Abraham, Carl L. Baker, Jr., Richard Ferguson, Dr. Brenda F. Jones, and Theodore P. Sauber.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On February 28, 2013, the Audit Committee appointed E&Y as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2013. E&Y has served as Peoples' independent auditors/independent registered public accounting firm since 1995.
Fees
Fees for services rendered by E&Y for each of the 2012 and the 2011 fiscal years were:

	2012	2011
Audit Fees (1)	$683,267	$638,847
Audit-Related Fees (2)	—	—
Tax Fees (3)	42,500	42,500
Total	$725,767	$681,347

(1)
Audit Fees pertain to professional services rendered in connection with the audit of Peoples' annual consolidated financial statements and review of the consolidated financial statements included in Peoples' Quarterly Reports on Form 10-Q, as well as internal control testing for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees pertain to services rendered in connection with statutory audits and accounting consultation.

(3)	Tax Fees pertain to services rendered for tax planning and advice, tax compliance, and assistance with tax audits and appeals.
E&Y did not render any other services to Peoples or any of our subsidiaries during the 2012 or the 2011 fiscal years. All of the services described under “Audit Fees” and “Tax Fees” above were pre-approved by the Audit Committee.
Pre-Approval Policy
The Audit Committee has adopted, and the Board has ratified, an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”), which sets forth the procedures and conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”), or be subject to the requirement that the specific pre-approval of the Audit Committee be obtained (“specific pre-approval”). Appendices to the Pre-Approval Policy describe the Audit, Audit-Related, Tax and All Other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee states otherwise. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. The Audit Committee will add to or subtract from the list of general pre-approved services from time to time, based on subsequent reviews and determinations.
The Pre-Approval Policy does not delegate to management the Audit Committee's responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee, however, may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated both types of pre-approval authority to the Chair of the Audit Committee.
All requests or applications for services to be provided by the independent registered public accounting firm are to be submitted to the Chief Financial Officer of Peoples, and must include a detailed description of the services to be rendered. The Chief Financial Officer and the independent registered public accounting firm must determine jointly whether, in their view, the request or application is consistent with the SEC's and the Public Accounting Oversight Board's rules on auditor independence and is an appropriate service. If so, the Chief Financial Officer will request specific pre-approval from the Audit Committee (or its designee) as appropriate. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee.
The Audit Committee has designated the Director of Risk Management of Peoples to monitor the performance of all services provided by the independent registered public accounting firm and to determine whether such services are in compliance with the Pre-Approval Policy. The Director of Risk Management reports to the Audit Committee on a periodic basis as to the results of such monitoring. Both the Director of Risk Management and management of Peoples are to immediately report to the Chair of the Audit Committee any breach of the Pre-Approval Policy that comes to the attention of the Director of Risk Management or any member of management.
PROPOSAL NUMBER 4:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of Peoples' Board has appointed E&Y to serve as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2013, and recommends that Peoples' shareholders vote for the ratification of that appointment. E&Y audited Peoples' consolidated financial statements as of and for the fiscal year ended December 31, 2012, and the effectiveness of Peoples' internal control over financial reporting as of December 31, 2012. Representatives of E&Y are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
The appointment of Peoples' independent registered public accounting firm is made annually by the Audit Committee. Peoples has determined to submit the appointment of the independent registered public accounting firm to the shareholders for ratification because of such firm's role in reviewing the quality and integrity of Peoples' consolidated financial statements and internal control over financial reporting. Before appointing E&Y, the Audit Committee carefully considered that firm's qualifications as Peoples' independent registered public accounting firm and the audit scope.
Recommendation and Vote
THE AUDIT COMMITTEE AND THE BOARD UNANIMOUSLY RECOMMEND THAT PEOPLES' SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y.
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of E&Y as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2013. The effect of an abstention is the same as a vote “AGAINST.” Even if the appointment of E&Y is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of E&Y and to engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of E&Y is not ratified, the Audit Committee will reconsider (but may decide to maintain) the appointment.
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
The SEC has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” would permit Peoples to send a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, to any household at which two or more different shareholders reside if Peoples reasonably believes such shareholders are members of the same family or otherwise share the same address or that one shareholder has multiple accounts. In each case, the shareholder(s) must consent to the householding process, and may at any time request that Peoples promptly deliver to such shareholder(s) a separate copy of the proxy materials subject to householding. Each shareholder would continue to receive a separate notice of meeting of shareholders and proxy card. The householding procedure is intended to reduce the volume of duplicate information shareholders receive and reduce Peoples' expenses. Peoples does not currently practice householding, but may institute householding in the future and will notify registered shareholders affected by householding at that time. Registered shareholders sharing an address may request delivery of a single copy of annual reports to shareholders, proxy statements and Notices of Internet Availability of Proxy Materials by contacting the Corporate Secretary of Peoples at Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, OH 45750-0738, Attention: Corporate Secretary.
Many brokers, financial institutions and other holders of record have instituted householding. If your family has one or more “street name” accounts under which you beneficially own common shares of Peoples, you may have received householding information from your broker, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or Peoples' 2012 Annual Report or if you wish to revoke your decision to household and thereby receive multiple copies of Peoples' proxy materials. You should also contact the holder of record if you wish to institute householding.
OTHER MATTERS
As of the date of this proxy statement, the Board knows of no matter that will be presented for action by the shareholders at the Annual Meeting other than those matters discussed in this proxy statement. However, if any other matter requiring a vote of the shareholders is properly presented at the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgment in light of the conditions then prevailing, to the extent permitted under applicable law.
It is important that your common shares be represented. Whether or not you plan to attend the Annual Meeting in person, please complete, sign and return the accompanying proxy card in the enclosed envelope furnished herewith, or transmit your voting instructions electronically via the Internet or by telephone by following the instructions on the proxy card.

By Order of the Board,

Charles W. Sulerzyski
President and Chief Executive Officer

APPENDIX A
PEOPLES BANCORP INC.
Second Amended and Restated
2006 Equity Plan
The Peoples Bancorp Inc. 2006 Equity Plan was adopted on the 9th day of February, 2006, by the Board and approved by the shareholders of the Company on April 13, 2006. Section 12.1 of the Peoples Bancorp Inc. 2006 Equity Plan was amended by the Board on June 8, 2006. Section 5.7(b) of the Peoples Bancorp Inc. 2006 Equity Plan was amended by the Board on February 8, 2007. The Peoples Bancorp Inc. 2006 Equity Plan was amended and restated effective December 11, 2008. The Amended and Restated Peoples Bancorp Inc. 2006 Equity Plan is hereby further amended and restated, subject to approval by the shareholders of the Company.
ARTICLE I
PURPOSE AND EFFECTIVE DATE
1.1    PURPOSE. The purpose of the Plan is to provide financial incentives for selected Employees, Advisors and Non-Employee Directors, thereby promoting the long-term growth and financial success of the Company by: (a) attracting and retaining Employees, Advisors and Non-Employee Directors of outstanding ability; (b) strengthening the Company's capability to develop, maintain and direct a competent management team; (c) providing an effective means for selected Employees, Advisors and Non-Employee Directors to acquire and maintain ownership of Company Stock; (d) motivating Employees to achieve long-range Performance Goals and objectives; and (e) providing incentive compensation opportunities competitive with peer financial institution holding companies.
1.2    EFFECTIVE DATE AND EXPIRATION OF PLAN. The Peoples Bancorp Inc. 2006 Equity Plan originally became effective on April 13, 2006. The Amended and Restated Peoples Bancorp Inc. 2006 Equity Plan became effective on December 11, 2008. This Second Amended and Restated Peoples Bancorp Inc. 2006 Equity Plan will become effective upon the approval hereof by the shareholders of the Company. Unless earlier terminated by the Board pursuant to Section 12.2, the Plan shall terminate on the tenth anniversary of the Second Restatement Effective Date. No Award shall be made pursuant to the Plan after this termination date, but Awards made prior to this termination date may extend beyond that date. Notwithstanding the foregoing, no Incentive Stock Options may be granted after February 28, 2023.
ARTICLE II
DEFINITIONS
The following words and phrases, as used in the Plan, shall have the meanings set forth in this Article II. When applying these definitions and any other word, term or phrase used in the Plan, the form of any word, term or phrase will include any and all of its other forms.
2.1    ADVISOR means any advisor who renders bona fide services to the Company and/or one or more of the Subsidiaries as an advisory or marketing board member and who is neither an Employee nor a director of the Company or any Subsidiary; provided that the services rendered are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities.
2.2    AWARD means, individually or collectively, any Option, SAR, Restricted Stock, Restricted Performance Stock, unrestricted Company Stock or Performance Unit Award.
2.3    AWARD AGREEMENT means the written agreement between the Company and each Participant that describes the terms and conditions of each Award. If there is a conflict between the terms of the Plan and the Award Agreement, the terms of the Plan will govern.

2.4    BOARD means the Board of Directors of the Company.
2.5    CAUSE with respect to any Participant, means: (a) gross negligence or gross neglect of duties; or (b) commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Participant's employment or service, as the case may be, with the Company or any of its Subsidiaries; or (c) fraud, disloyalty, dishonesty or willful violation of any law, rule or regulation or any significant Company policy committed in connection with the Participant's employment or provision of services, as the case may be; or (d) issuance of an order for removal of the Participant by any agency which regulates the activities of the Company or any of its Subsidiaries.
Any determination of “Cause” under the Plan shall be made by the Committee in its sole discretion.
2.6    COMPANY means Peoples Bancorp Inc., an Ohio corporation.
2.7    COMPANY DIRECTOR means a non-employee member of the Board.
2.8    COMPANY STOCK means the Company's common shares, without par value per share.
2.9    CODE means the Internal Revenue Code of 1986, as amended or superseded after the Effective Date, and any applicable rulings or regulations issued thereunder.
2.10    COMMITTEE means the Compensation Committee of the Board or a subcommittee thereof.
2.11    DISABILITY means: (a) with respect to an Incentive Stock Option, “disabled” within the meaning of Section 22(e)(3) of the Code; (b) with respect to any Award subject to Section 409A of the Code, “disabled” as defined under Section 409A of the Code; and (c) with respect to any Award not described in subsections (a) and (b) of this Section 2.11, a long-term disability as defined by the Company's or applicable Subsidiary's group disability insurance plan, or any successor plan that is applicable to such Participant at the time of his or her Termination.
2.12    EFFECTIVE DATE means April 13, 2006, the date on which the Peoples Bancorp Inc. 2006 Equity Plan was originally approved by the shareholders of the Company.
2.13    EMPLOYEE means any person who, on any applicable date, is a common law employee of the Company or of any Subsidiary. A worker who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of the Company or of any Subsidiary for any reason and on any basis will be treated as a common law employee only from the date that reclassification occurs and will not retroactively be reclassified as an Employee for any purpose of the Plan.
2.14    EXCHANGE ACT means the Securities Exchange Act of 1934, as amended.
2.15    EXERCISE PRICE means the amount, if any, that a Participant must pay to exercise an Award (other than an Option).
2.16    FAIR MARKET VALUE means, as of any specified date, an amount equal to the reported closing price on the specified date of a share of Company Stock on NASDAQ or any other established stock exchange or quotation system on which the Company Stock is then listed or traded or, if no shares of Company Stock have been traded on such date, the closing price of a share of Company Stock on NASDAQ or such other established stock exchange or quotation system as reported on the first day prior thereto on which shares of Company Stock were so traded. If the preceding sentence does not apply, Fair Market Value shall be determined: (a) with respect to Nonqualified Stock Options and SARs, by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, that satisfies the requirements of Treasury Regulation § 1.409A-1(b)(5); and (b) with respect to any other Awards, in good faith by the Committee using other reasonable means.
2.17    FISCAL YEAR means the fiscal year of the Company, which is the period beginning January 1 and ending on December 31.
2.18    GOOD REASON means (a) if the Participant has entered into a “Change in Control Agreement” with the Company, the definition of good reason in the Participant's Change in Control Agreement with the Company, and (b) if no such agreement exists, without the Participant's express written consent, after written notice to the Board, and after a thirty (30) day opportunity for the Board to cure, the continuing occurrence of any of the following events:

(i)    The assignment to the Participant of any material duties or responsibilities inconsistent with the Participant's position(s), or a change in the Participant's reporting responsibilities, title(s), or office(s), or any removal of the Participant from or any failure to re-elect the Participant to any of such position(s), except in connection with the Participant's Termination for Cause, Disability, Retirement, or as a result of the Participant's death;
(ii)    A reduction by the Company or any of its Subsidiaries in the Participant's base salary;
(iii)    The taking of any action by the Company or any of its Subsidiaries which would adversely affect the Participant's participation in or materially reduce the Participant's benefits under any benefit plans, or the failure by the Company or its Subsidiaries, as applicable, to provide the Participant with the number of paid vacation days to which the Participant is then entitled on the basis of years of service with the Company and its Subsidiaries in accordance with the Company's normal vacation policy in effect on the Second Restatement Effective Date; or
(iv)     The Company or one of its Subsidiaries directing the Participant to be reassigned to an office location fifty (50) miles or more from the current office location of the Participant except for required travel on Company or Subsidiary business to an extent substantially consistent with the Participant's present business travel obligations or, in the event the Participant consents to any relocation, the failure by the Company or one of its Subsidiaries, as applicable, to pay (or reimburse the Participant) for all reasonable moving expenses incurred by the Participant relating to a change of the Participant's principal residence in connection with such relocation and to indemnify the Participant against any loss realized on the sale of the Participant's principal residence in connection with any such change of residence.
2.19    INCENTIVE STOCK OPTION means an option within the meaning of Section 422 of the Code.
2.20    NON-EMPLOYEE DIRECTOR means either a Company Director or a Subsidiary Director.
2.21    NONQUALIFIED STOCK OPTION means an option granted under the Plan other than an Incentive Stock Option.
2.22    OPTION means either a Nonqualified Stock Option or an Incentive Stock Option, in each case to purchase Company Stock.
2.23    OPTION PRICE means the price at which Company Stock may be purchased under an Option.
2.24    PARTICIPANT means an Employee, an Advisor or a Non-Employee Director to whom an Award has been made under the Plan.
2.25    PERFORMANCE GOALS means goals established by the Committee pursuant to Section 4.5.
2.26    PERFORMANCE PERIOD means a period of time over which performance is measured.
2.27    PERFORMANCE UNIT means the unit of measure determined under Article IX by which is expressed the value of a Performance Unit Award.
2.28    PERFORMANCE UNIT AWARD means an Award granted under Article IX.
2.29    PERSONAL REPRESENTATIVE means the person or persons who, upon the death, Disability, or incompetency of a Participant, shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to exercise an Option or an SAR or the right to any Restricted Stock Award or any Performance Unit Award theretofore granted or made to such Participant.
2.30    PLAN means the Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan.
2.31    PREDECESSOR PLANS means the Peoples Bancorp Inc. 2002 Stock Option Plan, as amended, the Peoples Bancorp Inc. 1998 Stock Option Plan, the Peoples Bancorp Inc. 1995 Stock Option Plan and the Amended and Restated Peoples Bancorp Inc. 1993 Stock Option Plan.
2.32    RESTRICTED PERFORMANCE STOCK means Company Stock subject to Performance Goals.

2.33    RESTRICTED STOCK means Company Stock subject to the terms and conditions provided in Article VI and includes Restricted Performance Stock.
2.34    RESTRICTED STOCK AWARD means an Award granted under Article VI.
2.35    RESTRICTION PERIOD means a period of time determined under Section 6.2 during which Restricted Stock is subject to the terms and conditions provided in Section 6.3.
2.36    RETIREMENT means a Termination by a Participant other than due to death or Disability on or after attaining 65 years of age and with at least 10 years of service with the Company or any Subsidiary.
2.37    SAR means a stock appreciation right granted under Section 5.7.
2.38    SECOND RESTATEMENT EFFECTIVE DATE means the date the Plan is approved by the Company's shareholders.
2.39    SHAREHOLDERS mean the shareholders of the Company.
2.40    SUBSIDIARY means any corporation or other entity that is under common control with the Company, as determined under Sections 414(b) and (c) of the Code, but modified as permitted by Section 409A of the Code.
2.41    SUBSIDIARY DIRECTOR means a non-employee member of the board of directors of a Subsidiary who is not also a Company Director.
2.42    TERMINATION means a “separation from service” as defined under Section 409A of the Code.
ARTICLE III
ADMINISTRATION
3.1    COMMITTEE TO ADMINISTER. The Plan shall be administered by the Committee, in accordance with its Charter, as amended from time to time by the Board; provided, however, that the Board has the authority to grant Awards to Company Directors.
3.2    POWERS OF COMMITTEE.
(a)    The Committee and the Board shall have full power and authority to interpret and administer the Plan and to establish and amend rules and regulations for its administration. Any action or decision by the Board or the Committee shall be final, binding and conclusive with respect to the interpretation of the Plan and any Award made under it.
(b)    Subject to the provisions of the Plan, the Committee or the Board, as the case may be, shall have authority, in its discretion, to determine those Employees, Advisors and Non-Employee Directors who shall receive an Award; the time or times when any such Award shall be made; the vesting schedule, if any, for the Award; and the type of Award to be granted, the number of shares of Company Stock to be subject to each Option, each SAR, and each Restricted Stock Award, the value of each Performance Unit and all other terms and conditions of any Award.
(c)    The Committee or the Board, as the case may be, shall determine and set forth in an Award Agreement the terms of each Award, including such terms, restrictions, and provisions as shall be necessary to cause certain Options to qualify as Incentive Stock Options. The Committee or the Board, as the case may be, may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement, in such manner and to the extent the Committee or the Board, as appropriate, shall determine in order to carry out the purposes of the Plan. The Committee or the Board, as the case may be, may, in its discretion, accelerate (i) the date on which an Option or an SAR may be exercised, (ii) the date of termination of the restrictions applicable to a Restricted Stock Award, or (iii) the end of a Performance Period under a Performance Unit Award, if the Committee or the Board, as appropriate, determines that to do so will be in the best interests of the Company and the Participants in the Plan. Notwithstanding the foregoing, the Committee shall not exercise any discretion with respect to an Award that is intended to qualify as performance-based compensation under Section 162(m) of the Code that would cause the Employee to whom the Award was made to receive more than would otherwise have been paid or receivable under the Performance Goals in respect of the Award established pursuant to Section 162(m) of the Code.

ARTICLE IV
AWARDS
4.1    AWARDS. Awards under the Plan shall consist of Incentive Stock Options, Nonqualified Stock Options, SARs, Restricted Stock, Restricted Performance Stock, unrestricted Company Stock and Performance Units. All Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Committee or the Board, as the case may be, deems appropriate. Awards under a particular Article or Section of the Plan need not be uniform and Awards under two or more Articles or Sections may be combined in one Award Agreement. Any combination of Awards may be granted at one time and on more than one occasion to the same Employee, Advisor or Non-Employee Director. Awards of Performance Units and Restricted Performance Stock shall be earned solely upon attainment of Performance Goals and the Committee shall have no discretion to increase the amounts to be received or paid under such Awards.
4.2    ELIGIBILITY FOR AWARDS. An Award may be made to any Employee or Advisor selected by the Committee. In making this selection and in determining the form and amount of the Award, the Committee may give consideration to the functions and responsibilities of the respective Employee and/or Advisor, his or her present and potential contributions to the success of the Company or any of its Subsidiaries, the value of his or her services to the Company or any of its Subsidiaries, and such other factors deemed relevant by the Committee. Non-Employee Directors are eligible to receive Awards pursuant to Article VII.
4.3    SHARES AVAILABLE UNDER THE PLAN.
(a)    The Company Stock to be offered under the Plan pursuant to Options, SARs, Performance Unit Awards, Restricted Performance Stock, Restricted Stock and unrestricted Company Stock Awards must be (i) Company Stock previously issued and outstanding and reacquired by the Company or (ii) authorized but unissued Company Stock not reserved for any other purpose. Subject to adjustment under Section 12.1, the number of shares of Company Stock that may be issued under the Plan (the “Section 4.3 Limit”) will be such number of common shares as shall result in an aggregate of 800,000 common shares being available for future grants of Awards on and after the Second Restatement Effective Date. Based on the number of common shares available for future grants of Awards as of February 28, 2013, the aggregate number of common shares available for issuance under the Plan (including common shares subject to outstanding Awards (199,231 common shares) and common shares previously issued in satisfaction of Awards (82,333 common shares)) would be 1,081,564 common shares.
(b)    The maximum number of shares of Company Stock that may be issued subject to Incentive Stock Options is 800,000 subject to adjustment under Section 12.1. The Section 4.3 Limit shall not have counted against it: (i) the number of shares of Company Stock subject to an Option or any other Award which is equal to the number of shares of Company Stock tendered by a Participant to the Company in payment of the Option Price of such Option or the Exercise Price of such other Award, as applicable; (ii) shares of Company Stock subject to an Award granted on or after the Second Restatement Effective Date which Award for any reason thereafter terminates by expiration, forfeiture, cancellation or otherwise without having been exercised or paid; (iii) shares of Company Stock withheld from any Award to satisfy a Participant's tax withholding obligations or, if applicable, to pay the Option Price of an Option or the Exercise Price of any other Award; (iv) if an SAR is settled in whole or in part by the issuance of shares of Company Stock, the number of shares of Company Stock which represents the difference between (A) the number of shares of Company Stock which remain subject to such SAR on the date of such settlement and (B) the number of shares of Company Stock actually issued upon settlement of such SAR; or (v) the number of shares of Company Stock subject to an Option which is equal to the number of shares of Common Stock acquired by the Company on the open market using the cash proceeds received by the Company from the exercise of such Option; provided, however, that such number of shares of Company Stock shall in no event be greater than the number which is determined by dividing (A) the amount of cash proceeds received by the Company from the Participant upon the exercise of such Option by (B) the Fair Market Value of a share of the Company Stock on the date of exercise of such Option.
(c)    No awards shall be granted under any Predecessor Plan on and after April 13, 2006.
4.4    LIMITATION ON AWARDS. The maximum aggregate dollar value of, and the maximum number of shares of Company Stock subject to, Restricted Stock and Performance Units awarded to any Employee or Advisor with respect to a Performance Period or Restriction Period may not exceed $500,000 and 500,000 shares of Company Stock for each Fiscal Year included in such Performance Period or Restriction Period.
The maximum number of shares of Common Stock for which Options or SARs may be granted to any Participant in any one Fiscal Year shall not exceed 500,000 subject to adjustment under Section 12.1.

4.5    GENERAL PERFORMANCE GOALS.
(a)    Performance Goals relating to the payment or vesting of an Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will be comprised of one or more of the following performance criteria as the Committee may deem appropriate:

•	Earnings per share (actual or targeted growth);

•	Net income after capital costs;

•	Net income (before or after taxes);

•	Return measures (including, but not limited to, return on average assets, risk-adjusted return on capital, return on average equity, pre-provision net revenue, or return on tangible common equity);

•	Efficiency ratio;

•	Full-time equivalency control;

•	Stock price (including, but not limited to, growth measures, share price appreciation, or total shareholder return);

•	Non-interest income compared to net interest income ratio;

•	Expense targets (including, but not limited to, reduction in or maintenance of non-interest expense;

•	Operating efficiency;

•	Economic value added or EVA(R);

•	Credit quality measures;

•	Customer satisfaction measures;

•	Loan growth;

•	Deposit growth;

•	Net interest margin;

•	Fee income;

•	Operating expense;

•	Balance sheet measures including assets, loans, charge-offs, loan loss reserves, non-performing assets, deposits, asset quality levels, and investments;

•	Balance sheet management;

•	Interest income;

•	Investment management;

•	Maintenance or improvement of net interest income;

•	Market capitalization;

•	Market share;

•	Non-interest income growth;

•	Productivity ratios;

•	Revenues;

•	Risk management measures including interest-sensitivity gap levels, regulatory compliance, satisfactory internal or external audits, and financial ratings; and

•	Tangible common equity.
(b)    For any Awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee may establish Performance Goals based on the performance criteria listed in Section 4.5(a) or other performance criteria as it deems appropriate.

(c)    Any of the performance criteria listed in Section 4.5(a) may be applied solely with reference to the Company and/or any Subsidiary or relatively between the Company and/or any Subsidiary and one or more unrelated entities. In addition, different performance criteria may be applied to individual Participants or to groups of Participants and, as specified by the Committee, may be based on results achieved (i) separately by the Company or any Subsidiary, (ii) any combination of the Company and the Subsidiaries or (iii) any combination of business units or divisions of the Company and the Subsidiaries.
(d)    With respect to each Performance Period, the Committee shall establish the Performance Goals in writing no later than the earlier of (i) 90 days after the beginning of the Performance Period or (ii) expiration of 25 percent of the Performance Period.
(e)    Except as otherwise provided in the Plan or the Award Agreement, as of the end of each Performance Period, the Committee shall certify in writing the extent to which a Participant has or has not met the Participant's Performance Goal(s). To the extent consistent with Section 162(m) of the Code, Performance Goals may be calculated without regard to extraordinary items or adjusted, as the Committee deems equitable, in recognition of unusual or non-recurring events affecting the Company and/or its Subsidiaries or changes in applicable tax laws or accounting principles.

(f)    To the extent permitted under Section 162(m) of the Code, if applicable, the Committee shall make (i) appropriate adjustments to performance criteria to reflect the effect on any performance criteria of any stock dividend or stock split affecting Company Stock, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to Shareholders, exchange of shares or similar corporate change and (ii) similar adjustments to any portion of performance criteria that is not based on Company Stock but which is affected by an event having an effect similar to those just described.
ARTICLE V
OPTIONS AND STOCK APPRECIATION RIGHTS
5.1    AWARD OF OPTIONS. The Committee may, from time to time, and on such terms and conditions as the Committee may prescribe, award: (a) Incentive Stock Options, subject to Section 5.5, to any eligible Employee of the Company (or any subsidiary or parent corporation within the meaning of Sections 424(e) and 424(f) of the Code); and (b) Nonqualified Stock Options to any Employee or Advisor.
5.2    PERIOD OF OPTION.
(a)    An Option granted under the Plan shall be exercisable only in accordance with the vesting schedule approved by the Committee. The Committee may in its discretion prescribe additional conditions, restrictions or terms on the vesting of an Option, including the full or partial attainment of Performance Goals pursuant to Section 4.5. After the Option vests, the Option may be exercised at any time during the term of the Option, in whole or in installments, as specified in the related Award Agreement. Subject to Article X and except as provided in Section 5.5, the term of each Option shall not be more than ten years from the date of grant.
(b)    Except as provided in Article X or as otherwise provided by the Committee, a Participant may not exercise an Option unless such Participant is then, and continually (except for sick leave, military service, or other approved leave of absence) after the grant of the Option has been, an Employee or Advisor.
5.3    AWARD AGREEMENT. Each Option shall be evidenced by an Award Agreement. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.
5.4    OPTION PRICE, EXERCISE AND PAYMENT.
(a)    Except as provided in Section 5.5, the Option Price with respect to Company Stock subject to each Option shall be determined by the Committee but shall be a price not less than 100 percent of the Fair Market Value of Company Stock at the date such Option is granted.
(b)    Vested Options may be exercised from time to time by giving written notice to the Chief Financial Officer of the Company or the Secretary of the Committee, or his or her designee, specifying the number of shares of Company Stock to be purchased. The notice of exercise shall be accompanied by payment in full of the Option Price in cash or the Option Price may be paid in whole or in part through the transfer to the Company of shares of Company Stock in accordance with procedures established by the Committee from time to time. In addition, in accordance with the rules and procedures established by the Committee for this purpose, an Option may also be exercised through a cashless exercise procedure involving a broker or dealer, that affords a Participant the opportunity to sell immediately some or all of the shares of Company Stock underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option Price and/or to satisfy withholding tax obligations related to the Option.
(c)    In the event such Option Price is paid, in whole or in part, with shares of Company Stock, the portion of the Option Price so paid shall be equal to the value, as of the date of exercise of the Option, of such shares. The value of such shares shall be equal to the number of such shares multiplied by the Fair Market Value of such shares on the trading day coincident with the date of exercise of such Option (or the immediately preceding trading day if the date of exercise is not a trading day). The Company shall not issue or transfer Company Stock upon exercise of an Option until the Option Price is fully paid.
5.5    LIMITATIONS ON INCENTIVE STOCK OPTIONS. Each provision of the Plan and each Award Agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Code, and any provisions of the Award Agreement that cannot be so construed shall be disregarded. No Incentive Stock Option may be granted to any Employee who, at the time of such grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company (or any subsidiary or parent corporation within the meaning of Sections 424(e) and 424(f) of the Code) unless: (a) the Option Price for such Incentive Stock Option is at least 110 percent of the Fair Market Value of a share of Company Stock on the date the Incentive Stock Option is granted; and (b) such Incentive Stock Option may not be exercised more than five years after it is granted. Notwithstanding anything in the Plan to the contrary, to the extent required by the Code, the exercise of Incentive Stock Options granted under the Plan shall be subject to the $100,000 calendar year limit as set forth in Section 422 of the Code; provided that, to the extent any grant exceeds such $100,000 calendar year limit, the portion of such granted Option in excess of such limit shall be deemed a Nonqualified Stock Option in accordance with Section 422 of the Code.
5.6    RIGHTS AND PRIVILEGES. A Participant shall have no rights as a Shareholder with respect to any shares of Company Stock covered by an Option until the issuance of such shares to the Participant.
5.7    AWARD OF SARs.
(a)    The Committee may, from time to time, and on such terms and conditions as the Committee may prescribe, award SARs to any Employee and/or Advisor.
(b)    An SAR shall represent the right to receive payment of an amount equal to: (i) the amount by which the Fair Market Value of one share of Company Stock on the date of exercise of the SAR exceeds the Exercise Price; multiplied by (ii) the number of shares of Company Stock covered by the SAR. Payment of the amount to which a Participant is entitled upon the exercise of an SAR shall be made in cash, Company Stock, or partly in cash and partly in Company Stock at the discretion of the Committee. The shares shall be valued at their Fair Market Value on the date of exercise.
(c)    SARs awarded under the Plan shall be evidenced by an Award Agreement between the Company and the Participant.
(d)    The Committee may prescribe conditions and limitations on the exercise of any SAR. SARs may be exercised only when the Fair Market Value of a share of Company Stock exceeds the Exercise Price. The Exercise Price under each SAR shall be determined by the Committee but shall be a price not less than 100 percent of the Fair Market Value of Company Stock at the date such SAR is granted.
(e)    An SAR shall be exercisable only by written notice to the Chief Financial Officer of the Company or the Secretary of the Committee, or his or her designee.
(f)    Subject to Article X, the term of each SAR shall not be more than ten years from the date of grant.
To the extent not previously exercised, all SARs shall automatically be exercised on the last trading day prior to their expiration, so long as the Fair Market Value of a share of Company Stock exceeds the Exercise Price, unless prior to such day the holder of an SAR instructs the Chief Financial Officer of the Company or the Secretary of the Committee otherwise in writing.
(g)    Subject to Article X, each SAR shall expire on a date determined by the Committee at the time of grant.
5.8     REPRICING. Except for adjustments made pursuant to Section 12.1 or Section 12.2 of the Plan, in no event may the Board or the Committee, without obtaining shareholder approval: (a) amend the terms of an outstanding Award to reduce the Option Price of an outstanding Option or the Exercise Price of an outstanding SAR; (b) cancel an outstanding Option or SAR in exchange for Options or SARs with an Option Price or Exercise Price, as applicable, that is less than the Option Price or Exercise Price of the original Option or SAR; or (c) cancel an outstanding Option or SAR with an Option Price or Exercise Price, as applicable, which is above the current Fair Market Value of the Company Stock in exchange for cash or other securities.
ARTICLE VI
RESTRICTED STOCK
6.1    AWARD OF RESTRICTED STOCK. The Committee may make a Restricted Stock Award to any Employee and/or Advisor, subject to this Article VI and to such other terms and conditions as the Committee may prescribe.
6.2    RESTRICTION PERIOD. At the time of making a Restricted Stock Award, the Committee shall establish the Restriction Period applicable to such Award. The Committee may establish different Restriction Periods from time to time and each Restricted Stock Award may have a different Restriction Period, in the discretion of the Committee. Restriction Periods, when established for a Restricted Stock Award, shall not be changed except as permitted by Section 6.3.
6.3    OTHER TERMS AND CONDITIONS. Company Stock, when awarded pursuant to a Restricted Stock Award, will be represented in a book entry account in the name of the Participant who receives the Restricted Stock Award. The Participant shall be entitled to receive dividends during the Restriction Period and shall have the right to vote such Restricted Stock and shall have all other Shareholder rights, with the exception that; (i) unless otherwise provided by the Committee, in the case of Restricted Performance Stock, dividends which would otherwise be received during the Restriction Period shall be accrued and paid to the Participant in the same proportion and at the same time as the underlying Restricted Performance Stock vests, if at all; (ii) unless otherwise provided by the Committee, if any dividends are paid in shares of Company Stock, those shares will be subject to the same restrictions as the shares of Restricted Stock with respect to which they were issued; (iii) the Participant will not be entitled to delivery of any stock certificate evidencing the Company Stock underlying the Restricted Stock Award during the Restriction Period; (iv) the Company will retain custody of the Restricted Stock during the Restriction Period; and (v) a breach of a restriction or a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Award will cause a forfeiture of the Restricted Stock Award. The Committee may, in addition, prescribe additional restrictions, terms, or conditions upon or to the Restricted Stock Award including the attainment of Performance Goals in accordance with and as contemplated by Section 4.5.
6.4    RESTRICTED STOCK AWARD AGREEMENT. Each Restricted Stock Award shall be evidenced by an Award Agreement.
6.5    PAYMENT FOR RESTRICTED STOCK. Restricted Stock Awards may be made by the Committee under which the Participant shall not be required to make any payment for the Company Stock or, in the alternative, under which the Participant, as a condition to the Restricted Stock Award, shall pay all (or any lesser amount than all) of the Fair Market Value of the Company Stock, determined as of the date the Restricted Stock Award is made. If the latter, such purchase price shall be paid in cash as provided in the Award Agreement.
ARTICLE VII
AWARDS FOR NON-EMPLOYEE DIRECTORS
7.1    AWARDS TO NON-EMPLOYEE DIRECTORS. The Board shall determine all Awards to Company Directors and the Committee shall determine all Awards to Subsidiary Directors. The Board or the Committee, as the case may be, retains the discretionary authority to make Awards to Non-Employee Directors and any type of Award (other than Incentive Stock Options) may be granted to Non-Employee Directors under the Plan. All such Awards shall be subject to the terms and conditions of the Plan and to such other terms and conditions consistent with the Plan as the Board or the Committee, as the case may be, deems appropriate.
7.2    NO RIGHT TO CONTINUANCE AS A DIRECTOR. None of the actions of the Company in establishing the Plan, the actions taken by the Company, the Board, or the Committee under the Plan, or the granting of any Award under the Plan shall be deemed (i) to create any obligation on the part of the Board or the board of directors of the applicable Subsidiary to nominate any Non-Employee Director for reelection or (ii) to be evidence of any agreement or understanding, express or implied, that the Non-Employee Director has a right to continue as a Non-Employee Director for any period of time or at any particular rate of compensation.

ARTICLE VIII
UNRESTRICTED COMPANY STOCK AWARDS FOR EMPLOYEES AND/OR ADVISORS
8.1    The Committee may make awards of unrestricted Company Stock to Employees and/or Advisors on such terms and conditions as the Committee may prescribe.
ARTICLE IX
AWARD OF PERFORMANCE UNITS
9.1    AWARD OF PERFORMANCE UNITS. The Committee may award Performance Units to any Employee and/or Advisor. Each Performance Unit shall represent the right of a Participant to receive an amount equal to the value of the Performance Unit, determined in the manner established by the Committee at the time of Award.
9.2    PERFORMANCE PERIOD. At the time of each Performance Unit Award, the Committee shall establish, with respect to each such Award, a Performance Period during which performance shall be measured. There may be more than one Performance Unit Award in existence at any one time, and Performance Periods may differ.
9.3    PERFORMANCE GOALS. Performance Units shall be awarded to a Participant and earned contingent upon the attainment of Performance Goals in accordance with and as contemplated by Section 4.5.
9.4    PERFORMANCE UNIT VALUE. Each Performance Unit shall have a maximum dollar value established by the Committee at the time of the Award. Performance Units earned will be determined by the Committee in respect of a Performance Period in relation to the degree of attainment of Performance Goals. The measure of a Performance Unit may, in the discretion of the Committee, be equal to the Fair Market Value of one share of Company Stock.
9.5    AWARD CRITERIA. In determining the number of Performance Units to be granted to any Participant, the Committee shall take into account the Participant's responsibility level, performance, potential, cash compensation level, other incentive awards, and such other considerations as it deems appropriate.
9.6    PAYMENT.
(a)    Following the end of the applicable Performance Period, a Participant holding Performance Units will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Units, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee.
(b)    Awards may be paid in cash or Company Stock, or any combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments at the discretion of the Committee and shall be subject to such other terms and conditions as shall be determined by the Committee.
9.7    PERFORMANCE UNIT AWARD AGREEMENTS. Each Performance Unit Award shall be evidenced by an Award Agreement.
ARTICLE X
GENERAL TERMINATION PROVISIONS
10.1    TERMINATION. Subject to Article XI and unless otherwise specified in the applicable Award Agreement, the following provisions will govern the treatment of a Participant's outstanding Awards following a Participant's Termination.
(a)    Unless otherwise provided by the Committee, if the Participant's Termination is due to Disability or Retirement, all of the Participant's outstanding Options, SARs or Restricted Stock shall become fully vested and, if applicable, exercisable at the time and under the conditions, including attainment of the Performance Goals, as such Options, SARs and Restricted Stock would otherwise vest and become exercisable pursuant to the terms of the Award Agreement; and any Options or SARs that become exercisable pursuant to this Section 10.1(a) may be exercised by the Participant at any time before the earlier of (i) one year after the date such Option or SAR became vested, or (ii) the expiration date of the Award; provided, however, that an Option which is intended to qualify as an Incentive Stock Option will only be treated as such to the extent it complies with the requirements of Section 422 of the Code in respect of the exercise of such Option. Upon the Participant's Termination for any reason other than death, Disability or Retirement, any Awards that are not vested and/or exercisable on the date of such Termination will immediately terminate and be of no further force and effect.
(b)    If the Participant Terminates for any reason other than (i) death, (ii) Disability, (iii) Retirement or (iv) for Cause, such Participant's outstanding SARs or Options may be exercised at any time within three months after such Termination, to the extent of the number of shares of Company Stock covered by such Options or SARs which are exercisable (and have not yet been exercised) at the date of such Termination; except that an Option or SAR shall not be exercisable on any date beyond the expiration date of such Option or SAR.
(c)    Upon a Termination for Cause, any Options and any SARs held by the Participant (whether or not then exercisable) shall expire and any rights thereunder shall terminate immediately. Any non-vested Restricted Stock Awards of such Participant shall immediately be forfeited and any rights thereunder shall terminate.
(d)    Unless otherwise provided by the Committee, upon a Termination due to the Participant's death, all Options, SARs and Restricted Stock not subject to Performance Goals shall immediately vest and, if applicable, become exercisable; a portion of the Options, SARs and Restricted Stock subject to Performance Goals, determined by multiplying the number of shares subject to such Options, SARs and Restricted Stock by a fraction, the numerator of which is the number of whole months elapsed during the Performance Period prior to the Participant's death, and the denominator of which is the number of months in the Performance Period, shall immediately vest; and any SARs and any Options that are then, or become, exercisable may be exercised by the Participant's Personal Representative at any time before the earlier of (i) one year after the Participant's death, or (ii) the expiration date of the Award.
(e)    Upon a Termination due to the Participant's Disability or Retirement, any SARs and any Options that are exercisable at the time of the Participant's Termination may be exercised by the Participant at any time before the earlier of (i) one year after the date of such Termination or (ii) the expiration date of the Award; provided, however, that an Option which is intended to qualify as an Incentive Stock Option will only be treated as such to the extent it complies with the requirements of Section 422 of the Code in respect of the exercise of such Option.
(f)    If a Participant who Terminates due to Retirement dies prior to exercising all of his or her outstanding Options and SARs, then such Options and such SARs may be exercised by the Participant's Personal Representative at any time before the earlier of (i) one year after the Participant's death or (ii) the expiration date of the Award; provided, however, that, an Option which is intended to qualify as an Incentive Stock Option will only be treated as such to the extent it complies with the requirements of Section 422 of the Code in respect of the exercise of such Option.
(g)    Subject to Article XI, a Performance Unit Award shall terminate for all purposes if the Participant Terminates at any time during the applicable Performance Period, except as may otherwise be determined by the Committee. Subject to Article XI, in the event that a Participant holding a Performance Unit Terminates following the end of the applicable Performance Period but prior to full payment according to the terms of the Performance Unit Award, the Performance Unit Award shall terminate except when the Termination is due to death, Disability or Retirement or as may otherwise be determined by the Committee.
ARTICLE XI
CHANGE IN CONTROL OF THE COMPANY
11.1    CONTRARY PROVISIONS. Notwithstanding anything contained in the Plan to the contrary, the provisions of this Article XI shall govern and supersede any inconsistent terms or provisions of the Plan.
11.2    DEFINITION OF CHANGE IN CONTROL. For purposes of the Plan, Change in Control shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code.
11.3    EFFECT OF CHANGE IN CONTROL ON CERTAIN AWARDS.
(a)    If the Company is not the surviving corporation following a Change in Control, and the surviving corporation following such Change in Control or the acquiring corporation (such surviving corporation or acquiring corporation is hereinafter referred to as the “Acquiror”) does not assume the outstanding Options, SARs, Restricted Stock, Restricted Performance Stock or Performance Units or does not substitute equivalent equity awards relating to the securities of such Acquiror or its affiliates for such outstanding Awards, then all outstanding Options and SARs shall become immediately and fully exercisable and all Restricted Stock Awards (other than Restricted Performance Stock Awards) shall become fully vested and all restrictions will immediately lapse. In the case of Restricted Performance Stock and Performance Units, the target payout opportunities under all outstanding Awards of Restricted Performance Stock and Performance Units shall be deemed to have been fully earned based on the target level of performance being attained as of the effective date of the Change in Control. In addition, the Board or its designee may, in its sole discretion, provide for a cash payment to be made to each Participant for the outstanding Restricted Stock, Restricted Performance Stock or Performance Units upon the consummation of the Change in Control, determined on the basis of the Fair Market Value that would be received in such Change in Control by the holders of the Company's securities relating to such Awards. Notwithstanding the foregoing, any Option intended to be an Incentive Stock Option under Section 422 of the Code shall be adjusted in a manner to preserve such status.
(b)    If the Company is the surviving corporation following a Change in Control, or the Acquiror assumes the outstanding Options, SARs, Restricted Stock, Restricted Performance Stock or Performance Units or substitutes equivalent equity awards relating to the securities of such Acquiror or its affiliates for such outstanding Awards, then all such outstanding Awards or such substitutes therefor shall remain outstanding and be governed by their respective terms and the provisions of the Plan.
(c)    If (i) a Participant is Terminated by the Company without Cause or the Participant Terminates for Good Reason within twenty-four (24) months following a Change in Control, and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror has assumed the outstanding Options, SARs, Restricted Stock, Restricted Performance Stock or Performance Units or substituted equivalent equity awards relating to the securities of such Acquiror or its affiliates for such outstanding Awards, then all outstanding Options and SARs or substituted equivalent equity awards shall become immediately and fully exercisable and all outstanding Restricted Stock Awards (other than Restricted Performance Stock Awards ) shall become fully vested and all restrictions will immediately lapse. In the case of Restricted Performance Stock and Performance Units, the target payout opportunities under all outstanding Awards of Restricted Performance Stock and Performance Units shall be deemed to have been fully earned based on the target level of performance being attained.
(d)    If (i) the employment of a Participant with the Company and its Subsidiaries is terminated for Cause within twenty-four (24) months following a Change in Control and (ii) the Company is the surviving corporation following such Change in Control, or the Acquiror has assumed the outstanding Options, SARs, Restricted Stock, Restricted Performance Stock, or Performance Units or substituted equivalent equity awards relating to the securities of such Acquiror or its affiliates for such Awards, then all outstanding Options and SARs held by such Participant shall expire, and any non-vested outstanding Restricted Stock, Restricted Performance Stock or Performance Units shall be forfeited, and any and all rights under all such outstanding Awards shall terminate immediately.
(e)    Outstanding Options or SARs as to which vesting is accelerated in accordance with Section 11.3, may be exercised by the Participant following Termination subject to the provisions of Article X; provided, however, that a Participant whose Options or SARs become exercisable in accordance with Section 11.3(c) may exercise such Options or SARs at any time within one year after such Termination, except that an Option or SAR shall not be exercisable in any event on any date beyond the expiration date of such Option or SAR.
In the event of a Participant's death after such Termination, the exercisability of Options and SARs shall be treated in the same manner as that provided for Termination due to Retirement in Section 10.1(f).
11.4    AMENDMENT OR TERMINATION. This Article XI shall not be amended or terminated at any time if any such amendment or termination would adversely affect the rights of any Participant under the Plan.
ARTICLE XII
MISCELLANEOUS PROVISIONS
12.1    ADJUSTMENTS UPON CHANGES IN STOCK. In case of any reorganization, recapitalization, reclassification, stock split, stock dividend, distribution, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, appropriate adjustments shall be made by the Committee or the Board, as the case may be, (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares and the Option Price per share subject to outstanding Options, the number and kind of shares and the Exercise Price per share subject to outstanding SARs, or the number and kind of shares which may be issued under outstanding Restricted Stock Awards or pursuant to unrestricted Company Stock Awards. Appropriate adjustments shall also be made by the Committee or the Board, as the case may be, in the terms of any Awards under the Plan, subject to Article XI, to reflect such changes and to modify any other terms of outstanding Awards on an equitable basis. Any such adjustments made by the Committee or the Board pursuant to this Section 12.1 shall be conclusive and binding for all purposes under the Plan. Any adjustments made pursuant to this Section 12.1 shall be made consistent with the requirements of Sections 409A of the Code, to the extent applicable.
12.2    AMENDMENT, SUSPENSION, AND TERMINATION OF PLAN.
(a)    The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that any Awards thereunder shall conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendment shall, without Shareholder approval, (i) except as provided in Section 12.1, increase the number of shares of Company Stock which may be issued under the Plan, (ii) expand the types of awards available to Participants under the Plan, (iii) materially expand the class of employees and/or advisors eligible to participate in the Plan, (iv) materially change the method of determining the Option Price of Options or the Exercise Price of SARs; (v) delete or limit the provision in Section 5.8 prohibiting the repricing of Options and SARs; (vi) extend the termination date of the Plan or (vii) be made to the extent that Shareholder approval is required to satisfy any applicable laws or regulations or the rules or standards of any securities exchange, market or other quotation system on or through which the Company Stock is listed or traded. No such amendment, suspension, or termination shall materially adversely alter or impair any outstanding Options, SARs, shares of Restricted Stock, or Performance Units without the consent of the Participant affected thereby.
(b)    The Committee may amend or modify any outstanding Options, SARs, Restricted Stock Awards, or Performance Unit Awards in any manner to the extent that the Committee would have had the authority under the Plan initially to award such Options, SARs, Restricted Stock Awards, or Performance Unit Awards as so modified or amended, including without limitation, to change the date or dates as of which such Options or SARs may be exercised, to remove the restrictions on shares of Restricted Stock, or to modify the manner in which Performance Units are determined and paid. Notwithstanding the foregoing, any amendment or modification of any Award shall be made in accordance with the requirements of Section 409A of the Code, to the extent applicable.
(c)    Notwithstanding the other provisions of this Section 12.2, the Plan and any Award Agreements may be amended without any additional consideration to affected Participants to the extent necessary to comply with, or avoid penalties under, Section 409A of the Code, even if those amendments reduce, restrict or eliminate rights granted prior to such amendments.
12.3    NONUNIFORM DETERMINATIONS. The Committee's (or, if applicable, the Board's) determinations under the Plan, including without limitation, (a) the determination of the Employees, Advisors and Non-Employee Directors to receive Awards, (b) the form, amount, and timing of any Awards, (c) the terms and provisions of any Awards and (d) the Award Agreements evidencing the same, need not be uniform and may be made by it selectively among Employees, Advisors and/or Non-Employee Directors who receive, or who are eligible to receive, Awards under the Plan, whether or not such Employees, Advisors and/or Non-Employee Directors are similarly situated.
12.4    GENERAL RESTRICTION. Each Award under the Plan shall be subject to the condition that, if at any time the Committee shall determine that (a) the listing, registration, or qualification of the shares of Company Stock subject or related thereto upon NASDAQ or any other established stock exchange, market or quotation system or under any state or federal law, (b) the consent or approval of any government or regulatory body, or (c) an agreement by the Participant with respect thereto, is necessary, then such Award shall not become exercisable in whole or in part unless such listing, registration, qualification, consent, approval, or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.
12.5    NO RIGHT TO EMPLOYMENT. None of the actions of the Company in establishing or maintaining the Plan, the actions taken by the Company, the Board or the Committee under the Plan, or the granting of any Award under the Plan shall be deemed (a) to create any obligation on the part of the Company or any Subsidiary to retain any person in the employ of, or continue the provision of services by any person to, the Company or any Subsidiary, or (b) to be evidence of any agreement or understanding, express or implied, that the person has a right to continue as an employee, or advisor for any period of time or at any particular rate of compensation.
12.6    GOVERNING LAW. The provisions of the Plan shall take precedence over any conflicting provision contained in an Award Agreement. All matters relating to the Plan or to Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Ohio without regard to the principles of conflict of laws.
12.7    TRUST ARRANGEMENT. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Participants having no greater rights than the Company's general creditors; provided, however, nothing herein shall prevent or prohibit the Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.
12.8    INDEMNIFICATION OF BOARD AND COMMITTEE. Indemnification of the members of the Board and/or the members of the Committee shall be in accordance with the Code of Regulations of the Company as amended by the Shareholders from time to time.
12.9    NO IMPACT ON BENEFITS. Awards are not compensation for purposes of calculating a Participant's rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.
12.10    BENEFICIARY DESIGNATION. Each Participant may name a beneficiary or beneficiaries to receive or exercise any vested Award that is unpaid or unexercised at the Participant's death. Unless otherwise provided in the beneficiary designation, each designation will revoke all prior designations made by the same Participant, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If a Participant has not made an effective beneficiary designation, the deceased Participant's beneficiary will be the Participant's surviving spouse or, if none, the deceased Participant's estate. The identity of a Participant's designated beneficiary will be based only on the information included in the latest beneficiary designation form completed by the Participant and will not be inferred from any other evidence.
12.11    TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event arising as a result of an Award granted hereunder, a Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Company Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
12.12    SECTION 409A OF THE CODE. It is intended that the Plan comply with, or be exempt from, Section 409A of the Code, as the case may be, and the Plan will be interpreted, administered and operated consistent with this intent. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to any Participant. None of the Company, any Subsidiary, the Board or the Committee shall have any liability to any person in the event the Plan fails to comply with the requirements of Section 409A of the Code at any time.
The Company may accelerate the time or schedule of a distribution to a Participant at any time the Plan fails to meet the requirements of Section 409A of the Code and the regulations promulgated thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.
12.13    CLAWBACK. Notwithstanding any other provisions in the Plan, any Award which is subject to recovery under any law, governmental regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, governmental regulation or stock exchange listing requirement (or any policy adopted by the Company whether or not such adoption was pursuant to any such law, governmental regulation or stock exchange listing requirement).

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945		Company #

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OF THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” All Director Nominees Listed In Item 1, and “FOR” the Proposals in Items 2, 3 and 4.

1.	Election of directors for a three-year term expiring in 2016	01	David L. Mead	03	Thomas J. Wolf	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		02	Susan D. Rector

ò	Please fold here - Do not separate	ò

(Instruction: To withhold authority to vote for any individual nominee(s), mark “Vote FOR all nominees (except as marked)” and write the number(s) of the nominee(s) in the box provided to the right.)

2.	Advisory resolution to approve the compensation of Peoples' named executive officers as disclosed in the Proxy Statement for the 2013 Annual Meeting of Shareholders.
		☐	For	☐	Against	☐	Abstain

3.	Approval of the Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan.
		☐	For	☐	Against	☐	Abstain

4.	Ratification of the appointment of Ernst & Young LLP as Peoples' independent registered public accounting firm for the fiscal year ending December 31, 2013.
		☐	For	☐	Against	☐	Abstain
THE COMMON SHARES REPRESENTED BY THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED (EXCEPT IN THE CASE OF COMMON SHARES HELD UNDER PEOPLES' RETIREMENT SAVINGS PLAN AND BROKER NON-VOTES, WHERE APPLICABLE) FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN ITEM NO. 1, FOR THE PROPOSAL IN ITEM NO. 2, FOR THE PROPOSAL IN ITEM NO. 3, AND FOR THE PROPOSAL IN ITEM NO. 4. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE INDIVIDUALS DESIGNATED TO VOTE THE COMMON SHARES REPRESENTED BY THIS PROXY CARD, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS OF PEOPLES MAY RECOMMEND.

Date	Signature(s) in box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PEOPLES BANCORP INC.
ANNUAL MEETING OF SHAREHOLDERS
Thursday, April 25, 2013
10:00 a.m., Eastern Daylight Saving Time
Lafayette Hotel
101 Front Street
Marietta, OH 45750

Peoples Bancorp Inc.
P.O. Box 738
Marietta, OH 45740	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders to be held on April 25, 2013.
The common shares of Peoples Bancorp Inc. (“Peoples”) as to which you have voting authority, including those held on your behalf in a trust account, under Peoples' Dividend Reinvestment and Stock Purchase Plan, or under Peoples' Retirement Savings Plan, will be voted as you specify on the reverse side of this proxy card.
If no choice is specified, the common shares of Peoples represented by this proxy card will be voted, except in the case of common shares held under Peoples' Retirement Savings Plan and broker non-votes, where applicable, “FOR” the election of all director nominees listed in Item No. 1, “FOR” the proposal in Item No. 2, “FOR” the proposal in Item No. 3, and “FOR” the proposal in Item No. 4.
Notice to Participants in Peoples' Retirement Savings Plan: If you participate in Peoples' Retirement Savings Plan, by completing and signing this proxy card or providing voting instructions by the Internet or telephone you will be deemed to have instructed the trustee of the Retirement Savings Plan how to vote common shares that have been allocated to your account. If you do not provide voting instructions by 11:59 p.m., Central Daylight Saving Time, on April 21, 2013, the trustee will not vote the common shares allocated to your account.
By signing this proxy card, you revoke all prior proxies to vote the common shares of Peoples you are entitled to vote at the Annual Meeting of Shareholders and appoint Richard Ferguson and Charles W. Sulerzyski, and each of them with full power of substitution, as your proxies to attend the Annual Meeting of Shareholders and vote your common shares of Peoples on the matters shown on the reverse side and in their discretion, to the extent permitted by applicable law, on any other matters (none known at the time of solicitation of this proxy) which may properly come before the Annual Meeting of Shareholders.
Peoples Bancorp® is a federally registered service mark of Peoples Bancorp Inc. The three arched ribbons logo is a federally registered service mark of Peoples Bank, National Association.
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your telephone or Internet voting instructions authorize the named proxies to vote your common shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/pebo	1-800-560-1965

Use the internet to provide voting instructions until 11:59 p.m. (CDST) on April 24, 2013, or 11:59 p.m. (CDST) on April 21, 2013 in the case of common shares held under Peoples' Retirement Savings Plan.

Use a touch-tone telephone to provide voting instructions until 11:59 p.m. (CDST) on April 24, 2013, or 11:59 p.m. (CDST) on April 21, 2013 in the case of common shares held under Peoples' Retirement Savings Plan.
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.